    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1998

                                                      REGISTRATION NO. 333-63755
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------


                                AMENDMENT NO. 6

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                   7375                                  51-0384117
     (STATE OF INCORPORATION)               (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
                                            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  ANDREAS EDER
                            STEFAN-GEORGE-RING 19-23
                             81929 MUNICH, GERMANY
                                49-89-9931-5105

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

   MICHAEL H. CHANIN, ESQ.             HUBERT BESNER                  GUIDO SANDLER
  POWELL, GOLDSTEIN, FRAZER        BESNER KREIFELS WEBER        BERLINER EFFEKTENBANK AG
        & MURPHY LLP                 WIDENMAYERSTR 41              KURFUERSTENDAMM 119
  1001 PENNSYLVANIA AVENUE,        80538 MUNICH, GERMANY          10711 BERLIN, GERMANY
            N.W.                      49-89-219-9920                 49-308-902-1300
   WASHINGTON, D.C. 20004
        202-624-7235

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                          ---------------------------
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
                          ---------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS           AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
    OF SECURITIES              TO BE               OFFERING PRICE            AGGREGATE              REGISTRATION
  TO BE REGISTERED        REGISTERED(1)(2)            PER UNIT             OFFERING PRICE               FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock (par
value $.001 per
share)...............     1,800,000 shares              $27                 $48,600,000              $20,650(2)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------



(1) Includes 300,000 shares issuable to cover oversubscriptions.

(2) Paid to the Commission on September 18, 1998. The registration statement originally contemplated sale of 3,500,000 shares.
                          ---------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                             CROSS-REFERENCE SHEET

I.     Forepart of the Registration Statement and  Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus      Outside Front Cover Page of Prospectus

II.    Inside Front and Outside Back Cover Pages   Inside Front and Outside Back Cover Pages
         of Prospectus                               of Prospectus

III.   Summary Information, Risk Factors and       Prospectus Summary; Selected Consolidated
         Ratio of Earnings to Fixed Charges          Financial Data and Risk Factors (Ratio
                                                     of Earnings to Fixed Charges not
                                                     applicable)

IV.    Use of Proceeds                             Use of Proceeds

V.     Determination of Offering Price             Underwriting, Outside Front Cover of
                                                     Prospectus

VI.    Dilution                                    Dilution

VII.   Selling Security Holders                    Not Applicable

VIII.  Plan of Distribution                        Front Cover Page of Prospectus;
                                                     Underwriting

IX.    Description of Securities to be Registered  Description of Capital Stock

X.     Interest of Named Experts and Counsel       Experts; Legal Matters

XI.    Information with Respect to the Registrant  Business; Legal Matters; Price Range of
                                                     Range of Common Stock; Consolidated
                                                     Financial Statements; Prospectus
                                                     Summary; Selected Consolidated Financial
                                                     Data; Management's Discussion and
                                                     Analysis of Financial Condition and
                                                     Results of Operations; Management;
                                                     Principal Stockholders

PROSPECTUS


                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.
                        1,500,000 SHARES OF COMMON STOCK
                         ------------------------------


     This Prospectus relates to the offering (the "Offering") of 1,500,000 shares of common stock, $0.001 par value per share (the "Common Stock" or the "Shares") of Cybernet Internet Services International, Inc., a Delaware corporation (the "Company"), all of which are being offered by the Company to non-U.S. persons outside of the United States on a "best efforts, all or none" basis. The Common Stock currently is quoted on the Nasdaq OTC Bulletin Board (the "Bulletin Board") under the symbol "ZNET". On December 1, 1998, the last reported sale price of the Common Stock on the Bulletin Board was $34.5 per share. The Common Stock is also traded on the Freiverkehr of the Berlin and Munich Stock Exchanges under the security number WP-Kenn-Nr. 906 623. On December 1, 1998, the last reported sale of the Common Stock on the Berlin Stock Exchange was $32.23 per share and $32.28 per share on the Munich Stock Exchange (assuming an exchange rate of 1.75 Deutsche Marks for each $1.00)--see page 5, footnote 1. Application has been made to include the Common Stock for listing on the Neue Markt of the Frankfurt Stock Exchange, and closing of the Offering will take place when the prerequisites for listing have been met.


          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
        AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS"--PAGE 7.
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                AND EXCHANGE COMMISSION OR ANY STATES SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.



---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                                    UNDERWRITING     PROCEEDS TO
                                                  PRICE TO PUBLIC   DISCOUNT(1)    COMPANY(2)(3)(4)
---------------------------------------------------------------------------------------------------
Per Share.......................................     $27.00            $1.62          $25.38
---------------------------------------------------------------------------------------------------
Total...........................................   $40,500,000      $2,430,000      $38,070,000
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------


(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933.


(2) Before deducting estimated expenses of $750,000 payable by the Company.


(3) The Shares are offered by the Berliner Effektenbank AG, Berlin (the "Underwriter") as agent for the Company, on a "best efforts, all or none" basis, for a period of 45 days (which period may be extended for an additional 30 days by mutual agreement of the Company and the Underwriter) (the "Offering Period") from the effective date of the registration statement of which this Prospectus forms a part (the "Registration Statement"). All funds received by the Underwriter will be deposited no later than noon on the next business day following their receipt by the Underwriter in a separate account, to be held in escrow for the subscribers of the Shares. If no closing takes place during the Offering Period, then all funds promptly will be returned to the subscribers thereof without any deduction therefrom but with interest earned thereon. During the Offering Period subscribers have no right to the return of their subscription. In the event that the Offering is oversubscribed, completed subscriptions will be accepted on a first come, first served basis.

(4) The Company and the Underwriter have agreed that in the event of oversubscriptions, up to an additional 300,000 Shares may be sold during the Offering Period at the price set forth in this Prospectus.

                         -----------------------------------


     The Common Stock is being offered by the Underwriter, as agent for the Company on a "best efforts, all or none" basis, subject to prior sale, withdrawal, or cancellation of the Offering without notice. The Underwriter reserves the right to reject any order for the Common Stock offered hereby, in whole or in part. The shares of Common Stock offered hereby will be delivered in book-entry form through the facilities of Deutsche Borse Clearing AG, at the closing of the Offering.


                        BERLINER EFFEKTENBANK AG, BERLIN


                The date of this Prospectus is December 1, 1998

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     Prior to the Offering, the Company was not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subsequent to the Offering, the Company will register its common stock under the Exchange Act and will become subject to such requirements and, in accordance therewith, will be required to file reports and other information with the Commission. Reports and other information filed with the Commission, including copies of the Registration Statement, may be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2551 and Room 1300, 7 World Trade Center, New York, New York 10048. Copies of such material at prescribed rates will also be available by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent certified public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof, copies of which may be obtained from the Commission as indicated above.

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectuses: one to be used in connection with sales of the Company's securities in Germany and certain other foreign countries (the "International Prospectus"), and one to be used to comply with post-offering prospectus delivery requirements relating to resales of the Company's securities into the United States as well as for sales of the Company's securities in certain foreign countries (the "U.S. Prospectus"). The International Prospectus, on the basis of which the Common Stock will be admitted to trading on the Neue Markt of the Frankfurt Stock Exchange, contains, in addition to the U.S. Prospectus, an alternate outside front cover, a German offering, the alternate pages, Part II of the Registration
Statement -- Information Not Required in this Prospectus, and a Statement to the effect that the Common Stock has been admitted to trading on the Neue
Markt -- the German Admission Clause.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Prospectus including the information under "Risk Factors".

                                  THE COMPANY

     The Company is a leading provider of international Internet backbone and access services and network business solutions to companies in Germany, Austria and Northern Italy. In addition to backbone and access, it offers a full range of solutions and services, which business customers are likely to require to establish and maintain their Internet related systems. Among the specific services and solutions offered by the Company are virtual private networks, web-hosting, co-location services, security solutions, electronic commerce solutions and services, Intranet solutions and workflow solutions. The Company offers consulting, complete design and installation, training, technical support, operation and monitoring of systems. In addition, the Company sells on a turnkey basis customer premise equipment required to connect to the Internet, such as routers, servers and other hardware.

     The Company maintains geographically distributed, state-of-the-art Internet nodes connected to a redundant high performance backbone infrastructure. Utilizing a combination of leased and Company owned lines and equipment, it helps businesses reduce telecommunications costs by offering access to the world wide Internet through dedicated leased lines at more than 100 nodes. For smaller enterprises, it offers a system of more than 90 dial-up nodes with ISDN or analog modem ports. These nodes permit local dial-up access to a majority of the population of Germany and Austria. The Company currently provides services to approximately 6,000 customers, an increase from approximately 4,300 customers at December 31, 1997, 3,000 customers at June 30, 1997, and 1,460 customers at December 31, 1996.

     The Company has grown through internal growth and acquisitions, and the Company continues to seek additional acquisitions which will permit expansion of the type and quality of the services offered, of the geographical areas in which those services are offered, and increased penetration of the Company's current markets. Significant acquisitions to date include the acquisition of Artwise GmbH ("Artwise"), a wholly-owned German company which provides Intranet messaging and workflow solutions, and whose operations have been fully integrated with the Company's; Eclipse s.r.l. ("Eclipse"), a 66% owned Internet Service Provider ("ISP") in Northern Italy; and Open:Net Internet Solutions GmbH ("Open:Net"), a wholly-owned ISP in southwest Germany. Concurrent with the closing of the Offering, the Company will acquire 100% of Vianet EDV Dienstleistungs GmbH ("Vianet") an Austrian ISP. The proceeds of the Offering will be used in part to pay the cash portion of the purchase price for Vianet and to pay the final cash amount due for the Open:Net acquisition.

     The Company's business began with the formation of Cybernet Internet Dienstleistungen AG ("Cybernet AG"), a privately held German stock company. Cybernet AG was organized in December, 1995, and commenced significant operations in 1996. On September 17, 1997, Cybernet AG was acquired by Cybernet Internet Services International, Inc., a Utah corporation, organized on September 27, 1983 ("Cybernet Utah"). At the time that it acquired Cybernet AG, Cybernet Utah had no material business activities, assets or liabilities. Effective November 18, 1998, Cybernet Utah was merged into the Company, and the Company is the surviving entity of the merger. Unless the context otherwise requires, the term "Company" or "Cybernet" refers to Cybernet Internet Services International, Inc., its consolidated subsidiaries and its Utah and German predecessors. The Company has agreed to purchase all of the issued and outstanding shares of capital stock of Vianet, which acquisition (the "Vianet Acquisition") will be consummated concurrently with consummation of the sale of the shares offered hereby. The information presented in this Prospectus assumes that the Vianet Acquisition has been consummated.

     The Company's principal executive offices are located at Stefan-George-Ring 19-23, 81929 Munich, Germany, and the Company's registered address in the United States is CSC, 1013 Centre Road, Wilmington, Delaware 19805. The Company maintains various sites on the Internet's world wide web. Information contained in the Company's world wide web sites shall not be deemed to be part of this Prospectus.

                                  THE OFFERING

Common Stock offered................     1,500,000 shares

Common Stock to be outstanding after
the Offering........................     18,462,138 shares (does not include
                                         300,000 shares to be issued in
                                         connection with the Vianet Acquisition)

Use of proceeds.....................     The Company will utilize approximately
                                         $7.3 million of the net proceeds of the
                                         Offering to make acquisitions. Of this
                                         amount, $4.3 million will be used to
                                         pay the cash portion of the purchase
                                         price of the Vianet Acquisition,
                                         $585,750 will be used to make the
                                         remaining cash payment required for the
                                         Open:Net acquisition(1), and the
                                         remainder will be used for additional
                                         acquisitions. The Company will utilize
                                         the balance: to expand infrastructure
                                         and to acquire equipment, including the
                                         equipment necessary to become licensed
                                         as a telephone carrier in Germany, and
                                         for working capital.

Listings............................     The Common Stock is quoted on the
                                         Bulletin Board under the symbol "ZNET".
                                         It is also traded on the Freiverkehr
                                         (i.e. the over-the-counter markets), of
                                         the Berlin and Munich Stock Exchanges.
                                         It is anticipated that the Common Stock
                                         will also be listed on the Neue Markt
                                         of the Frankfurt Stock Exchange.
                                         See -- The German Equity Market.
---------------
(1) The purchase agreements provide for payment of the cash portion of the purchase prices in Deutsche Marks ("DM"). For purposes of this Prospectus, foreign currency amounts not presented in the audited, unaudited or pro forma financial statements contained herein, or derived from such financial statements, are translated into U.S. dollars at an exchange rate of 1.75 DM for each U.S. dollar. Foreign currency amounts presented in the audited, unaudited or pro forma financial statements are translated into U.S. dollars in the manner described in Note 2 of Notes to the Consolidated Financial Statements.

                                    RISK FACTORS

     Before purchasing shares of Common Stock offered hereby, investors should consider the matters set forth under "Risk Factors".

                         SUMMARY FINANCIAL INFORMATION

SUMMARY HISTORICAL AND PRO FORMA SELECTED CONSOLIDATED FINANCIAL STATEMENT DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             NINE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                           --------------------------   ---------------------------
                                                            PRO FORMA                     PRO FORMA
                                           1996     1997     1997(1)    1997     1998      1998(2)
                                           -----   ------   ---------   -----   -------   ---------
STATEMENT OF OPERATIONS DATA:
Revenue
     Internet Projects...................  $ 217   $1,598    $ 4,026    $ 699   $ 3,118    $ 3,579
     Network Services....................     91      716      3,441      285     2,260      4,905
                                           -----   ------    -------    -----   -------    -------
          Total revenue..................    308    2,314      7,467      984     5,378      8,484
Gross profit (loss)......................    (55)    (180)     2,001     (297)      192      1,502
Net loss.................................   (284)    (984)    (2,065)    (568)   (2,779)    (3,647)
Basic and diluted loss per share.........  $(.12)  $ (.12)   $  (.21)   $(.10)  $  (.18)   $  (.21)

                                                              SEPTEMBER 30, 1998
                                                              -------------------
                                                                           PRO
                                                               ACTUAL    FORMA(3)
                                                              --------   --------
BALANCE SHEET DATA:
Working capital (deficiency)................................  $  2,567   $(2,197)
Total assets................................................    33,247    38,891
Long-term debt (including capital lease obligations)........     1,134     1,134
Shareholders' equity........................................    21,057    21,057

---------------
(1) Gives effect to the following as if each had occurred January 1, 1997: (i) acquisitions completed during the year ended December 31, 1997 (the "1997 Acquisitions"), and (ii) the pending acquisition of Vianet and the acquisition of Open:Net (the "1998 Acquisitions"). See "Use of Proceeds" and the Pro Forma Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

(2) Gives effect to the 1998 Acquisitions as if they had occurred on January 1, 1998.

(3) Gives effect to the Vianet acquisition as if it had occurred on September 30, 1998.

                                  RISK FACTORS

     Before purchasing shares of Common Stock offered hereby, a prospective investor should consider, among other things, the following factors:

     Future Acquisitions. The Company anticipates utilizing approximately $7.3 million of the estimated $34.5 million net proceeds of the Offering (assuming a $25 per share offering price) for acquisitions. Of this amount, $4.3 million will be used to pay the cash portion of the purchase price for Vianet and $585,750 will be used to pay the final cash amount due for the Open:Net acquisition. See "Use of Proceeds". The Company has no formal commitments to acquire additional businesses. Accordingly, the Company will have to rely on management to select future acquisition candidates. There can be no assurance that suitable acquisition candidates can be identified or that such acquisitions will be made successfully. In order to make future acquisitions, the Company may be required to incur significant debt or to issue additional shares of stock, thereby diluting existing shareholders. See "Risk Factors -- Discretionary Authority Over Use of Net Proceeds; No Specified Use of Proceeds -- Risks Associated with Business Expansion; Uncertainty of Acceptance of Services."

     No Dividends. The Company has never paid cash dividends on its Common Stock. It intends to retain future earnings to fund growth of its business and does not anticipate paying any cash dividends on shares of Common Stock in the foreseeable future. If and when the Company determines to pay cash dividends, it will rely upon its subsidiaries to generate the necessary cash. Moreover, even if the Company determines to pay cash dividends to the holders of Common Stock it must first pay accrued dividends to the holders of the Series A and Series B Preferred Stock before paying dividends on the Common Stock. See "Dividend Policy".

     Limitation of Liability; Indemnification of Directors and Officers. The Company's Certificate of Incorporation: (i) eliminates the personal liability of the directors of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL") (Article Tenth, Limitation of Liability), and (ii) provides that the Company shall indemnify, to the fullest extent permitted by the GCL, any and all persons whom it shall have the power to indemnify under the GCL from all expenses, liabilities or other matters referred to in, or covered by, the GCL (Article Twelfth, Indemnification).

     No Commitment to Purchase Securities; Escrow of Subscription
Proceeds. Under the terms of the Offering, the Underwriter is offering the Shares on a "best efforts, all or none" basis. Unless subscriptions are received for all of the Shares, none of the Shares will be issued and the Offering will be withdrawn. No person is committed to purchase any of the Shares. Under the terms of the Offering, subscribers' funds will be returned to subscribers, with interest earned thereon and without deduction therefrom, if subscriptions for all of the Shares are not received during the 45 day offering period (which period may be extended for an additional 30 days.) Any such return of subscription will be made within seven days after termination of the Offering Period. During the Offering (or any extension thereof), subscribers will have no right to the return of their subscriptions. See "Underwriting".

     New Underwriter. The Underwriter is not registered with the Commission as a broker-dealer under the Securities Exchange Act of 1934 ("Exchange Act"). It was organized in October 1997 and has not underwritten any firm commitment offerings. It has completed 5 offerings, on a best effort (all or none) basis. The above factor may adversely affect the liquidity of the Shares. The Underwriter has completed all of the offerings it has undertaken.

     History of Losses. The Company started operations in 1996. The Company has incurred net losses since its inception, and management expects to incur significant additional losses as the Company continues its investment and acquisition program, as well as the building of its infrastructure. Since its inception, the Company has not generated positive cash flow from operations. Prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Common Stock offered hereby. For the years ended December 31, 1996, and December 31, 1997, the Company reported net losses of $283,778 and $983,840, respectively. For the nine months ended September 30, 1998, the Company reported a net loss of $2,779,090. For the two years ending December 31, 1997, the Company reported cumulative cash used by operating activities of $2,069,665. The Company expects to generate negative operating cash flow for at least the next several years while it continues to make acquisitions and invest in telecommunications infrastructure. The extent to which the Company experiences negative cash flow will depend upon a number of factors, including the number and size of its acquisitions and investments, the ability to generate increasing revenues and cash flow, the amount of expenditures incurred, and any adverse developments. The Company may be dependent on various financing sources to fund its growth as well as continued losses from operations. There can be no assurance that the Company will achieve or sustain positive operating cash flow or generate net income in the future. To achieve profitability, the Company must, among other things, develop and market products and services which are accepted on a broad commercial basis. Given the Company's limited operating history, there can be no assurance that the Company will ever achieve broad commercial acceptance or profitability.

     Availability or Reliability of Information about Acquisitions. Businesses which the Company may acquire typically do not have audited financial statements and have varying degrees of internal controls and detailed financial information. The pro forma financial information in this Prospectus includes financial information concerning the acquisition of Open:Net for which audited financial statements are not presently available. While the Company believes such information to be reliable, the Company has only recently acquired that company. There can be no assurance that a subsequent audit will not reveal matters of significance, including with respect to liabilities, contingent or otherwise. The Company's business strategy involves continued and potentially rapid acquisitions. While the Company is not currently party to any acquisition agreements, the Company is seeking additional acquisition candidates. Accordingly, the Company expects that, from time to time in the future, it will enter into additional acquisition agreements, the pro forma effect of which is not known, cannot be predicted and has not been included herein. The Company's completion of additional acquisitions may have a material impact on the financial information set forth herein. There can be no assurance as to the number, timing or size of future acquisitions, if any, or the effect any such acquisitions would have on the Company's operating or financial results.

     Requirements for Additional Capital. The Company's operations have required and will continue to require substantial capital for investments, including additional acquisitions, the deployment of the Company's infrastructure, and the funding of capital expenditures for expansion of services. In order to continue funding the Company's investment program, as well as product development, marketing, sales and customer support capabilities over the longer term, the Company is relying upon the proceeds of the Offering. There can be no assurance that such proceeds will be adequate and the Company may require substantial funds in addition to the proceeds of the sale of Common Stock offered hereby. To a significant extent, future acquisitions will, depend upon the Company's ability to acquire other businesses for stock or other securities of the Company, to obtain outside sources of financing, or to make future offerings of securities. The Company would need to meet its additional capital needs with sales of additional equity securities and borrowings. The failure to raise and generate sufficient additional funds could require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the Internet and telecommunications industry. No assurance can be given that the Company will have sufficient cash flow or capital available to maintain its current or future growth plans or operations.

     Management of Growth; Integration of Acquisitions and Investments; Challenges of Growth by Acquisitions. The Company is currently experiencing a period of rapid expansion. The rapid growth of the Company's business and its product and service offerings has placed, and is likely to continue to place, a significant strain on the Company's managerial, operating, financial and other resources. In addition, the Company may be required to manage multiple relationships with a growing number of third parties as it seeks to increase its service offerings. The Company's future performance will depend, in part, upon its ability to manage its growth effectively. The Company's ability to manage its growth effectively will require it to continue to expand its operating and financial procedures and controls, to replace or upgrade its operational, financial and management information systems, and to attract, train, motivate, manage and retain key employees. Failure to develop adequate operational and control systems or to attract and retain highly qualified management, financial, technical, sales and marketing and customer service personnel could materially adversely affect the Company's ability to integrate the companies it has acquired and will continue to acquire, and could have a material adverse effect on the Company's business, financial condition and results of operations. While the Company anticipates that it will recognize various economies and efficiencies of scale as a result of acquisitions and the integration of the businesses it has acquired and may acquire in the future, the process of consolidating the businesses and implementing the strategic integration, even if successful, may take a significant period of time, will place a significant strain on the Company's resources, and could subject the Company to additional expenses during the integration process. There can be no assurance that the Company will be able to integrate the companies it has acquired successfully or in a timely manner in accordance with its strategic objectives, or that the Company's management, personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. The Company's business strategy is dependent, in part, upon its ability to continue to successfully identify and acquire ISPs and other businesses that meet the Company's criteria in order to optimize its market presence in the regions it currently serves and to expand to other European countries. In pursuing such acquisitions, the Company may compete with other companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than the Company. Competition for acquisitions is based on a number of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock, or other forms of consideration and other matters. No assurance can be given that the Company will be able to successfully identify suitable companies or, once identified, will be able to consummate acquisitions of those targets on terms and conditions acceptable to the Company.

     Competition; Pricing Fluctuation. Other companies, including telecommunications carriers and other ISPs, may offer competitive products and services at lower prices, which could affect the Company's ability to maintain its price structure and its ability to generate profits. See
"Business -- Competition".

     Dependence upon Implementation of Network Infrastructure. The Company's success will depend upon its ability to complete the implementation of and to continue to expand its network infrastructure and support services in order to supply sufficient geographic reach, capacity, reliability and security at an acceptable cost. The continued development and expansion of the Company's network will require that it either enter into additional agreements, on acceptable terms and conditions, with the various providers of infrastructure capacity and equipment and support services or independently develop such infrastructure. No assurance can be given that any or all of the requisite agreements can be obtained on satisfactory terms and conditions or that the Company will have the necessary capital and regulatory clearances to develop the infrastructure.

     Following current industry practice, the Company has peering arrangements with a number of other ISPs, by which the ISPs agree to carry each other's traffic without paying transit costs. Although unlikely, this industry practice may change and companies that have previously offered peering may cut back or eliminate peering relationships, establishing new and more restrictive criteria for peering. Furthermore, if additional requirements associated with maintaining peering with the major ISPs develop, the Company may have to comply with those additional requirements in order to continue to maintain its peering relationships. Thus, the Company would incur additional costs, which would reduce its profit margin.

     The Company also anticipates that future expansions and adaptations of its network infrastructure may be necessary in order to realize savings in operating costs and to respond to growth in the number of customers served, increased demands to transmit larger amounts of data and changes to its customers' product and service requirements. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and managerial resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet the industry's evolving standards or its customers' growing demands and changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that the Company will be able to deploy successfully any expanded and adapted network infrastructure. Moreover, there is no assurance that the Company will be able to integrate its network as anticipated. In addition, expansion and adaptation of the Company's network infrastructure, which are intended to realize cost savings, may not result in realization of the expected cost savings or such cost savings may be delayed, adversely affecting profits.

     Entry by the Company into a new telecommunications market, such as telephone service, may place the Company in direct competition with the providers of telecommunications services to the Company such as Deutsche Telecom AG ("DT"), adversely affecting the Company's relationship with such carriers and endangering the Company's business to serve customers.

     Dependence on Key Personnel; Limited Senior Management Resources. The Company is highly dependent upon the efforts of its senior management team, the loss of any of whom could impede the achievement of product development and marketing objectives and could have a material adverse effect on the Company. A number of persons on the management team and key employees have entered into employment agreements with the Company. However, those agreements, except for certain directors, do not contain non-compete clauses. The Company believes that its future success will depend, in large part, on its ability to attract and retain qualified technical and marketing personnel. Competition for such personnel is intense in the areas of the Company's activities. There can be no assurance that the Company will be able to attract and retain the personnel necessary for the development and integration of its business. Delays in hiring such personnel could delay the achievement of development and marketing objectives. The loss of the services of key personnel, or the failure to attract additional personnel as required, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain any key person insurance for its executives. See
"Business -- Management".

     Risk of System Failure. The Company's operations are dependent upon its ability to protect its network infrastructure and customers' equipment against damage from human error, fire, earthquakes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Despite precautions taken by and planned to be taken by the Company, the occurrence of a natural disaster or other unanticipated problems at one or more of the Company's centers could result in interruptions in the services provided by the Company or significant damage to customer equipment. In addition, failure of any of the Company's telecommunications providers to provide the data communications capacity required by the Company, as a result of human error, a natural disaster or other operational disruption, could result in interruptions in the Company's services. Any damage to, or failure of, the systems of the Company or service providers upon which it relies, could result in reductions in, or terminations of, services supplied to the Company's customers, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company's reputation could be materially adversely affected.

     With respect to its electronic commerce activities, the Company's success, in particular its ability to successfully receive and fulfill orders and provide high quality customer service, largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. The Company does presently have a number of redundant and mission-critical systems, but does not have a formal disaster recovery plan and does not carry business interruption insurance. Redundant systems duplicate the functions of other systems and can be immediately deployed in case of a failure by the primary system. Such redundancies are designed to eliminate the possibility of an interruption in customer service and are maintained by the Company even where the primary systems are highly reliable in order to meet customer expectations of uninterrupted service. The Company's redundant systems include telephone lines which carry the most significant portions of the Company's traffic, its routers and its servers. Mission critical systems are designed to prevent loss of a system on a permanent basis. An example of such a system includes back-up data bases which are created and maintained by the Company. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fill customer orders. The occurrence of any of the foregoing risks could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Security Risks. SYSTEM SECURITY RISKS -- A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Certain of the Company's services rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. Despite the Company's design and implementation of a variety of network security measures, there can be no assurance that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur.

     There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations.

     The costs required to eliminate computer viruses and alleviate other security problems could be prohibitive and the efforts to address such problems could result in interruptions, delays or cessation of service to the Company's customers, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     GLOBAL SECURITY RISKS -- Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage the Company's reputation and expose the Company to a risk of loss or litigation and possible liability.

     Dependence on the Internet; Uncertain Adoption of Internet as a Medium of Commerce and Communications. The Company's products and services are targeted toward users of the Internet. Use of the Internet has experienced rapid growth. As is typical in the case of a new and rapidly evolving industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. While the Company believes that European companies will adopt this new technology with the same enthusiasm as in the United States, there is no assurance that the European market will develop in the same manner. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market targeted by the Company. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons including, among others, inconsistent quality of service, lack of availability of cost effective, high speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet, and a lack of tools to simplify Internet access and use. In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date, and there can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information.

     The Company is also at risk as a result of fundamental technological changes in the way Internet solutions may be marketed and delivered. Integrating technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its network infrastructure. While the Company believes that its plan of combining telecommunications and Internet services offers significant advantages for medium sized companies, there can be no assurance that commerce and communications over the Internet will become widespread, or that the Company's offered Internet access and telecommunications services will be widely adopted for these purposes. The failure of the market for business related Internet solutions to continue to develop would adversely impact the Company's business, financial condition and results of operations.

     In addition, new technologies or industry standards have the potential to replace or provide lower cost alternatives to the Company's existing products and services. The adoption of such new technologies or industry standards could render the Company's existing products and services obsolete and unmarketable. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services offered by the Company are not broadly accepted, the Company's business, operating results and financial condition will be materially adversely affected.

     Rapid Technological Change; Evolving Industry Standards. The Company's future success will depend, in part, on its ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of its current and prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost effective basis. The market for the Company's services is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to incorporate such advances on a cost effective and timely basis into its business. Moreover, technological advances may have the effect of encouraging certain of the Company's current or future customers to rely on in-house personnel and equipment to furnish the services currently provided by the Company. In addition, keeping pace with technological advances in the Company's industry may require substantial expenditures and lead time.

     The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products, services and architectures offered by various vendors. There can be no assurance that industry standards will be established or that, if they become established, the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. The failure of the Company to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that products, services or technologies developed by others will not render the Company's services non-competitive or obsolete.

     If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, prospects, financial condition and results of operations would be materially adversely affected. See "Business -- The Internet in Germany and Europe".

     Potential Liability for Information Disseminated over Networks; Regulatory Matters. The law relating to liability of ISPs for information carried on or disseminated through networks is currently unsettled. A number of lawsuits have sought to impose such liability for material deemed to be socially harmful. In particular, one lower court in Germany, where the majority of the Company's operations are located, has recently found the manager of an ISP liable for the contents of materials which were not removed from an ISP's news-server, despite requests from government authorities.

     The imposition of potential liability for materials carried on or disseminated through the Company's network could require the Company to implement measures to reduce its exposure to such liability. Such measures may require the expenditure of substantial resources or the discontinuation of certain product or service offerings, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

     Dependence Upon Suppliers. The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment which, in the quantities and quality demanded by the Company, are available only from limited sources. For example, the Company currently relies on Cisco Systems to supply routers critical to the Company's network, and the Company could be adversely affected if routers from Cisco were to become unavailable on commercially reasonable terms. Info AG, a potential competitor, and DT, a competitor, are the Company's primary providers of data communications facilities and network capacity. The Company is also dependent upon telecommunications carriers, which often are competitors of the Company, to provide telecommunications services and lease physical space to the Company for routers, modems and other equipment. There can be no assurance that, on an ongoing basis, the Company will be able to obtain such services on the scale and within the time frames required by the Company at a commercially reasonable cost, or at all. Failure to obtain or to continue to make use of such services would have a material adverse effect on the Company's business, operating results and financial condition.

     Anti-Takeover Provisions. Certain provisions of Delaware law and the Company's Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws") may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions also may render the removal of directors and management more difficult. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions of Delaware law and the Company's Certificate of Incorporation and Bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. The Company's Certificate of Incorporation places certain restrictions on who may call a special meeting of stockholders.

     In addition, the Company's Board of Directors has the authority to issue up to 50,000,000 shares of undesignated Preferred Stock, of which 6,360,000 shares were issued and outstanding at September 30, 1998, and to determine the price, rights, preferences, and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of the Preferred Stock and any holders of Preferred Stock that may be issued in the future. The issuance of additional shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

     In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the GCL, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 of the GCL also could have the effect of delaying or preventing a change of control of the Company. In addition, the Company's Certificate of Incorporation provides that, upon consummation of the Offering, the Board of Directors will be divided into three classes of directors serving staggered terms, and all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The classification provision and the prohibition on stockholder action by written consent could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of the Company. Additionally, certain federal regulations require prior approval of certain transfers of control which could also have the effect of delaying, deferring or preventing a change of control. See "Description of Capital Stock -- Anti-Takeover Provisions".

     Dilution. The public offering price is substantially higher than the book value per outstanding share of Common Stock. Accordingly, purchasers in this Offering will suffer an immediate and substantial dilution of $22.17 per share in the net tangible book value of the Common Stock from the public offering price. See "Dilution".

     Year 2000 Issue. Currently, many computer and software products are coded to accept two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21(st) century dates from 20(th) century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced, in order to comply with Year 2000 requirements. The Company and numerous third parties with which the Company does business rely on numerous computer programs in their day-to-day operations. The Company has evaluated the Year 2000 issue as it relates to the Company's internal computer systems and third-party computer systems with which the Company interacts. With regard to the internal computer systems, the Company has concluded that substantially all of its Information Technology systems are Year 2000 compliant. It has also instituted procedures to assure that systems installed in 1998 and 1999 will be Year 2000 compliant. With regard to third parties, the Company has instituted procedures to assure that newly acquired systems will be Year 2000 compliant. In addition, the Company has contacted suppliers, vendors and customers to determine whether existing systems upon which the Company relies for products and services are Year 2000 compliant. To date, the Company has received assurances from the respective suppliers that the following are all Year 2000 compliant: Cisco routers, used in connection with leased telephone line communications; Sun Workstations, the Company's main Internet servers; network facilities supplied by Info AG; and, electric power supplied by Stadtwerke Munich to the Company's main offices and several of its nodes. The Company is in the process of determining whether its secondary suppliers are Year 2000 compliant. These include lessors of leased telephone lines, suppliers of local telephone service and electric power and suppliers of routers for dial-up service. To date, the Company's costs in connection with its Year 2000 evaluation have been limited to internal staff costs, which have been expensed as incurred and is not material. The Company does not presently anticipate utilizing outside consultants and while the Company does not anticipate it, it cannot predict with certainty whether Year 2000 compliance will require an upgrade or replacement of systems or equipment. Should such an upgrade or replacement be required, it could represent a significant cost to the Company. There can be no assurance that the Company will be successful in identifying and planning for all Year 2000 issues. To the extent that the Company is not successful, disruptions of the Company's operations could result and the Company's revenues, results of operations and financial conditions could be materially and adversely affected.

     Discretionary Authority Over Use of Net Proceeds; No Specific Use of Proceeds. Management will retain a significant amount of discretion over the application of the net proceeds of the Offering. Because of the number and variability of factors that determine the Company's use of the net proceeds of the Offering, there can be no assurance that such applications will not vary substantially from the Company's current intentions. Pending such utilization, the Company intends to invest the net proceeds of the Offering in low risk, high liquidity instruments. See "Use of Proceeds".

     In addition to the payment of the consideration to the stockholders of Vianet in the amount of $4.3 million, and to stockholders of Open:Net in the amount of $585,750, the Company has set aside $2.3 million of the net proceeds to finance future acquisitions. The Company expects to use the remaining net proceeds for the purchase or lease of telecommunications and networking equipment, for the acquisition and development of software, and working capital. In the ordinary course of business, the Company expects to evaluate potential acquisitions of complementary businesses, products or technologies. Management will have significant flexibility in applying the net proceeds of this Offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Use of Proceeds".

     Forward-looking Statements. The statements contained in this Prospectus that are not historical fact are "forward-looking statements". These statements can often be identified by the use of forward-looking terminology such as "estimates," "projects," "believes," "expects," "may," "will," "should," "intends," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the timing, costs and scope of its acquisition of, or investments in, existing businesses, the revenue and profitability levels of such businesses, and other matters contained above and herein in this Prospectus regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these projections and other forward-looking statements are based upon a variety of assumptions relating to the business of the Company which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. Therefore, the actual experience of the Company and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates and projections will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

     Risks Associated with Business Expansion; Uncertainty of Acceptance of Services. The Company's strategy is to expand the breadth and depth of products and services offered and to expand its market presence in the countries in which it is presently operating and to new countries. In addition, the Company may pursue the acquisition of complementary businesses, products or technologies, although it has no present understandings, commitments or agreements with respect to any material acquisitions or investments. There can be no assurance that the Company would be able to expand its efforts and operations in a cost effective or timely manner or that any such efforts would increase overall market acceptance. Furthermore, new products or services launched by the Company that were not favorably received by customers could damage the Company's reputation. Expansion of the Company's operations in this manner would also require significant additional expenses and could strain the Company's management, financial and operational resources. The lack of market acceptance of such efforts or the Company's inability to generate satisfactory revenues from such expanded services or products to offset their cost could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Shares Eligible for Future Sale. Sales of substantial amounts of the Company's Common Stock in the public market after this Offering could adversely affect prevailing market prices for the Common Stock. The shares of Common Stock offered hereby will be freely tradable without restriction under the Securities Act. Taking into account restrictions imposed by the Securities Act, rules promulgated by the Commission thereunder, and lock-up agreements relating to certain stockholders, substantial additional shares will be available for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144 under the Securities Act.

     All of the Company's directors, executive officers and certain of its shareholders who held, as of September 10, 1998, approximately 1,906,537 shares of common stock, or preferred stock convertible into common stock, that would have been otherwise salable on January 1, 1999, have agreed not to sell any shares of common stock for a period of six months from the date of the first day of trading on the Neue Markt of the Frankfurt Stock Exchange.

     Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Shares Eligible for Future Sale".

     Risk Associated with International Operations. A component of the Company's long-term strategy is to expand into a number of European markets. Revenue generated by any current or future international operations needs to offset the expense of establishing and maintaining any such international operation, or the Company's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that the Company will be able to market, sell and deliver successfully its services outside Germany and the areas presently served. In addition to the uncertainty as to the Company's ability to expand into new international markets, there are certain risks inherent in conducting business internationally, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, challenges in staffing and managing foreign operations, differing technology standards, employment laws and practices in foreign countries, longer payment cycles, problems in collecting accounts receivable, political instability and, to a lesser extent, because of the unification of Europe, fluctuations in currency exchange rates, imposition of currency exchange controls, seasonal reductions in business activity and potentially adverse tax consequences, any of which could adversely affect the Company's international operations. Certain foreign governments, including certain countries in Europe, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's current or future international operations and, consequently, on the Company's business, results of operations and financial condition. In addition, there can be no assurance that the Company will be able to obtain the necessary telecommunications infrastructure in a cost effective manner or compete effectively in international markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     All of the Company's activities are located overseas. All of the Company's revenues are in European currencies (DM, Lira and Austrian Schilling, and Euro after January 1, 1999.) Fluctuation in currency exchange rates could cause the Company's profits to vary, even though such a risk is mitigated by the adoption of a unified currency throughout the European Union. If the Company were to pay dividends to holders of the Common Stock, the fluctuation in currency exchange could also adversely affect the U.S. shareholders. The Company purchases a large portion of its equipment from U.S. manufacturers in U.S. dollars, and fluctuation in currency exchange may adversely affect the Company's operating results and financial condition. The Company has not engaged in hedging activities to reduce its currency exchange rate exposure.

     Service of Process and Enforcement of Civil Liabilities. The Company is a domestic Delaware corporation maintaining a registered agent in such state, and may receive service of process at the address of the registered agent. However, most of the Company's assets are located outside the United States. All of the officers and most of the directors of the Company are non-residents of the United States and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process in the United States upon such non-resident officers and directors or to enforce in the U.S. courts judgments obtained against the Company or such persons in jurisdictions outside the United States. This applies to any action, including actions predicated upon the civil liability provisions of the federal securities laws in the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Germany.

     Possible Volatility of Stock Price. The trading price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats or new products or services by the Company or its competitors, changes in financial estimates by securities analysts, conditions or trends in the Internet and online commerce industries, changes in the market valuations of other Internet, online service or retail companies, announcements by the Company of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of Common Stock and other events or factors, many of which are beyond the Company's control. In addition, the market for Internet related and technology companies in particular has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price earnings ratios will be sustained. These broad market and industry factors may materially and adversely affect the market price of the Common Stock, regardless of the Company's operating performance.

     Uncertainty Regarding Protection of Proprietary Rights. The Company has applied to the European Union for a trademark for the name "Cybernet". In addition, the Company relies on a combination of copyright, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its products and services. The Company has no patented technology that would preclude or inhibit competitors from entering the Company's market. The Company has entered into confidentiality and invention assignment agreements with its employees and non-disclosure agreements with its suppliers, distributors and appropriate customers in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by the Company to protect its intellectual property will prove sufficient to prevent misappropriation of the Company's technology or to deter independent third-party development of similar technologies. The laws of different countries may not protect the Company's products, services or intellectual property rights in similar manners or to the same extent.

     To date, the Company has not been notified that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays, or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all. As a result, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business -- Intellectual Property Rights".

     Control By Principal Stockholders, Executive Officers and Directors. Upon completion of this Offering, the Company's executive officers and directors (and their affiliates) will, in the aggregate, own approximately 37.5% of the Company's outstanding voting stock (including Common Stock and voting Series A Preferred Stock). In all likelihood, such persons acting together, will have the ability to control matters submitted to stockholders of the Company for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the Company's assets), and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of the Company's Common Stock. See "Management" and "Principal Stockholders".

                                NEW UNDERWRITER

     The Underwriter is not a broker-dealer registered with the Commission pursuant to the Exchange Act. It was organized in October 1997 and has completed 5 prior offerings, all of which were on a best efforts (all or none) basis. The Underwriter has successfully placed all of the securities offered in each of the prior offerings it has undertaken to do on a best efforts (all or none) basis. The Underwriter is 40% owned by Berliner Freiverkehr AG, a publicly held financial institution in which Holger Timm is a controlling shareholder. Holger Timm is also a Director and a substantial shareholder of the Company. Accordingly, a conflict of interest may exist. The Company does not anticipate retaining an additional underwriter to separately assess the value of the Company or the Shares.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 1,500,000 shares of Common Stock offered by the Company hereby (assuming a $25 per share offering price) are estimated to be approximately $34.5 million after deducting the underwriting discount and estimated Offering expenses payable by the Company.

     The Company anticipates utilizing approximately $7.3 million for acquisitions, including the cash payments of $4.3 million for the Vianet Acquisition and $585,750 for the Open:Net acquisition; $9.3 million for the purchase of telecommunications and networking equipment, including the equipment required in order to become licensed as a telecommunications carrier in Germany; and $3.8 million for software acquisition and development. The remainder of $14.1 million would be available as working capital, including payment of fees required for licensing as a carrier.

     Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in low risk, high liquidity instruments.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock. It intends to retain future earnings to fund growth of its business and does not anticipate paying any cash dividends on shares of Common Stock in the foreseeable future. Moreover, even if the Company determines to pay cash dividends to the holders of Common Stock it must first pay accrued dividends to the holders of the Series A and Series B Preferred Stock before paying dividends on the Common Stock.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on the Bulletin Board under the symbol "ZNET" and on the Freiverkehr of the Berlin and Munich Stock Exchanges under the security number 906 623. The closing sale price of the Common Stock on a recent date as reported on the Bulletin Board and these Exchanges is set forth on the cover page of this Prospectus. The following table sets forth the range of high and low closing sale prices for the Common Stock, as reported by Nasdaq for the indicated periods.

                                                               HIGH       LOW
                                                              -------   -------
1998
     Fourth Quarter (through October 30, 1998)..............  $20.88    $13
     Third Quarter..........................................  $29.875   $18
     Second Quarter.........................................  $28.75    $20
     First Quarter..........................................  $34.5     $11.5

1997
     Fourth Quarter.........................................  $16.25    $7.75
     Third Quarter..........................................  $11.125   $9.3125
     Second Quarter.........................................  $13.625   $0.625
     First Quarter..........................................  $ 3.125   $0.625

     The following table sets forth the range of high and low closing sale prices for the Common Stock, as reported on the Berlin and Munich Exchanges.

                                                                 BERLIN          MUNICH
                                                              -------------   -------------
                                                              HIGH     LOW    HIGH     LOW
                                                              -----   -----   -----   -----
1998
     Fourth Quarter (through October 30, 1998)..............  22.85   11.26   22.29    11.6
     Third Quarter..........................................  16.86   31.71   31.43   16.74
     Second Quarter.........................................  29.14   21.94   28.86   21.26
     First Quarter..........................................  25.71   12.63   25.14   12.57

1997
     Fourth Quarter.........................................  14.80    8.29   14.51    8.06
     Third Quarter..........................................  11.77    9.49   11.80    9.26
     Second Quarter.........................................  13.71    8.06    --      --

                                    DILUTION

     At September 30, 1998, the Company had a net tangible book value of $17,671,334 or $1.09 per share of Common Stock. "Net tangible book value per share" represents the tangible book value of the Company (total tangible assets less total liabilities) divided by the number of shares of Common Stock outstanding. Without taking into account any changes in such net tangible book value as of September 30, 1998, other than to give effect to the sale by the Company of the 1,500,000 shares of Common Stock offered hereby at an assumed public offering price of $25 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, the pro forma net tangible book value of the Company at September 30, 1998, would have been $52,171,334 or $2.83 per share. This represents an immediate increase in the net tangible book value per share of $1.79 to existing stockholders and an immediate dilution of the net tangible book value per share of $22.17 to persons purchasing the Common Stock offered hereby (the "New Investors"). The following table illustrates this per share dilution:

Assumed initial public offering price per share.............   $          $25.00
Net tangible book value per share before the Offering.......    1.04
Increase per share attributable to New Investors............    1.79
                                                               -----
Pro forma as adjusted net tangible book value per share
  after the Offering........................................                2.83
                                                                          ------
Dilution per share to New Investors.........................              $22.17
                                                                          ======

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 1998, (i) the actual capitalization of the Company and (ii) the capitalization of the Company as adjusted to reflect the sale of 1,500,000 shares of Common Stock offered hereby by the Company and the application of the net proceeds therefrom, as if it had occurred on September 30, 1998. See "Use of Proceeds" and "Pro Forma Consolidated Financial Statements".

                                                                      AS OF
                                                               SEPTEMBER 30, 1998
                                                              ---------------------
                                                                 (IN THOUSANDS)
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
Overdrafts and short-term borrowings(2).....................  $ 2,803     $ 2,803
                                                              =======     =======
Long-term debt(2)...........................................  $ 1,134     $ 1,134
Minority interest...........................................      122         122
Stockholders' equity:
     Common stock, 50,000,000 shares authorized; 16,962,138
      shares issued and outstanding; 18,462,138 shares
      issued and outstanding as adjusted(1).................       17          18
     Preferred stock, 20,000,000 shares authorized 6,360,000
      shares issued and outstanding.........................        6           6
     Additional paid-in capital.............................   25,859      60,358
     Cumulative translation adjustment......................     (383)       (383)
     Accumulated deficit....................................   (4,442)     (4,442)
                                                              -------     -------
          Total stockholders' equity........................   21,057      55,557
                                                              -------     -------
          Total capitalization..............................  $25,116     $59,616
                                                              =======     =======

---------------
(1) Includes 1,500,000 shares of Common Stock offered hereby.
(2) Including capital lease obligations.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of December 31, 1996 and 1997, and for each of the two years then ended, are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected consolidated financial data as of September 30, 1998, and for the nine months ended September 30, 1997 and 1998, are unaudited, but have been prepared on the same basis as the audited financial data, and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for such periods. The results of operations for the nine months ended September 30, 1998, are not necessarily indicative of results to be expected for the full year. The pro forma consolidated financial data as of September 30, 1998, for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, are derived from the Pro Forma Consolidated Financial Information included elsewhere in this Prospectus. The data should be read in conjunction with the Consolidated Financial Statements, related notes and other financial information included elsewhere in this Prospectus.

                                          YEARS ENDED DECEMBER 31,     NINE MONTHS ENDED SEPTEMBER 30,
                                        ----------------------------   --------------------------------
                                                           PRO FORMA                         PRO FORMA
                                         1996     1997       1997        1997       1998        1998
                                        ------   -------   ---------   --------   --------   ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue
     Internet Projects................  $  217   $ 1,598    $ 4,026    $   699    $ 3,118     $ 3,579
     Network Services.................      91       716      3,441        285      2,260       4,905
                                        ------   -------    -------    -------    -------     -------
          Total revenue...............     308     2,314      7,467        984      5,378       8,484
Cost of Revenue.......................     363     2,494      5,466      1,281      5,186       6,982
                                        ------   -------    -------    -------    -------     -------
Gross profit (loss)...................     (55)     (180)     2,001       (297)       192       1,502
General and administrative expenses...     269       497      1,601        274      1,299       1,643
Marketing expenses....................     173     1,221      2,045        735      3,457       4,384
Research and development..............     187       367        631         11      1,319       1,497
Amortization of goodwill..............      --        19      1,064         --         77         759
                                        ------   -------    -------    -------    -------     -------
                                           629     2,104      5,341      1,020      6,152       8,283
Interest expense, net.................       2        39         58         12         47          59
                                        ------   -------    -------    -------    -------     -------
Loss before taxes.....................    (686)   (2,323)    (3,395)    (1,329)    (6,007)     (6,840)
Income tax benefit....................     402     1,339      1,319        761      3,228       3,193
Minority interest.....................      --        --         11         --         --          --
                                        ------   -------    -------    -------    -------     -------
Net loss..............................  $ (284)  $  (984)   $(2,065)   $  (568)   $(2,779)    $(3,647)
                                        ======   =======    =======    =======    =======     =======
Basic and diluted loss per share......  $ (.12)  $  (.12)   $  (.21)   $  (.10)   $  (.18)    $  (.21)
                                        ======   =======    =======    =======    =======     =======
BALANCE SHEET DATA:
Working capital (deficiency)..........  $  339   $   891               $ 2,652    $ 2,567     $(2,197)
Total assets..........................   2,511    14,419                13,022     33,247      38,891
Long-term debt(1).....................      --        42                 1,479      1,134       1,134
Total stockholders' equity............   1,790     8,908                 8,075     21,057      21,057

---------------
(1) Including capital lease obligations

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and the historical and pro forma financial statements and notes thereto appearing elsewhere in this Prospectus. Certain statements set forth below constitute "forward-looking statements" within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The safe harbor provisions provided in
Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with an initial public offering. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. See "Risk Factors -- Forward-looking Statements".

OVERVIEW

     The Company commenced significant operations in 1996. Between the commencement of operations and December, 1997, the Company concentrated its operations entirely in Germany. It rapidly established a state-of-the-art network of Internet nodes connected to a redundant high performance backbone infrastructure that offers dedicated leased lines access to the Internet at more than 100 nodes, and the availability of local dial-up access to the Internet to a majority of the population of Germany. In order to establish this network rapidly, the Company relied heavily on leased equipment and outside personnel, particularly equipment and personnel provided pursuant to an agreement with Info AG, a German carrier (the "Info AG Agreement"), which also acts as a reseller of the Company's services. As the Company has grown and established its identity and presence in the German market, it has, to an increasing extent, purchased or leased its own equipment, hired its own personnel, established independent nodes and other facilities, and replaced the network facilities leased from Info AG. Effective July, 1999, the Company has given notice, terminating the Info AG Agreement, although the Company anticipates that it will continue to maintain a working relationship with Info AG.

     By acquiring Artwise in September, 1997, and by investing in personnel and research and development, the Company developed the capability to be a sole source supplier of most solutions and services that a business customer is likely to require in connection with its use of the Internet. See
"Business -- Services and Products". The Company attempts to differentiate itself from competitors by marketing its high level of technical expertise and its ability to be a sole source supplier of Internet related solutions and services to large and medium sized businesses, particularly businesses with limited technical resources.

     In December, 1997, the Company acquired a 66% interest in Eclipse, an ISP in Northern Italy. In August, 1998, the Company acquired Open:Net, an ISP in southwest Germany. Concurrent with the closing of this Offering, the Company will acquire Vianet, an Austrian ISP.

     The Company has experienced high rates of revenue growth since commencing significant operations in 1996. Revenues increased from $307,673 in 1996 to $2,314,021 in 1997. For the nine-months ended September 30, 1998 revenues totaled $5,378,365. This revenue growth has been generated substantially through internal growth and to a lesser extent by acquisitions. The Company anticipates that these rates of revenue growth will continue in the near future as the Company continues it's internal growth, completes the pending Vianet Acquisition and seeks additional acquisition candidates.

     The Company's revenues are derived from two principal sources: Network Services and Internet Projects. Network Services consist of access to, and usage of, the Company's network. Fees for Network Services include an initial one-time setup fee and recurring monthly service charges. Revenues from Network Services are recognized when provided. Internet Projects include telecommunications and systems integration solutions and services provided by the Company. Typically, the Company charges a flat fee for Internet Projects, which fee is payable in three installments: upon contracting for the project; upon completion; and upon customer acceptance. Revenues from Internet Projects are recognized upon customer acceptance.

     The Company incurs substantial costs in connection with the development of products that will be sold to customers, such as the Company's electronic commerce and Intranet platforms. These costs, including direct labor, related overhead and third-party costs related to establishing network systems, are expensed as research and development until technological feasibility has been established. Once technological feasibility has been established, costs are capitalized until an individual product is commercially available. Commencing in the month of a product's release, the amount attributable to that product is thereafter amortized, using the straight-line method, over a period not to exceed four years.

     Substantially all of the Company's revenues are derived from sales outside the United States and are paid in foreign currencies, principally the DM and, to a lesser extent, the Austrian Schilling and the Italian Lira. See "Risk
Factors -- Risks Associated with International Operations". For purposes of the Company's statement of operations, items are translated into U.S. dollars at average currency exchange rates prevailing during the period. Assets and liabilities on the Company's balance sheet are translated into U.S. dollars at currency exchange rates prevailing at the balance sheet dates. The Company purchases a large portion of its equipment from U.S. manufacturers, and fluctuations in currency exchange rates may adversely affect the Company's operating results and financial condition. The Company has not engaged in hedging activities to reduce its currency exchange rate exposure.

     A significant part of the operating costs of any ISP represents the cost of leasing telephone lines and the cost of access to the global Internet. In Germany, the Company currently leases telephone lines from several telecommunications carriers and resellers in order to obtain the lowest available rates. However, the rates charged by carriers to end users, such as the Company, are generally higher than the rates charged to other carriers. The Company intends to become licensed as a carrier in Germany in order to benefit from lower rates. See "Business -- The Internet in Europe and Germany". In addition, the Company intends to make use of alternative technologies as they become available, in order to reduce the costs of international telecommunications and the cost of access to the global Internet.

     The Company has evaluated its state of readiness for the Year 2000 issue. With regard to its Information Technology ("IT") systems, the Company has concluded that substantially all of those systems are Year 2000 compliant. The assessment is based upon testing and analysis performed by Company personnel in the course of their regular quality control and research and development and did not require the Company to incur significant expenses. The Company has also instituted procedures to assure that IT systems installed in 1998 and 1999 will be Year 2000 compliant. With regard to third parties, the Company has instituted procedures to assure that newly acquired IT systems will be Year 2000 compliant. In addition, the Company has contacted all of its major suppliers, vendors and customers to determine whether existing IT systems, upon which the Company relies for products and services and for internal operations, are Year 2000 compliant. The Company has received assurances that the following are all Year 2000 compliant: Cisco routers, used in connection with leased telephone line communications; Ascend routers used in connection with telephone dial-up communications; Sun Workstations, the Company's main Internet servers; Microsoft software used in internal office operations; network facilities supplied by Info AG; global transit facilities supplied by AT&T Unisource, leased telephone lines supplied by DT and, electric power supplied by Stadtwerke Munich to the Company's main offices and several of its nodes. Thus, the Company believes that the IT systems utilized in its principal network, backbone and internal operations will meet Year 2000 requirements, and the Company does not anticipate significant interruptions of billings or service to customers or disruptions of internal operations attributable to the Year 2000 issue. The Company had plans to complete integration of operations of newly acquired subsidiaries within its present IT systems during 1999. Thus, compliance with Year 2000 issues on a company-wide basis will not require acceleration of planned expenditures for the purpose of remediation. The Company is now determining whether suppliers of secondary significance to the Company's business, such as local suppliers of telephone service and electric power, are Year 2000 compliant. Some of these subsidiary systems are non-essential, as they duplicate systems that the Company has determined will operate in the Year 2000 environment. The Company anticipates completing its inquiries regarding secondary systems during the first quarter of 1999. Based on its experience to date, the Company does not anticipate that it will be required to incur significant additional operating expenses or to invest heavily to obtain Year 2000 compliance for these systems. To date, the Company's costs in connection with its Year 2000 evaluation have been limited to internal staff costs, which have been expensed as incurred and are reflected in the Company's financial information appearing elsewhere in this Prospectus. Moreover, these expenses have not been material in amount. The Company does not anticipate utilizing outside consultants. Because the Company believes that its systems are Year 2000 compliant, it has not developed a theoretical worst case analysis or a contingency plan to deal with such a contingency. With respect to non-IT systems, the Company's operations do not depend in a significant manner on such embedded technology. All of the Company's computers and telephones are Year 2000 compliant, and the Company does not depend on elevators for access to its principal offices. Accordingly, it has not developed formal contingency plans in this regard.

                        HISTORICAL RESULTS OF OPERATIONS

                                                              YEARS ENDED            NINE MONTHS ENDED
                                                             DECEMBER 31,              SEPTEMBER 30,
                                                        -----------------------   -----------------------
                                                           1996         1997         1997         1998
                                                        ----------   ----------   ----------   ----------
                                                        (IN 000'S)   (IN 000'S)   (IN 000'S)   (IN 000'S)
STATEMENT OF OPERATIONS DATA:
     Revenue..........................................
          Internet Projects...........................    $ 217       $ 1,598      $   699      $ 3,118
          Network Services............................       91           716          285        2,260
                                                          -----       -------      -------      -------
               Total revenue..........................      308         2,314          984        5,378
     Cost of revenues.................................      363         2,494        1,281        5,186
                                                          -----       -------      -------      -------
     Gross profit (loss)..............................      (55)         (180)        (297)         192
          General and administrative expenses.........      269           497          274        1,299
          Marketing expenses..........................      173         1,221          735        3,457
          Research and development....................      187           367           11        1,319
          Amortization................................    --               19           --           77
                                                          -----       -------      -------      -------
               Total..................................      629         2,104        1,020        6,152
     Interest expense.................................        2            39           12           47
                                                          -----       -------      -------      -------
     Loss before taxes................................     (686)       (2,323)      (1,329)      (6,007)
     Income tax benefit...............................      402         1,339          761        3,228
                                                          -----       -------      -------      -------
     Net loss.........................................    $(284)      $  (984)     $  (568)     $(2,779)
                                                          =====       =======      =======      =======
     Basic and diluted loss per share.................    $(.12)      $  (.12)     $  (.10)     $  (.18)
                                                          =====       =======      =======      =======

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

     Total revenues increased 447% from $983,541 in 1997 to $5,378,365 in 1998. Absent the impact of the revenues associated with consolidating Artwise, Eclipse, and Open:Net in 1998, revenues would have increased approximately $2,053,700 or 209% in 1998 compared to 1997. Internet Project revenue totaled $3,117,810 in 1998 or 58% of total revenues, compared to $698,716 in 1997 or 71% of total revenues. This change in mix of revenues is principally due to the continuing addition of new network customers. Network Services revenue increased from $284,825 in 1997 to $2,260,555 in 1998, principally as a result of these new customers and partially as a result of the Eclipse acquisition.

     Cost of revenues increased 305% from $1,280,616 in 1997 to $5,186,602 in 1998. As a percentage of revenues, cost of revenues decreased from 130% to 96% as a result of a higher level of Network Services revenue.

     General and administrative expenses increased 374% from $274,330 in 1997 to $1,299,132 in 1998, principally as a result of adding additional personnel in 1998, as well as the impact of consolidating Artwise and Eclipse in the 1998 period.

     Marketing expenses increased 370% from $735,223 in 1997 to $3,457,440 in 1998, principally as a result of substantial investments by the Company in marketing activities, including trade fairs, product literature and related expenditures. The increase was also influenced by the impact of consolidating Artwise and Eclipse in the 1998 period.

     Research and development expenditures began in the second half of 1997, as the Company started significant operations. The 1998 research and development expenditures result from the increase in personnel and related costs to develop Internet Projects for sale to customers.

     Amortization in 1998 represents the amortization of the goodwill associated with the Artwise and Eclipse acquisitions made in the second half of 1997.

     Interest expense increased 302% from $11,809 in 1997 to $47,467 as a result of a significant increase in overdrafts and short-term borrowings in 1998 to fund the Company's working capital needs.

     Income tax benefit in both 1997 and 1998 represents the capitalization of the losses generated by the Company.

     Net loss increased from $567,782 for the nine months ended September 30, 1997 to $2,779,090 in the same period in 1998 as a result of the factors discussed above.

FISCAL YEARS ENDED DECEMBER 31, 1997 AND 1996

     Total revenues increased 652% from $307,673 in 1996 to $2,314,021 in 1997. Internet Project revenues increased 635% from $217,296 to $1,597,869 and Network Services revenues increased 692% from $90,377 to $716,152. These increases are primarily related to the fact that 1997 was a full operational year, as opposed to 1996 when the Company was in the initial stages of marketing and selling its services and projects. The Company had approximately 4,300 customers at December 31, 1997, compared to 1,460 customers at December 31, 1996. Revenues were also partially influenced by the acquisition of Artwise effective September 1, 1997.

     Cost of revenues increased 587% from $363,120 in 1996 to $2,493,738 in 1997. As a percentage of revenues, cost of revenues decreased from 118% to 108%. Cost of revenues did not increase as much as revenues, due to the fact that installation costs for customers represent a proportionately higher cost at the beginning of the related service contract. After installation, the cost of Network Services principally represents network lease and maintenance costs.

     General and administrative expenses increased 85% from $268,762 in 1996 to $496,950 in 1997. The increase is principally attributable to costs of adding additional personnel in 1997, increased costs for more office space and increased costs related to consulting, legal and financial advice related to the growth of the Company.

     Marketing expenses increased 609% from $172,209 in 1996 to $1,221,508 in 1997. This increase is the result of the Company's efforts to build its sales organization with additional personnel, as well as costs associated with advertising, firm brochures and participation in trade fairs in 1997.

     Research and development expenses increased 96% from $187,130 in 1996 to $366,829 in 1997. This increase represents efforts by the Company to develop and improve the range and qualities of products offered for sale, as well as the addition of personnel.

     Amortization of goodwill in 1997 represents the amortization of the goodwill associated with the Artwise acquisition in September, 1997.

     Interest expense increased from $2,079 in 1996 to $39,550 in 1997, principally due to the higher level of overdrafts and short-term borrowings in 1997 compared to 1996 in order to fund the Company's working capital requirements.

     Income tax benefit in both 1996 and 1997 represents the capitalization of the losses generated by the Company.

     Net loss increased from $283,778 to $983,840 as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     As a result of negative cashflows from operations, the Company has financed its growth primarily through the private placement of securities, and short-term borrowings. The Company has made the following placements of its securities:

     Effective September 16, 1997, the Company issued 5,160,000 shares of common stock, 1,200,000 shares of Series A Preferred Stock, and 5,160,000 shares of Series B Preferred Stock in exchange for all of the issued and outstanding shares of the common stock of Cybernet AG.

     Effective September 1, 1997, the Company issued 72,620 shares of its common stock in payment of $689,196 of the purchase price of Artwise.

     In September, 1997, the Company completed the sale of 1,400,000 shares of its Series C Preferred Stock for gross proceeds of approximately $9,800,000.

     In December, 1997, the Company also agreed to issue 27,000 shares of common stock to Eiderdown Trading, Ltd. in connection with the purchase of Eclipse.

     In June, 1998, the Company agreed to issue 300,000 shares of common stock to the selling shareholders of Vianet to fund a portion of acquisition price for all of the stock of Vianet.

     In July, 1998, the Company completed the sale of 700,000 shares of its common stock for gross proceeds of approximately $12,600,000.

     In August, 1998, the Company agreed to issue 58,852 shares of common stock to the selling shareholders of Open:Net to fund a portion of the acquisition price for all of the stock of Open:Net.

     The Company anticipates that the net proceeds of the Offering will be approximately $34.5 million. The Company anticipates utilizing approximately $7.3 million for acquisitions, including the cash payments of $4.3 million for the Vianet acquisition, and $585,750 for the Open:Net acquisition; $9.3 million for the purchase of telecommunications and networking equipment, including the equipment required in order to become licensed as a telecommunications carrier in Germany; and $3.8 million for software acquisition and development. The remainder of $14.1 million would be available as working capital, including payment of fees required for licensing as a carrier.

     The Company's primary source of short-term liquidity will be the proceeds of the Offering. The Company anticipates that this source will be sufficient to fund the anticipated growth of the Company, to allow the Company to continue its acquisition program, and to reach profitability. If the planned Offering is unsuccessful, the Company will be required to seek alternative financing sources. During the year ended December 31, 1997, the Company used cash for operations of $1.5 million. Investing activities used cash of $4.7 million, primarily for the purchase of infrastructure, product development and acquisitions of businesses. Financing activities provided $8.6 million, primarily from the private placement of equity securities and short-term borrowing. As of December 31, 1997, the Company had working capital of approximately $891,027.

     During the nine months ended September 30, 1998, the Company used cash in operations of $2,235,661. Investing activities used cash of $12,693,980, primarily for the purchase of infrastructure and product development. Financing activities provided $16,110,410, primarily from issuance of common stock. As of September 30, 1998, the Company had a working capital of $2,566,662. The Company has no material commitments for capital expenditures.

     The Company's accounts receivable balances have increased significantly in relation to revenues. Although the Company's business is not seasonal, Network Services revenues were heavy at the end of the year, leading to correspondingly high accounts receivable. At September 30, 1998 accounts receivable from Internet Project were a lower percentage of revenues than at the end of the preceding year.

     At December 31, 1997 the Company has available combined cumulative tax loss carryforwards of approximately $6.2 million all of which relate to Germany. Under current German tax law, these tax loss carryforwards have no expiration date. The Company has not provided any valuation allowance against the deferred tax asset related to these loss carryforwards. The Company currently expects to become profitable and to fully utilize the tax loss carryforwards in the near to medium term. Based on the unlimited loss carryforward period and the projected mid-term profitability of the Company, the Company believes it is more likely than not that this deferred tax asset will be realized. However, if the Company is unable to generate sufficient taxable income in the future or if the current tax law were changed a valuation allowance will be required to be established through a charge to income.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997, is based on the historical consolidated financial statements of the Company, adjusted as if the following events occurred on January 1, 1997: (i) the 1997 Acquisitions, and (ii) the 1998 Acquisitions. The Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 1998, is based on the historical consolidated financial statements of the Company, adjusted as if the 1998 Acquisitions had occurred on January 1, 1998. The unaudited Pro Forma Consolidated Balance Sheet, as of September 30, 1998, is based on the historical consolidated financial statements of the Company, adjusted as if the Vianet acquisition occurred on September 30, 1998.

     The unaudited Pro Forma Consolidated Statements of Operations combine the historical results of the Company with the historical results of the 1997 Acquisitions or the 1998 Acquisitions, as the case may be, prior to the dates the Company made such acquisitions, using the purchase method of accounting. These Pro Forma Consolidated Financial Statements are not necessarily indicative of the operating results that would have been achieved had such transactions occurred at the beginning of each period presented. These statements are based on the assumptions set forth in the notes to such statements and should be read in conjunction with the related financial statements and notes thereto of the Company and Vianet included elsewhere in this Prospectus.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                                             PRO FORMA
                                              HISTORICAL       1997           1998              AS
                                               COMPANY     ACQUISITIONS   ACQUISITIONS       ADJUSTED
                                              ----------   ------------   ------------      -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue
     Internet Projects......................  $    1,598      $1,766 (a)     $  662 (a)     $     4,026
     Network Services.......................         716         156 (a)      2,569 (a)           3,441
                                              ----------      ------         ------         -----------
          Total revenues....................       2,314       1,922          3,231               7,467
Cost of revenues
     Internet Projects......................       1,564       1,277 (b)        263 (b)           3,104
     Network Services.......................         930         146 (b)      1,286 (b)           2,362
                                              ----------      ------         ------         -----------
          Total cost of revenues............       2,494       1,423          1,549               5,466
                                              ----------      ------         ------         -----------
Gross profit (loss).........................        (180)        499          1,682               2,001
General and administrative expenses.........         497         275 (c)        829 (c)           1,601
Marketing expenses..........................       1,221         199 (c)        625 (c)           2,045
Research and development....................         367          70 (c)        194 (c)             631
Amortization................................          19         107 (c)        938 (c)           1,064
                                              ----------      ------         ------         -----------
                                                   2,104         651          2,586               5,341
Interest income.............................      --          --                  2 (d)               2
Interest expense............................          39           3 (d)         18 (d)              60
                                              ----------      ------         ------         -----------
Loss before taxes...........................      (2,323)         (152)          (920)           (3,395)
Income tax (expense) benefit................       1,339      --                (20)(e)           1,319
Minority interest...........................      --              11 (f)     --                      11
                                              ----------      ------         ------         -----------
Net loss....................................  $     (984)  $      (141)   $      (940)      $    (2,065)
                                              ==========      ======         ======         ===========
Basic and diluted loss per share............  $     (.12)                                   $      (.21)
                                              ==========                                    ===========
Number of shares used to compute earnings
  per share.................................   8,342,297                                     10,000,769
                                              ==========                                    ===========

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                        HISTORICAL        1998          PRO FORMA AS
                                                          COMPANY     ACQUISITIONS        ADJUSTED
                                                        -----------   ------------      ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenue
     Internet Projects................................  $     3,118     $   461(a)      $     3,579
     Network Services.................................        2,260       2,645(a)            4,905
                                                        -----------     -------         -----------
          Total revenues..............................        5,378       3,106               8,484
Cost of revenues
     Internet Projects................................        2,227         254(b)            2,481
     Network Services.................................        2,959       1,542(b)            4,501
                                                        -----------     -------         -----------
          Total cost of revenues......................        5,186       1,796               6,982
                                                        -----------     -------         -----------
Gross profit (loss)...................................          192       1,310               1,502
General and administrative expenses...................        1,299         344(c)            1,643
Marketing expenses....................................        3,457         927(c)            4,384
Research and development..............................        1,319         178(c)            1,497
Amortization..........................................           77         682(c)              759
                                                        -----------     -------         -----------
                                                              6,152       2,131               8,283
Interest income.......................................      --                1(d)                1
Interest expense......................................           47          13(d)               60
                                                        -----------     -------         -----------
Loss before taxes.....................................       (6,007)         (833)            (6,840)
Income tax (expense) benefit..........................        3,228         (35)(e)            3,193
                                                        -----------     -------         -----------
Net loss..............................................  $    (2,779)  $      (868)      $     (3,647)
                                                        ===========     =======         ===========
Basic and diluted loss per share......................  $      (.18)                    $       (.21)
                                                        ===========                     ===========
Number of shares used to compute earnings per share...   15,470,232                      17,021,695
                                                        ===========                     ===========

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                                                             PRO FORMA
                                                              HISTORICAL      VIANET            AS
                                                               COMPANY     ACQUISITION       ADJUSTED
                                                              ----------   ------------      ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

ASSETS:
CURRENT ASSETS:
     Cash and cash equivalents..............................   $ 3,247       $    27(g)       $ 3,274
     Short-term investments.................................     3,958            --            3,958
     Inventories............................................        --             6(g)             6
     Trade accounts receivable..............................     2,121           790(g)         2,911
     Other receivables......................................       831            30(g)           861
     Prepaid expenses and other current assets..............        72            27(g)            99
                                                               -------       -------          -------
          Total current assets..............................    10,229           880           11,109
     Property and equipment, net............................     5,945           408(g)         6,353
     Product development costs, net.........................     5,108            --            5,108
     Goodwill, net..........................................     3,386         2,041(h)         5,427
     Other intangible assets................................        --         2,276(h)         2,276
     Deferred income taxes..................................     8,409            --            8,409
     Other assets...........................................       170            39(g)           209
                                                               -------       -------          -------
TOTAL ASSETS................................................   $33,247       $ 5,644          $38,891
                                                               =======       =======          =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
     Overdrafts and short term borrowings...................   $ 2,278       $    --(g)       $ 2,278
     Trade accounts payable.................................     2,519           565(g)         3,084
     Other accrued liabilities..............................     1,531           386(g)         1,917
     Deferred purchase obligations..........................       602         4,404(h)         5,006
     Deferred income........................................        --           281(g)           281
     Accrued personnel costs................................       207             8(g)           215
     Current portion capital lease obligations..............       525            --              525
                                                               -------       -------          -------
          Total current liabilities.........................     7,662         5,644           13,306
     Long-term debt.........................................       131            --              131
     Capital lease obligations..............................     1,003            --            1,003
     Deferred income taxes..................................     3,272            --            3,272
     Minority interest......................................       122            --              122
STOCKHOLDERS' EQUITY:
     Common stock...........................................        17            --               17
     Preferred stock........................................         6            --                6
     Additional paid-in capital.............................    25,859                         25,859
     Accumulated deficit....................................    (4,442)           --           (4,442)
     Cumulative translation adjustment......................      (383)           --             (383)
                                                               -------       -------          -------
TOTAL STOCKHOLDERS' EQUITY..................................    21,057            --           21,057
                                                               -------       -------          -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $33,247       $ 5,644          $38,891
                                                               =======       =======          =======

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     (a) Includes (i) the revenues of the companies acquired in the 1997 Acquisitions for the periods in 1997 prior to their respective acquisition dates, (ii) the revenues of the 1998 Acquisitions for the full year 1997, (iii) the revenues of Open:Net for the period in 1998 prior to its acquisition date, and (iv) the revenues of Vianet for the nine months ended September 30, 1998. The amounts for each entity and the related period are as follows:

                                   1997 ACQUISITIONS           1998 ACQUISITIONS
                               -------------------------   -------------------------
                               ARTWISE   ECLIPSE   TOTAL   VIANET   OPEN:NET   TOTAL
                               -------   -------   -----   ------   --------   -----
     1997 Pro Forma
       Internet Projects.....   1,288       478    1,766      --       662       662
       Network Services......      --       156      156   2,233       336     2,569
     1998 Pro Forma
       Internet Projects.....      --        --       --      --       461       461
       Network Services......      --        --       --   2,273       372     2,645

     (b) Includes (i) the cost of revenues of the companies acquired in the 1997 Acquisitions for the periods in 1997 prior to their respective acquisition dates, (ii) the cost of revenues of the 1998 Acquisitions for the full year 1997, (iii) the cost of revenues of Open:Net for the period in 1998 prior to its acquisition date, and (iv) the cost of revenues of Vianet for the nine months ended September 30, 1998. The amounts for each entity and the related period are as follows:

                                   1997 ACQUISITIONS           1998 ACQUISITIONS
                               -------------------------   -------------------------
                               ARTWISE   ECLIPSE   TOTAL   VIANET   OPEN:NET   TOTAL
                               -------   -------   -----   ------   --------   -----
     1997 Pro Forma
       Internet Projects.....     906       371    1,277      --       263       263
       Network Services......      --       146      146   1,012       274     1,286
     1998 Pro Forma
       Internet Projects.....      --        --       --      --       254       254
       Network Services......      --        --       --   1,317       225     1,542

     (c) Includes (i) the other operating expenses of the companies acquired in the 1997 Acquisitions for the periods in 1997 prior to their respective acquisition dates, (ii) the other operating expenses of the 1998 Acquisitions for the full year 1997, (iii) the other operating expenses of Open:Net for the period in 1998 prior to its acquisition date, and
         (iv) the other operating expenses of Vianet for the nine months ended September 30, 1998. The amounts for each entity and the related period are as follows:

                                           1997 ACQUISITIONS           1998 ACQUISITIONS
                                       -------------------------   -------------------------
                                       ARTWISE   ECLIPSE   TOTAL   VIANET   OPEN:NET   TOTAL
                                       -------   -------   -----   ------   --------   -----
    1997 Pro Forma
      General and administrative
         expenses....................     245        30     275      804        25       829
      Marketing expenses.............     113        86     199      402       223       625
      Research and development.......      70        --      70       --       194       194
      Amortization...................      56        51     107      656       282       938
    1998 Pro Forma
      General and administrative
         expenses....................      --        --      --      319        25       344
      Marketing expenses.............      --        --      --      590       337       927
      Research and development.......      --        --      --       --       178       178
      Amortization...................      --        --      --      494       188       682

         Amortization is calculated in a straight line basis using the following useful lives;

     Goodwill...............................................    10 years
     Customer base..........................................     5 years
     Management contracts...................................     3 years

     (d) Includes (i) interest income and expense of the companies acquired in the 1997 Acquisitions for the periods in 1997 prior to their respective acquisition dates, (ii) interest income and expense of the 1998 Acquisitions for the full year 1997, (iii) interest income and expense of Open:Net for the period in 1998 prior to its acquisition date, and
         (iv) interest income and expense of Vianet for the nine months ended September 30, 1998. The amounts for each entity and the related periods are as follows:

                                    1997 ACQUISITIONS           1998 ACQUISITIONS
                                -------------------------   -------------------------
                                ARTWISE   ECLIPSE   TOTAL   VIANET   OPEN:NET   TOTAL
                                -------   -------   -----   ------   --------   -----
     1997 Pro Forma
       Interest income........      --        --     --         2        --       2
       Interest expense.......       3        --      3         7        11      18
     1998 Pro Forma
       Interest income........      --        --     --         1        --       1
       Interest expense.......      --        --     --         5         8      13

     (e) The income tax expense adjustment for the year ended December 31, 1997 includes expense of $16 and $4 for Vianet and Open:Net, respectively. The income tax expense adjustment for the nine months ended September 30, 1998 includes expense of $35 for Vianet.

     (f) The minority interest represents the minority owners' share in the Eclipse loss for the period.

     (g) Represents pro forma adjustments to reflect the assets and liabilities of Vianet.

     (h) Represents the pro forma adjustment to reflect the purchase accounting for the Vianet acquisition. The calculation and allocation of purchase price is as follows:

     Cash to be paid (using the September 30, 1998 exchange
      rate).................................................     $4,404
     Less: net assets acquired (September 30, 1998).........         87
                                                                 ------
     Excess of purchase price over net assets acquired......     $4,317
                                                                 ======
     Allocated to:
       Goodwill.............................................     $2,041
       Customer base........................................      1,764
       Management contracts.................................        512
                                                                 ------
                                                                 $4,317
                                                                 ======

     In addition to the cash to be paid, the acquisition includes 300,000 shares of common stock of the Company which will be placed with a trustee to be released annually over a five year period in 60,000 share increments as long as the selling shareholders of Vianet remain employees of the Company.

     The 300,000 shares of common stock will be treated as contingent consideration and, accordingly, will be recorded as an additional cost of the acquisition when the shares are released by the trustee.

                                    BUSINESS

OVERVIEW

     The Company is a leading provider of international Internet backbone and access services and network business solutions to companies in Germany, Austria and Northern Italy. In addition to backbone and access, it offers a full range of solutions and services which business customers are likely to require to establish and maintain their Internet related systems. Among the specific services and solutions offered by the Company are virtual private networks, web-hosting, co-location services, security solutions, electronic commerce solutions and services, and Intranet workflow solutions. The Company offers consulting, complete design and installation, training, technical support, operation and monitoring of systems. In addition, the Company sells on a turnkey basis customer premise equipment required to connect to the Internet, such as routers, servers and other hardware.

     The Company maintains geographically distributed, state-of-the-art Internet nodes connected to a redundant high performance backbone infrastructure. Utilizing a combination of leased and Company owned lines and equipment, it helps businesses reduce telecommunications costs by offering access to the world wide Internet through dedicated leased lines at more than 100 nodes. For smaller enterprises, it offers a system of more than 90 dial-up nodes with ISDN or analog modem ports. These nodes permit local dial-up access to a majority of the population of Germany and Austria. The Company currently provides services to approximately 6,000 customers, an increase from approximately 4,300 customers at December 31, 1997, 3,000 customers at June 30, 1997, and 1,460 customers at December 31, 1996.

     The Company has grown through internal growth and acquisitions and the Company continues to seek additional acquisitions which will permit expansion of the type and quality of the services offered, of the geographical areas in which those services are offered, and increased penetration of the Company's current markets. Significant acquisitions to date include the acquisitions of Artwise, Eclipse, and Open:Net.

     The Company's business goals are:

          (1) To take advantage of the convergence of Internet Protocol ("IP") technology and telecommunications services, so as to offer businesses a portfolio of advanced telecommunications services;

          (2) To develop and manage a network of its own which links Europe's principal business centers by exploiting the Company's high level of networking expertise;

          (3) To become Europe's supplier of choice for business customers in conceiving, developing, and operating network based solutions, such as electronic commerce and corporate intranet or workflow solutions;

          (4) To become Europe's leading supplier of sophisticated hosting and electronic commerce services.

     To achieve these goals, the Company has adopted and intends to maintain a flexible organizational structure which enables efficient marketing of its products and services; cultivation of long-term relationships with key customers; and rapid exploitation of opportunities for acquisitions or other expansion of operations into additional European business centers. The Company intends to maintain a growth rate greater than that of its market and to realize additional economies of scale.

THE INTERNET

     The Internet is a world wide connection of tens of thousands of networks belonging to many owners which communicate using IP. Established in 1969, it was originally designed to electronically link military, government and research sites. Beginning in the early 1990s, other uses of the Internet expanded rapidly, with commercial uses as a significant part of the expansion. Among the entities commercially involved in the Internet are ISPs, backbone providers, and telecommunications carriers. ISPs provide access to the Internet to individuals and business customers, combine computer processing, information storage, protocol conversion and routing with transmission to enable users to access Internet content and services. Backbone providers supply high speed networks that interconnect smaller independent networks, route traffic between ISPs, and interconnect with other backbone providers. Like the Company, many ISPs are also backbone providers. Telecommunications carriers provide the infrastructure used to enable the traffic of Internet communication. Telecommunications carriers and resellers sell or lease capacity on their facilities to ISPs, backbone providers, or other service providers. In Europe, there is currently a trend towards Internet companies offering telecommunications services and telecommunications carriers and resellers companies offering Internet services.

     As use of the Internet grows, businesses are increasing the number and types of products and services offered over the Internet. Internet based businesses now offer products and services in areas such as finance, banking, entertainment, education and advertising. Other businesses have begun to use the Internet for an expanding variety of applications, including advertising and public relations, sales, purchasing, distribution, customer service, employee training and communications. Internet operations are mission-critical for virtually all Internet based businesses and are becoming increasingly mission-critical for more traditional enterprises. Loss of the availability of mission-critical Internet sites can result in losses of revenue and impairment of customer goodwill. The proliferation of Internet services offered and the growth in mission-critical Internet applications increase the complexity of commercial Internet sites. In order to ensure the quality, reliability, availability and redundancy of these Internet operations, businesses must either make substantial investments in developing Internet expertise and infrastructure or enter into outsourcing arrangements with providers such as the Company who offer consulting, complete design and installation, training, web-hosting, co-location services, security solutions, virtual private networks, electronic commerce solutions and services, Intranet workflow solutions, technical support and monitoring of systems. Enterprises relying on outsourcing demand expert customer service, rapid adaptation of solutions and services to technological developments, and redundant network facilities.

THE INTERNET IN GERMANY AND EUROPE

     The Internet relies upon leased telecommunications infrastructure provided by telecommunications carriers in each country in which it is operated. Due to the regulated nature of the telecommunications industry in Europe, including Germany, Austria and Italy, fees for the usage of this infrastructure have traditionally been very high. Those rates have been much higher than the rates charged in countries with competing suppliers of telecommunications. Therefore, the telecommunications infrastructure costs are a major component of the overall cost of Internet services. The Company believes that these high costs have slowed the growth of the Internet in each of these countries. These costs have begun to come down as Germany, Austria, Italy and other European countries, have each moved towards permitting competing suppliers of telecommunications. That process is farthest along in Germany. Effective January 1, 1998, the Regulierungsbehoerde fuer Telekommunikation und Post ("Reg TP"), the German governmental agency charged with deregulating the telecommunications industry, mandated that licensed carriers, other than "DT", be allowed to offer telecommunications services in competition with DT. The Reg TP further set interconnection fees which DT is permitted to charge new carriers for the interconnection with the DT network that all competing German carriers require in order to exchange traffic and reach end users. As a result, a new generation of competing carriers has entered the market and access charges and the total cost of Internet usage have come down.

     The Company believes that, because of these cost reductions, European businesses will rapidly increase their usage of the Internet. Datamonitor (1998 Datamonitor, Corporate Internet Services in Europe, Electronic Commerce Integration Services) estimates that, in 1998, Internet services to business customers in Europe will generate a total of $4.8 billion of which $1.89 billion will be generated by Internet connectivity services. Datamonitor further forecasts that, in the year 2000, total revenues will grow to $16.2 billion of which $4.3 billion will be for connectivity services including $2.6 billion for access and set up services, $546 million for hosting and $1.12 billion for value added services, such as consulting, security, systems integration, voice services and virtual private networks. Electronic commerce set up and facilitating services will grow to $12 billion.

     The Company's goal is to become a full service ISP and provider of telecommunications services to business customers in Europe. To achieve that goal, the Company intends to expand the geographical area in which its customer base is located through acquisitions, increase penetration of the Company's current markets, and expand the range of products and services offered through internal development and acquisitions.

     In Germany, ISPs are also beginning to reduce telecommunications costs by acquiring the necessary infrastructure and becoming licensed as telecommunications carriers. Once licensed as carriers, they lease lines from DT or others at the lower rates available to carriers. The same infrastructure enables the ISPs who become carriers to use IP technology to offer telecommunications services such as voice and fax at competitive rates without significant additional capital investment. Thus, the Company believes that, to an increasing extent, telecommunications services will be offered by the same providers as Internet services, and the Internet will provide the future platform for an increasing portion of business telecommunications services. The Company intends to utilize a portion of the proceeds of the Offering to acquire the necessary infrastructure and to pay the other costs necessary in order to become a carrier and reduce its telecommunications costs. Thereafter, as reasonably priced equipment which improves the quality of voice transmissions utilizing IP technology becomes available, the Company intends to offer voice, fax and other telecommunications services to business customers.

     Because the market for additional services is just beginning to develop, it is difficult to predict which products and services will become available or to identify the ones which the Company will offer. Additionally, the availability of some or all such additional services will depend upon agreements for standardization and specification which have not been developed. However, the Company does believe that a variety of new products will become available and intends to fully exploit this opportunity by offering the maximum number of such services reasonable under the circumstances.

SERVICES AND PRODUCTS

     The Company's two main sources of revenue are Network Services and Internet Projects. Network Services consist of access to and usage of the Company's network. These include an initial one-time setup fee and recurring monthly charges. Internet Projects are the solutions and services which the Company provides in addition to access. Typically, the Company charges a flat fee for Internet Projects, which fee is payable in three installments: upon contracting; upon completion; and, upon customer acceptance. The following table sets forth certain historical revenue data relating to the Company.

                                                                                          NINE MONTHS
                                                                                             ENDED
                                                   YEAR ENDED          YEAR ENDED        SEPTEMBER 30,
                                                DECEMBER 31, 1996   DECEMBER 31, 1997         1998
                                                -----------------   -----------------   ----------------
Network Services..............................      $ 90,377           $  716,152          $2,260,555
Internet Projects.............................      $217,296           $1,597,869          $3,117,810

     The Company strives to differentiate itself from competitors by offering a full range of solutions and services which business customers are likely to require in connection with their use of the Internet. The Company believes that, to the extent it can be a customer's sole provider of such solutions and services, quality and performance are enhanced because complexities are reduced, fewer interfaces are required and integration of the customer's system is optimized. The Company dedicates a significant part of its technical staff to the evaluation of technological product development and incorporation of advances into the business. In addition, the Company develops software for use by customers and for its own use in delivering solutions and services. In particular, dedicated teams develop software for use in connection with the Company's electronic commerce and Intranet and workflow solutions. Approximately 22 of the Company's 125 employees are principally devoted to research and development of the types described above. In addition, the Company frequently utilizes its other technical personnel for similar research and development projects. The Company incurred $187,130, $366,829, and $1,318,446 in research and development expenses during the years ended December 31, 1996 and 1997, and the nine months ended September 30, 1998, respectively.

     The principal solutions and services currently offered by the Company are:

          - Connectivity. The Company currently offers a variety of connectivity solutions, which include Internet access and third-party software and hardware implementation and configuration services, which are offered in bundled and unbundled packages. Internet access currently includes ISDN and analog technologies. The Company also offers a selection of software products, including electronic mail, news and other solutions that permit customers to navigate and utilize the Internet.

          - Web-Hosting and Co-Location. Web-hosting and Co-Location give business customers a presence on the Internet for purposes such as marketing, customer service, and dissemination of internal company information. These services include web-hosting, web site maintenance, operations and maintenance, back-up, software up-date and ongoing consulting services.

          - Security Solutions. Corporate networks and systems need to be protected against unauthorized access and use. The Company currently offers a comprehensive set of firewall products from Trusted Information Systems (Gauntlet, Firewall), Checkpoint (Firewall-1) and SunSoft (SunScreen), with services such as security consulting, installation support, on-the-job training of customers' system administrators, hotline support (24 hours, 7 days) and security audits. To assure the security of communication and business transactions between users of networks, the Company integrates state-of-the-art software, technologies and standards such as SecureID (Security Dynamics), ATMP, VPos and VGate (VeriFone) and SET.

          - Virtual Private Networks. ("VPN"). Many companies today have private data communication networks, which are often referred to as corporate networks. These are built on expensive leased lines and are used to transfer proprietary data between office locations. VPNs utilize the Internet as a cost effective alternative to corporate networks to provide secure transmission of private IP and to provide authorized users with secure remote access to the corporate networks. VPN products are available in hardware, software, and firewall formats.

          - National and International Roaming. Roaming provides access to the Internet locally, i.e., at local phone tariffs as users travel. Outside the countries in which the Company operates, roaming is offered in cooperation with more than 350 international ISPs and telecommunications companies which have joined the Global Reach Internet Connection(TM).

          - Electronic Commerce. Electronic Commerce is the execution of commercial transactions on the Internet. This may include retail sales or business-to-business transactions. The system necessary to conduct electronic commerce is complex and involves several different components. The Company designs and implements dedicated electronic commerce systems or any component part which a customer may require. These systems are based on the Company's electronic commerce platform which integrates systems and technologies of third-party vendors, such as Microsoft, Sun, HP, Intershop, Brokat, VeriFone, SAP and others. A dedicated electronic commerce solution may require a significant investment. For customers reluctant to undertake such an up-front expenditure, the Company maintains its own electronic commerce system which it provides on a lease basis. Through working arrangements with content providers and media companies, the Company also assists customers utilizing electronic commerce for retail and wholesale sales in marketing products to targeted groups on the Internet. This enables a customer to establish a distribution channel for products or a channel for purchasing, and to determine whether to invest in a dedicated system.

          - Intranet and Workflow Solutions. Internet technologies can be utilized in a customer's internal information technology system. The Company offers a platform which, when introduced into an Intranet, enhances the capabilities, efficiencies and functionality of the system, speeds the development of new applications, reduces the cost of developing and maintaining applications, and allows the integration of existing systems and databases; thus, customers can preserve their investment in existing systems.

     The Company constantly works to enhance its products and services. In particular, it is currently engaged in efforts to improve the functionality and capabilities of its security solutions, VPN, communications services, and electronic commerce platforms.

SALES AND MARKETING

     The Company intends to conduct its operations and marketing under the "Cybernet" brand name, although subsidiaries' brand names are used for transition periods after acquisitions. The Company has undertaken public relations efforts to raise the awareness and visibility of the "Cybernet" name in its target markets.

     The Company markets its products and services directly through a force of 35 sales representatives. Sales offices are located in Munich, Neu-Ulm, Frankfurt, Stuttgart and Hamburg, Germany, in Vienna, Austria, and Rovereto, Italy. Each sales representative is required to have a strong Internet technical background and an understanding of local telecommunications tariffs, the needs of the business community and the companies in his or her respective territory. The Company also maintains industry sales teams which are responsible for marketing customized turnkey solutions to larger accounts. The Company has developed regional programs to attract and train high quality, motivated sales representatives that have the necessary technical skills, consultative sales experience and knowledge of their local markets.

     The Company is also building a network of accredited resellers of its standardized products and solutions. These include software suppliers, systems integrators and ISPs. The Company also attempts to utilize its relationships among these resellers to gain access to customers for the sale of additional products and services.

CUSTOMERS

     The Company currently provides services to approximately 6,000 customers, an increase from approximately 4,300 as of December 31, 1997, approximately 3,000 as of June 30, 1997, and approximately 1,460 as of December 31, 1996. The Company provides sophisticated technical services and customized solutions to prominent businesses such as Germany's leading MasterCard credit card processor, several of Germany's largest financial institutions, Germany's largest nationwide network for the travel industry and the German government. However, the Company believes that mainstream medium sized businesses represent an attractive target market because of their expanding Internet needs and their willingness to adopt new technology. In addition, their limited internal technical resources create a demand for the type of high quality turnkey solutions and the customized support, maintenance and training services which the Company provides. Thus, to a significant extent, the Company focuses its efforts on large and medium sized business customers who utilize both the Company's systems integration and networking capabilities. For smaller businesses, the Company offers a range of standardized products and services.

     No single customer or group of customers accounted for more than 10% of the Company's revenues in the year ended December 31, 1997, or in the period ended September 30, 1998.

PRODUCT DEVELOPMENT

     The Company's future success will depend, in part, on its ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of its current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost effective basis. The market for the Company's services is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent introductions of new services. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to incorporate such advances on a cost effective and timely basis into its business. Moreover, technological advances may have the effect of encouraging certain of the Company's current or future customers to rely on in-house personnel and equipment to furnish the services currently provided by the Company. In addition, keeping pace with technological advances may require substantial expenditures and lead time. The Company incurred $187,130,

$366,829, and $1,318,446 in research and development expenses during the years ended December 31, 1996 and 1997, and the nine months ended September 30, 1998, respectively.

INTELLECTUAL PROPERTY RIGHTS

     The Company has applied to the European Union for a trademark for the name "Cybernet". In addition, the Company relies on a combination of copyright, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its products and services. The Company has no patented technology that would preclude or inhibit competitors from entering the Company's market. The Company has entered into confidentiality and invention assignment agreements with its employees, and non-disclosure agreements with its suppliers, distributors and appropriate customers in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by the Company to protect its intellectual property will prove sufficient to prevent misappropriation of the Company's technology or to deter independent third-party development of similar technologies. The laws of the countries where the Company operates may not protect the Company's products, services or intellectual property rights to the same extent as do the laws of the United States. To date, the Company has not been notified that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all. As a result, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition.

GENERAL REGULATORY ENVIRONMENT

     The Company's Internet operations are not currently subject to direct regulation by governmental agencies in the countries in which the Company operates (other than regulations applicable to businesses generally). As the Internet becomes more widely used, countries in which the Company now operates or expects to operate, may adopt regulations relating to prices charged users, content, privacy, intellectual property protection, libel or other matters. If adopted, such regulations could significantly affect the results of operations of the Company and its competitors. See "Risk Factors -- Potential Liability for Information Disseminated over Networks; Regulatory Matters".

     The Company also intends to become licensed as a telecommunications carrier in Germany. See "Business -- The Internet in Germany and Europe". To qualify for that license, the Company will have to demonstrate good character, in addition to the financial resources and expertise needed to meet German regulatory requirements.

COMPETITION

     The business of providing Internet connectivity, solutions and services is highly competitive and there are no substantial barriers to entry. The Company believes that competition will intensify in the future and its ability to successfully compete depends on a number of factors including, market presence; the capacity, reliability and security of its network; the pricing structure of its services; the Company's ability to adapt its product services to new technological developments and principal market and economic trends. The Company's competitors consist of (a) ISPs, (b) telecommunications carriers and
(c) system integrators/computer manufacturers.

     The Company strives to differentiate itself from other ISPs by offering a full range of solutions and services which business customers are likely to require in connection with their use of the Internet. Most of the Company's competitors offer fewer services focused on connectivity. However, some competitor ISPs have greater resources and larger communications and network infrastructure than the Company. The Company's ISP competitors include: European Computer-Industry Research Center, Xlink, PSINet, UUNet and Nacamar.

     Telecommunications carriers tend to be large organizations for whom Internet services are not their main business. The Company's main carrier competitors are: DT; Arcor (a consortium of Deutsche Bahn, Mannesmann, AT&T, and Unisource); Viag Interkom (a joint venture of Viag and British Telecom); and O.tel.o (a joint venture of Veba and RWE). The Company competes with these organizations by focusing on the Internet and offering flexible decision making and execution, responsive customer service, recognized technical expertise, and high quality products.

     When the Company begins to utilize IP technology for telephone service, the Company will compete directly with carriers, including large carriers such as Arcor, DT and Viag Interkom. Most of these competitors are significantly larger and have substantially greater market presence, financial, technical, operational, marketing and other resources and experience than the Company. In addition, carriers have greater resources to engage in various forms of price competition, such as bundling Internet services with other telecommunications services, thereby offering lower prices for the Internet services. Increased price competition could force the Company to reduce its prices and profit margins. In addition, increased competition for new customers could result in increased sales and marketing expenses and related customers acquisition costs and could materially adversely affect the Company's profitability.

     Major systems integrators and computer manufacturers, such as IBM, SNI Andersen Consulting and Digital Equipment Corp., provide information technology solutions to their clients and have expanded their offerings to include Internet related products and solutions. Many of these companies have established customer relationships and recognized technical expertise, and some have significantly greater resources than the Company. However, most do not offer connectivity services and solutions. The Company competes by offering a more complete Internet related service and product line. In addition, some system integrators and computer manufacturers utilize the Company's connectivity services and solutions to complement their own line of products and services.

BILLING AND COLLECTION

     Network Services are billed monthly, based on a customer's use. Internet Projects are typically payable in three increments. Presently, the Company's subsidiaries in each country bill customers on a country by country basis. In Germany, the Company generates a single bill to each customer for all services provided. As the Company begins to offer telecommunications services, the Company plans to outsource its billing and collection to centralize billing and facilitate the integration of access service charges, voice and data telephony charges and project billing.

PROPERTIES

     The Company leases the real estate where its business offices and certain nodes containing servers, routers and other equipment are located. The largest leasehold property is the Company's main office in Munich with approximately 20,450 square feet (1,900 square meters). Other leasehold properties are located in Neu-Ulm, Frankfurt, Stuttgart and Hamburg, Germany, Vienna, Austria and Rovereto, Italy. The Company believes that none of these leases is critical to operations and that relocation of any of the leased premises would be feasible on acceptable terms, if necessary.

     Dedicated telephone lines are leased by the Company from telecommunications carriers and resellers. Assets relating to its operations, including servers and routers, are leased or owned. See Note 6 of Notes to Financial Statements.

EMPLOYEES

     At August 15, 1998, the Company had a total of approximately 125 employees:
48 of whom were in sales and marketing; 53 in research and development and engineering, and 24 in administration. There are no collective bargaining agreements in effect. The Company believes that relations with its employees are satisfactory.

LEGAL PROCEEDINGS

     On December 1, 1997, TUV Technischer Uberwachungsdrenst Osterreich (TUV) filed an action against Vianet alleging a technical malfunction of certain Cisco routers installed and programmed by Vianet. The alleged malfunction is said to have resulted in substantially increased telephone charges to TUV. Trial counsel to Vianet has estimated the maximum amount which could be claimed by TUV as approximately $132,000. Other than as described above the Company is not presently a party to any material legal proceeding.

                                   MANAGEMENT

     The following table sets forth the names, ages and positions of the executive officers and directors of the Company:

                 NAME                   AGE         POSITION WITH THE COMPANY
                 ----                   ---         -------------------------
Andreas Eder..........................  38    Director
                                              Chairman, President, CEO
                                              Head of Managing Board of Cybernet AG
Rudolf Strobl.........................  39    Member of Managing Board of Cybernet
                                              AG
Alessandro Giacalone..................  47    Member of Managing Board of Cybernet
                                              AG
                                              Chairman of Board of Directors of
                                              Eclipse
Christian Moosmann....................  36    Treasurer
                                              Chief Financial Officer
Tristan Libischer.....................  29    Director
                                              Managing Director of Vianet
Alexander Wiesmueller.................  29    Managing Director of Vianet
Holger Timm...........................  40    Director
                                              Member of Supervisory Board of
                                              Cybernet AG
Dr. Hubert Besner.....................  35    Director
                                              Member of Supervisory Board of
                                              Cybernet AG
G.W. Norman Wareham...................  44    Director
                                              Secretary
Robert Fratarcangelo..................  59    Director

ANDREAS EDER

     Mr. Eder, a co-founder of Cybernet AG, has been Chairman, President, Chief Executive Officer and Head of the Managing Board of Cybernet AG since its formation and has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since it acquired Cybernet AG. Before founding Cybernet AG, Mr. Eder held management positions with Siemens-Nixdorf and The Boston Consulting Group. Mr. Eder holds a Masters degree in Business Administration from the University of Munich.

RUDOLF STROBL

     Mr. Strobl is a co-founder of Cybernet AG, and has been an Executive Officer of Cybernet AG since February, 1996, and of the Company since it acquired Cybernet AG. Before founding Cybernet AG, Mr. Strobl worked for Digital Equipment Corp. He also co-founded ARTICON, a systems integration company in Munich. Mr. Strobl holds a Masters degree in Engineering from the University of Munich.

ALESSANDRO GIACALONE

     Mr. Giacalone has been a Member of the Managing Board of Cybernet AG since October, 1997. From 1990 to 1997, Mr. Giacalone was Research Group Leader, Research Director and subsequently Managing Director of the European Computer-Industry Research Centre in Munich, where he was responsible for building the Internet operations. From 1984 to 1990, he taught computer science at the State University of New York. Mr. Giacalone holds an undergraduate degree and Masters of Science in Computer Science from the University of Pisa, and a Doctorate in Computer Science from Brown University.

CHRISTIAN MOOSMANN

     Christian Moosmann is Treasurer and Chief Financial Officer of the Company, having joined the Company in 1997. Before joining the Company, he held management positions with European Computer Research Center from 1995 to 1997 and with Siemens from 1990 to 1995. He holds a degree in accounting from Rosenheim College.

TRISTAN LIBISCHER

     Mr. Libischer is a Director of the Company and a Managing Director and co-founder of Vianet. He has been a Managing Director of Vianet since 1994. From 1992 to 1994, he held various positions with Bark Computer. From 1990 to 1992, he was a senior consultant and sales engineer with 3C Group.

ALEXANDER WIESMUELLER

     Mr. Wiesmueller is a co-founder of Vianet and has been a Managing Director of Vianet since 1994. Prior to 1994, he was technical manager for B.O.T. Bura Organization Team-Metro and held various technical positions with Grafotron-Berthold & Stempel, and with Bohmann, Druck und Verlag (New Media).

HOLGER TIMM

     Mr. Timm, a Director of the Company, is a co-founder and member of the Supervisory Board of Cybernet AG, and Chief Executive Officer of Cybermind Interactive Europe AG ("Cybermind"). Mr. Timm is Head of the Managing Board and Chief Executive Officer and a controlling shareholder of Berliner Freiverkehr (Aktien) AG, a financial institution which owns approximately 40% of the Underwriter. He is also a member of the Board of the Berlin Stock Exchange. He holds a law degree from the Free University, Berlin.

HUBERT BESNER

     Dr. Besner is a Director of the Company and a member of the Supervisory Board of Cybernet AG. Since 1994, he has been a partner in the law firm of Besner Kreifels Weber, Munich, Germany. From 1992 to 1994, he was the head of the legal department of Schneider AG, a German real estate development company. He currently is a director of Marine Shuttle Operations, Inc., a member of the supervisory board of Schuller Industrieentsorgung AG, and the head of the supervisory board of PIPECAD Integrierte Softwaresysteme AG. Dr. Besner received his First State Exam in Law from Ludwig-Maximilians-Universitat in 1986, and his doctorate magna cum laude from Ludwig-Maximilians-Universitat in 1988.

G.W. NORMAN WAREHAM

     Mr. Wareham is Secretary and a Director of the Company. He is a certified general accountant and has been engaged in the public practice of accounting for over twenty years. Mr. Wareham has been Vice President, Chief Financial Officer, and a director of ZMAX Corporation since September, 1996. He is also a director and officer of Intercap Resources Management Corp., an oil and gas exploration and development company, and President of Wareham Management Ltd., which provides management consulting and accounting service to Canadian and American public companies. From 1994 to April 1995, Mr. Wareham served as the President of Global Financial Corporation, a Turks and Caicos investment company.

ROBERT FRATARCANGELO

     Mr. Fratarcangelo has been a Director of the Company since September, 1997. He has previously held management positions with IBM. He is President and Chief Executive Officer of Criminal Investigative Technologies, Inc. in Virginia.

     No family relationship exists between any director or executive officer and any other director or executive officer.

BOARD COMPOSITION

     The Company currently has authorized 6 directors. In accordance with the terms of the Company's Certificate of Incorporation, the terms of office of the Board of Directors will be divided into three classes: Class A, whose term will expire at the annual meeting of stockholders to be held in 1999; Class B, whose term will expire at the annual meeting of stockholders to be held in 2000; and Class C, whose term will expire at the annual meeting of stockholders to be held in 2001. The Class A directors are Messrs. Besner and Fratarcangelo, the Class B directors are Messrs. Timm and Wareham, and the Class C directors are Messrs. Eder and Libischer. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company entitled to vote generally, voting together as a single class.

     The Company's executive officers are appointed by the Board of Directors and serve until their successors are elected or appointed.

BOARD COMMITTEES

     The Board of Directors has three committees: an Executive Committee, an Audit Committee, and a Compensation Committee. The Committees were created contemporaneously with the Company's re-incorporation in Delaware. The Board's Executive Committee consists of Messrs. Andreas Eder, Hubert Besner and Holger Timm. The Board's Audit Committee consists of Messrs. Holger Timm, Robert Fratarcangelo, and G.W. Norman Wareham. The Audit Committee reviews the Company's accounting processes, financial controls and reporting systems, as well as the selection of the Company's independent auditors and the scope of the audits to be conducted.

     The Compensation Committee consists of Messrs. Holger Timm, Robert Fratarcangelo, and G.W. Norman Wareham. It reviews executive compensation and organization structure. The Compensation

Committee also administers the Company's Stock Option Plan. Prior to the creation of the Compensation Committee, all decisions concerning salaries, incentives and other forms of compensation of directors, officers and other employees of the Company were made by the whole Board of Directors.

     None of the members of the Compensation Committee of the Board of Directors is currently, or has been at any time since the formation of the Company, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

     Directors, who are not also employees of the Company ("Outside Directors"), receive $15,000 annually (the "Annual Director Fee") and are reimbursed for out-of-pocket expenses incurred in connection with their serving on the Board. Each Outside Director will elect to receive his Annual Director Fee in cash, stock options or a combination thereof. The value of the stock options will be determined pursuant to the Black-Sholes method, and the options will be fully vested at the date of grant.

EMPLOYMENT CONTRACTS

     Messrs. Andreas Eder and Rudolf Strobl have employment agreements with the Company. The three-year terms of these agreements commenced on February 16, 1998. The agreements provide for base annual compensation of $103,000. Messrs. Eder and Strobl also have non-compete agreements that prohibit them from engaging, directly or indirectly, in the business of Internet access and related services to commercial and business entities in the United States and Europe until September 16, 2002. Mr. Giacalone has a three-year employment agreement with the Company, commencing on October 1, 1997, and providing for base annual compensation of $128,600. Each employment agreement provides for a year-end bonus in an amount to be determined pursuant to an incentive bonus plan. Unless terminated by the Company at least one year prior to the end of the three-year term, or by the employee with six months notice, the term of each agreement is automatically extended for two additional years.

     Mr. Moosmann entered into an employment agreement with the Company, commencing on April 28, 1997, and providing for base annual compensation of $80,000. That agreement is terminable by either the Company or Mr. Moosmann with six months prior notice.

SUMMARY COMPENSATION TABLE

     The following table sets forth the current annual compensation of the Chief Executive Officer and the Company's five most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
                                                              ---------------------------
                NAME AND PRINCIPAL POSITION                    SALARY    BONUS(1)   OTHER
                ---------------------------                   --------   --------   -----
Andreas Eder................................................  $103,000   $25,700      (2)
  Chairman, President and Chief Executive Officer
  Head of Managing Board of Cybernet AG
Alessandro Giacalone........................................  $128,600   $ 8,600      (2)
  Member of Managing Board of Cybernet AG
Rudolf Strobl...............................................  $103,000   $25,700      (2)
  Member of Managing Board of Cybernet AG
Tristan Libischer...........................................  $103,000   $25,700      (2)
  Managing Director of Vianet
Alexander Wiesmueller.......................................  $103,000   $25,700      (2)
  Managing Director of Vianet

---------------
(1) Maximum amount payable to executive upon achievement of specified business targets; lower amounts may be paid.

(2) The Company provides leased automobiles and cellular telephones to executives. The amounts attributable to personal use of these items are less than 10% of each Executive's total compensation.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation limits the liability of directors and executive officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liability arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company has also secured insurance on behalf of any officer, director, employee or other agent for any liability arising out of claims under applicable securities laws against such persons and the Company, and on behalf of directors and officers with respect to other claims.

     At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

STOCK OPTION PLAN

     The Company has adopted a Stock Option Plan (the "Stock Option Plan") to further the growth and development of the Company by encouraging and enabling employees of the Company to obtain a proprietary interest in the Company through the ownership of stock and to attract persons of outstanding quality to the Company's service. Options granted under the Stock Option Plan may be either incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The Company has reserved 2,000,000 shares of Common Stock for issuance under the Stock Option Plan. The Company will grant options to purchase a total of 285,000 shares in varying amounts under the Stock Option Plan to 95 employees, none of whom are members of management.

     The Stock Option Plan is administered by the Compensation Committee of the Board, which has the power to determine the terms of any options granted, including the exercise price, the number of shares subject to the option, and the exercisability thereof. Options granted under the Stock Option Plan generally are not transferable, and each option is exercisable during the lifetime of the optionee only by such optionee.

     Non-qualified Options. The non-qualified option grants are evidenced by a written agreement which will contain the following general conditions:

          Initial Grant. An initial grant to each eligible employee is made, which vests ratably based on continuing employment over a designated number of years.

          Annual Grant. In addition to the initial grant, the Compensation Committee will annually grant to management employees additional stock options, based upon performance. This grant will be an option to purchase a number of shares with a value per share at the date of grant equal to a percentage of the employee's bonus. The annual option grants will contain a vesting schedule, which requires the employee to work a designated number of years before vesting.

          Exercise During Employment. Stock options can be exercised any time before expiration after they are vested, as long as the employee remains employed.

          Exercise After Termination of Employment. Upon termination of employment, all unvested options will terminate and any vested options that have not yet been exercised will be exercisable for 90 days after termination unless the employee is terminated for cause or violates a non-solicitation, non-compete, or confidentiality requirement.

          Expiration. Any stock options, which have not previously been exercised or forfeited, will terminate ten years after the date of grant.

          Option Cash-Out. The Company retains the right, in the event of a merger or sale of over 50% of the Company's assets or similar event, to cancel any outstanding options in exchange for paying the optionee the excess over the exercise price of the fair market value of the shares purchasable with the vested portion of the option.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, certain information as of September 10, 1998, regarding beneficial ownership of Common Stock and Preferred Stock by (i) each stockholder known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all of the Company's current executive officers and directors as a group.

                                              SHARES BENEFICIALLY
              NAME                          OWNED PRIOR TO OFFERING
              ----                --------------------------------------------
                                  NUMBER OF         NUMBER OF      NUMBER OF     PERCENTAGE   PERCENTAGE    PERCENTAGE
                                    COMMON           SERIES A       SERIES B     OF COMMON    OF SERIES A   OF SERIES B
EXECUTIVE OFFICERS AND DIRECTORS    STOCK          PREFERRED(6)   PREFERRED(6)     STOCK       PREFERRED     PREFERRED
--------------------------------  ----------       ------------   ------------   ----------   -----------   -----------
Holger Timm...................     1,044,900(2)(6)    721,500(2)    5,160,000(5)     6.2%        60.1%          100%
Trabener Strasse 12
14193, Berlin, Germany
Andreas Eder..................     1,528,645(1)(6)    177,749(1)                       9%        14.8%
Stefan-George-Ring 19
81929 Munich, Germany
Alessandro Giacalone..........       309,600(3)(6)     36,000(3)                     1.8%           3%
Stefan-George-Ring 19
81929 Munich, Germany
Rudolf Strobl.................       460,724(6)        53,572                        2.7%         4.5%
Stefan-George-Ring 19
81929 Munich, Germany
Christian Moosmann............       154,800(3)(6)     18,000(3)                       *          1.5%
Stefan-George-Ring 19
81929 Munich, Germany
Hubert Besner.................         7,261(4)                                        *
Widenmayerstr. 41
80538 Munich, Germany
Tristan Libischer.............       150,000(6)                                        *
Mariannengasse 14
1090 Vienna, Austria
Alexander Wiesmueller.........       150,000(6)                                        *
Mariannengasse 14
1090 Vienna, Austria
All executive officers and
  directors as a group (8
  persons)....................     3,805,930        1,006,821       5,160,000       22.5%        83.9%          100%
Principal Stockholders other
  than directors and officers
Franz Eder....................       621,350(6)        72,250                        3.7%           6%
Pariser Strasse 12
10719 Berlin, Germany
Thomas Schulz.................       614,282(6)        71,428                        3.6%           6%
Pfaffing 15
83339 Chieming, Germany

                                    SHARES BENEFICIALLY
              NAME                 OWNED AFTER OFFERING
              ----                -----------------------
                                  NUMBER OF    PERCENTAGE
                                    COMMON     OF COMMON
EXECUTIVE OFFICERS AND DIRECTORS    STOCK        STOCK
--------------------------------  ----------   ----------
Holger Timm...................     1,044,900(2)     5.6%
Trabener Strasse 12
14193, Berlin, Germany
Andreas Eder..................     1,528,645(1)     8.1%
Stefan-George-Ring 19
81929 Munich, Germany
Alessandro Giacalone..........       309,600(3)     1.7%
Stefan-George-Ring 19
81929 Munich, Germany
Rudolf Strobl.................       460,724       2.5%
Stefan-George-Ring 19
81929 Munich, Germany
Christian Moosmann............       154,800(3)       *
Stefan-George-Ring 19
81929 Munich, Germany
Hubert Besner.................         7,261(4)       *
Widenmayerstr. 41
80538 Munich, Germany
Tristan Libischer.............       150,000         *
Mariannengasse 14
1090 Vienna, Austria
Alexander Wiesmueller.........       150,000         *
Mariannengasse 14
1090 Vienna, Austria
All executive officers and
  directors as a group (8
  persons)....................     3,805,930      20.3%
Principal Stockholders other
  than directors and officers
Franz Eder....................       621,350       3.3%
Pariser Strasse 12
10719 Berlin, Germany
Thomas Schulz.................       614,282       3.3%
Pfaffing 15
83339 Chieming, Germany

---------------
 *  less than 1%

(1) Includes (i) 323,620 shares of Common Stock and 37,630 shares of Series A Preferred Stock held by Mr. Eder's spouse, Verena Czerny, for which shares Ms. Czerny has the sole investment and voting power, and Mr. Eder disclaims any beneficial ownership, and (ii)(A) 165,500 shares of Common Stock and 14,400 shares of Series A Preferred Stock subject to an agreement between Andreas Eder and Dave Morton, an employee of the Company, by which Mr. Morton has the option to acquire, (a) 25% of the total number of shares starting on January 1, 1999 and ending June 30, 1999, (b) 25% of the total number of shares starting on January 1, 2000 and ending June 30, 2000, and
    (c) 50% of the total number of shares starting on January 1, 2001, and ending June 30, 2001 and (B) 96,600 shares of Common Stock and 8,400 shares of Series A Preferred Stock subject to an agreement between Andreas Eder and Todd Ferguson, an employee of the Company or its subsidiary, by which Mr. Ferguson has the option to acquire such shares at the same price and under terms as for Mr. Morton.

(2) Does not include shares of Common Stock and Series A Preferred Stock sold by Mr. Timm to Alessandro Giacalone, Christian Moosmann and Hans Bergbreiter (each, individually, the "Purchaser") pursuant to Stock Purchase Agreements dated April 28, 1997, which provide that such Shares shall revert back to Mr. Timm if the Purchaser's employment with the Company terminates for any reason except termination without cause by the Company or if the Company breaches its employment agreement with the Purchaser; includes 600,000 shares held by Cybermind, a German company of which Mr. Timm is Chief Executive Officer and Head of the Managing Board and a controlling shareholder.

(3) Includes shares purchased from Mr. Timm pursuant to Stock Purchase Agreements dated April 28, 1997. See Note 2 above.

(4) These shares are held by Ms. Katharina Besner, Mr. Hubert Besner's spouse, and Mr. Besner disclaims any beneficial ownership in such shares.

(5) All of the Series B Preferred Stock is held by Cybermind (See Note 2 for control and ownership of Cybermind.)

(6) All the shares of capital stock listed are or will be subject to pooling trust agreements restricting the beneficial owner from selling the shares (unless the transferee is also subject to such restrictions), but without affecting the vote of the shares, if entitled to vote. The earliest date at which such shares may be sold is January 1, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation, Bylaws, which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

     Upon the closing of the Offering, the authorized capital stock of the Company will be 100,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). The Certificate of Incorporation of Cybernet Utah authorized 20,000,000 shares of preferred stock. Upon reincorporation of the Company in Delaware, the authorized amount was increased to 50,000,000.

COMMON STOCK

     As of a recent date, there were approximately 16,962,138 shares of Common Stock outstanding held of record by 209 stockholders. All issued shares of Common Stock are fully paid and non-assessable. 18,462,138 shares of Common Stock will be issued and outstanding if the Offering is fully subscribed. In addition, 300,000 shares of common stock will be issued to consummate the Vianet acquisition.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. In the event of the liquidation or dissolution of the Company, subject to the rights of the holders of Preferred Stock, the holders of Common Stock are entitled to share pro rata in any balance of corporate assets available for distribution after payment of all creditors. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, fully paid and non-assessable. The rights of holders of Common Stock are subject to, and may be adversely affected by, the rights of any series of Preferred Stock which the Company may issue in the future. The Company may pay dividends if, when and as declared by the Board of Directors from funds legally available therefore, subject to the dividend provisions of any outstanding shares of Preferred Stock and restrictions that may be set forth in the Company's debt instruments.

PREFERRED STOCK

     As of September 30, 1998, there were 6,360,000 shares of Preferred Stock outstanding, of which 1,200,000 shares are issued and outstanding as Series A Preferred Stock (the "Series A Preferred Stock") and held of record by 9 stockholders, and 5,160,000 shares are issued and outstanding as Series B Preferred Stock (the "Series B Preferred Stock") and held of record by 1 stockholder. The Company also has authorized 1.5 million shares of Series C Preferred Stock (the "Series C Preferred Stock") and issued 1.4 million of such shares on or about September 16, 1997. Between May 31, 1998 and September 30, 1998 all of the outstanding Series C Preferred Stock was converted to 1.4 million shares of common stock by the holders thereof. The Company has the right to reissue the shares of any series of Preferred Stock upon conversion to Common Stock. All issued shares of Preferred stock are fully paid and non-assessable.

SERIES A PREFERRED STOCK

     Dividends. The holders of the Series A Preferred Stock are entitled to receive out of the surplus or net profits of the Company legally available for dividends, whether or not declared, dividends at a rate equal to $0.01 per share per annum, and no more, before any dividends are paid or set apart for payment upon any other series of preferred stock of the Company, other than Series B Preferred Stock or Series C Preferred Stock, or on the Common Stock of the Company. Commencing with the fiscal year beginning on January 1, 1998, the dividend on the Series A Preferred Stock will be paid for each fiscal year within five months of the end of each fiscal year, subject to the availability of surplus or net profits therefore. Any dividends paid on the Series A Preferred Stock in an amount less than the total amount of dividends at the time payable on the shares will be allocated pro rata in accordance with the number of shares then outstanding.

     The dividends on the Series A Preferred Stock are not cumulative. Following payment of the dividends on the Series A Preferred Stock, the holders of the Series A Preferred Stock shall share pari passu on a per share basis of the distribution in any dividends by the Company, with the holders of shares of Common Stock of the Company and shares of any other class of stock of the Company entitled to share therein.

     Voting Rights. The holders of the Series A Preferred Stock are not entitled to receive notice of, or to vote on, any matter that is the subject of a vote of the stockholders of the Company, except as otherwise required by the laws of the State of Delaware.

     Redemption and Put. The shares of Series A Preferred Stock may be redeemed by the Company at any time after January 1, 2000, upon ten (10) days' prior written notice to the holder thereof of the Company's intention to redeem the Series A Preferred Stock at a redemption price of one share of Common Stock for each share of Series A Preferred Stock, plus payment of any unpaid dividends earned thereon through the date of redemption; provided, that all and not less than all of the shares of Series A Preferred Stock are so redeemed and, provided further, that, if the Company has not redeemed the Series A Preferred Stock by December 31, 2001, a holder of Series A Preferred Stock may at any time, commencing January 1, 2002, require the Company to purchase all of the shares of the Series A Preferred Stock held by him for a purchase price of $3.00 per share, plus any dividends earned but unpaid on such shares.

     Conversion. A holder of Series A Preferred Stock may convert each share held into one share of the Common Stock of the Company upon ten (10) days' written notice to the Company; provided, that (1) no conversion may occur prior to January 1, 1999; (2) no more than 25% of the Series A Preferred Stock held by any holder may be converted prior to January 1, 2000; (3) no more than an additional 25% of the Series A Preferred Stock held by the holder may be converted prior to January 1, 2001; (4) the remainder of the Series A Preferred Stock held by such holder may be converted commencing January 1, 2001; and (5) any conversion may not be for less than all of the Series A Preferred Stock held by the converting shareholder eligible for conversion at the time of the notice.

     Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series A Preferred Stock will be entitled to be paid the sum of $3.00 per share, plus an amount equal to any unpaid dividends before any amount is paid to the holder of any other series of Preferred Stock, other than the Series B Preferred Stock or the Series C Preferred Stock, or to the Common Stock of the Company. After payment of these amounts to the holders of the Series A Preferred Stock, the remaining assets of the Company will be distributed to the holders of the Common Stock, subject to any other preferences granted to the holders of any other series of Preferred Stock as created by the Board of Directors of the Company prior to such time.

     Preemptive Rights. The holders of the Series A Preferred Stock have no preemptive right by virtue of their holding the Series A Preferred Stock to subscribe for or purchase any shares of stock or any other securities that may be issued by the Company.

     Transferability. The Series A Preferred Stock may not be transferred by the holder except in compliance with applicable securities laws.

     Variation of Rights. Any amendment to the Certificate of Incorporation of the Company (including any certificates of designation pursuant to a resolution of the Board of Directors) to delete or vary the rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions attaching to the Series A Preferred Stock must be approved by the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding, given in person or by proxy whether in writing or at a meeting at which the holders of the shares of Series A Preferred Stock are entitled to vote separately as a class.

     Exclusion of Other Rights. Except as may otherwise be required by law and for the equitable rights and remedies that may otherwise be available to the holders of the Series A Preferred Stock, the Series A Preferred Stock do not have any rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions other than as specifically set forth in the Series A Preferred Stock Certificate of Designation, as the same may be amended and/or restated from time to time.

SERIES B PREFERRED STOCK

     Dividends. The holders of the Series B Preferred Stock are entitled to receive out of the surplus or net profits of the Company legally available for dividends, whether or not declared, dividends at a rate equal to $0.01 per share per annum, and no more, before any dividends are paid or set apart for payment upon any other series of preferred stock of the Company other than the Series C Preferred Stock, or on the Common Stock of the Company. Commencing with the fiscal year beginning on January 1, 1998, the dividend on the Series B Preferred Stock will be paid for each fiscal year within five months of the end of each fiscal year, subject to the availability of surplus or net profits therefore. Any dividends paid on the Series B Preferred Stock in an amount less than the total amount of dividends at the time payable on the shares will be allocated pro rata in accordance with the number of shares then outstanding.

     The dividends on the Series B Preferred Stock are not cumulative. Following payment of the dividends on the Series B Preferred Stock, the holders of the Series B Preferred Stock shall share pari passu on a per share basis of the distribution of any dividends by the Company with the holders of shares of Common Stock of the Company and shares of any other class of stock of the Company entitled to share therein.

     Voting Rights. The holders of the Series B Preferred Stock are entitled to receive notice of, and to vote on, any matter that is the subject of a vote of the stockholders of the Company.

     Redemption. The shares of Series B Preferred Stock may be redeemed by the Company at any time after January 1, 2000, upon ten (10) days' prior written notice to the holder thereof of the Company's intention to redeem the Series B Preferred Stock at a redemption price of one share of the Common Stock of the Company for each share of Series B Preferred Stock, plus any unpaid dividends earned thereon through the date of redemption; provided, that all and not less than all of the shares of Series B Preferred Stock are so redeemed.

     Conversion. A holder of Series B Preferred Stock may convert each share held into one share of the Common Stock of the Company upon ten (10) days' written notice to the Company; provided, that (1) no conversion may occur prior to January 1, 1999; (2) no more than 25% of the Series B Preferred Stock held by the holder may be converted prior to January 1, 2000; (3) no more than an additional 25% of the Series B Preferred Stock held by the holder may be converted prior to January 1, 2001; (4) the remainder of the Series B Preferred Stock held by the holder may be converted commencing January 1, 2001; and (5) any conversion may not be for less than all of the Series B Preferred Stock held by the converting shareholder eligible for conversion at the time of the notice.

     Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series B Preferred Stock will be entitled to be paid the sum of $3.00 per share, plus an amount equal to any unpaid dividends before any amount is paid to the holder of any other series of Preferred Stock other than the Series C Preferred Stock or to the Common Stock of the Company. After payment of these amounts to the holders of the Series B Preferred Stock, the remaining assets of the Company will be distributed to the holders of the Common Stock, subject to any other preferences granted to the holders of any other series of Preferred Stock as created by the Board of Directors of the Company prior to such time.

     Preemptive Rights. The holders of the Series B Preferred Stock have no preemptive right to subscribe for or purchase any shares of stock or any other securities that may be issued by the Company by virtue of their holding the Series B Preferred Stock.

     Transferability. The Series B Preferred Stock may not be transferred by the holder except in compliance with applicable securities laws.

     Variation of Rights. Any amendment to the Certificate of Incorporation of the Company (including any certificates of designation pursuant to a resolution of the Board of Directors) to delete or vary the rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions attaching to the Series B Preferred Stock must be approved by the affirmative vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding, given in person or by proxy whether in writing or at a meeting at which the holders of the shares of Series B Preferred Stock are entitled to vote separately as a class.

     Exclusion of Other Rights. Except as may otherwise be required by law and for the equitable rights and remedies that may otherwise be available to the holders of the Series B Preferred Stock, the Series B Preferred Stock do not have any rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions other than as specifically set forth in the Series B Preferred Stock Certificate of Designation, as the same may be amended and/or restated from time to time.

SERIES C PREFERRED STOCK

     Dividends. The holders of the Series C Preferred Stock are entitled to receive out of the surplus or net profits of the Company dividends at a rate equal to $0.56 per share per annum, and no more, before any dividends are paid or set apart for payment upon any other series of Preferred Stock or on the Common Stock of the Company. Dividends began to accrue on January 1, 1998. Commencing with the fiscal year beginning on January 1, 1998, the dividend on the Series C Preferred Stock will be paid for each fiscal year within five months of the end of each fiscal year, subject to the availability of surplus or net profits therefore. Any dividends paid on the Series C Preferred Stock in an amount less than the total amount of dividends at the time accrued and payable on the shares will be allocated pro rata in accordance with the number of shares then outstanding.

     At the election of the Board of Directors, dividends may be paid in the form of the Common Stock. The number of shares of Common Stock to be issued in payment of such dividends, with respect to each share of Series C Preferred Stock, is equal to the quotient derived by dividing the fair value of a share of Common Stock (as determined by the Board of Directors on the date the dividend is declared) into the dollar amount of the dividend being declared.

     The dividends on the Series C Preferred Stock are cumulative so that, if for any period the dividend is not paid, the right to such dividend will accumulate and all arrears so accumulated will be paid before any dividends are paid to any other series of Preferred Stock or the Common Stock of the Company.

     Voting Rights. The holders of the Series C Preferred Stock are not entitled to receive notice of, or to vote on, any matter that is the subject of a vote of the stockholders of the Company, except as otherwise required by the laws of the State of Delaware.

     Redemption and Exchange. The shares of Series C Preferred Stock may be redeemed by the Company at any time upon ten (10) days' prior written notice to the holder thereof of the Company's intention to redeem the Series C Preferred Stock at a redemption price of 100% of the $7.00 per share purchase price paid to the Company for such shares, plus any unpaid accrued dividends thereon through the date of redemption so long as prior to the date of redemption the following has occurred:

          (i) The Company must have offered to exchange on the terms set forth below (the "Exchange Offer") each share of Series C Preferred Stock for (a) one share of the Company's Common Stock, plus (b) one warrant to purchase the number of shares of Common Stock equal in the aggregate to one-half the number of shares of Common Stock received in the Exchange Offer, which warrant will be exercisable at any time through the first anniversary of the date of issuance of the warrant at a purchase price equal to $8.00 per share. The Exchange Offer will remain open for at least twenty (20) days; and

          (ii) A registration statement under the Securities Act must be in effect registering the issuance of the Common Stock and warrants pursuant to the Exchange Offer.

     Conversion. A holder of Series C Preferred Stock may convert each share held by him into one share of the Common Stock of the Company upon ten (10) days' written notice to the Company anytime after May 31, 1998; provided, however, that any conversion be of all the Series C Preferred Stock held by the shareholder. All of the shares of Series C Preferred Stock have been converted into Common Stock by the holders thereof.

     Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series C Preferred Stock are entitled to be paid the sum of $7.00 per share, plus an amount equal to any unpaid accrued dividends before any amount is paid to the holder of any other series of Preferred Stock or to the Common Stock of the Company. After payment of these amounts to the holders of the Series C Preferred Stock, the remaining assets of the Company will be distributed to the holders of the Common Stock, subject to any other preferences granted to the holders of any other series of Preferred Stock as created by the Board of Directors of the Company prior to such time.

     Preemptive Rights. The holders of the Series C Preferred Stock have no preemptive right to subscribe for or purchase any shares of stock or any other securities that may be issued by the Company by virtue of their holding the Series C Preferred Stock.

     Transferability. The Series C Preferred Stock may be transferred by the holder only after the Company relinquishes its right of first refusal to purchase the shares on the same terms and conditions as the holder of the Series C Preferred Stock proposes to dispose of the shares in accordance with the Company's Certificate of Incorporation. Any attempted transfers that do not comply with the Company's right of first refusal will not be recognized by the Company or its stock transfer agent.

     Variation of Rights. Any amendment to the Certificate of Incorporation of the Company (including any certificates of designation pursuant to a resolution of the Board of Directors) to delete or vary the rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions attaching to the Series C Preferred Stock must be approved by the affirmative vote of the holders of a majority of the shares of Series C Preferred Stock then outstanding, given in person or by proxy whether in writing or at a meeting at which the holders of the shares of Series C Preferred Stock will be entitled to vote separately as a class.

     Exclusion of Other Rights. Except as may otherwise be required by law and for the equitable rights and remedies that may otherwise be available to the holders of the Series C Preferred Stock, the Series C Preferred Stock do not have any rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions other than as specifically set forth in Series C Preferred Stock Certificate of Designation, as the same may be amended and/or restated from time to time.

                            ANTI-TAKEOVER PROVISIONS

GENERAL

     Certain provisions of the GCL and the Company's Certificate of Incorporation and Bylaws could have the effect of delaying, deterring or preventing a future takeover or change in control of the Company, unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions also may render the removal of directors and management more difficult. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions of Delaware law and the Company's Certificate of Incorporation and Bylaws also may have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. See "Risk Factors -- Anti-Takeover Provisions".

CERTIFICATE OF INCORPORATION AND BYLAWS

     Certain provisions of the Certificate of Incorporation and Bylaws could have the effect of discouraging potential acquisition proposals or delaying or preventing a change of control of the Company. In particular, effective upon consummation of the Offering, all stockholder actions must be effected at a duly called annual or special meeting and not by a consent in writing. Except as otherwise required by law and subject to the rights of the holders of any Preferred Stock, special meetings of stockholders for any purpose may be called only by the Board of Directors pursuant to a resolution stating the purpose thereof approved by a majority of the total number of directors which the Board of Directors of the Company would have if there were no vacancies or by the Chairman of the Board of Directors, and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice may be transacted at any special meeting. Furthermore, the Company's Bylaws require advance written notice, which must be received by the Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting, by a stockholder of a proposal or director nomination which such stockholder desires to present at a meeting of stockholders. An affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, is required to amend this provision.

     The Board of Directors is divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire at the annual meetings of the stockholders in 1999, 2000, and 2001, respectively. At each such succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms are expiring at such meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders following such election. The number of the directors of the Company may be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Board of Directors of the Company would have if there were no vacancies (but may not be less than two). An affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, is required to amend this provision.

     The Company believes that a classified board of directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the Board of Directors to more effectively represent the interests of stockholders. With a classified board of directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors. As a result, provisions relating to a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock, because its provisions could operate to prevent obtaining control of the Board of Directors in a relatively short period of time. The classification provision and the prohibition on stockholder action by written consent could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. Under the GCL, a director on a classified board may be removed by the stockholders of the corporation only for cause, and the Company's Certificate of Incorporation permits stockholders to remove directors only for cause pursuant to a majority vote of all stockholders entitled to vote. An affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, is required to amend this provision.

     The Company's Certificate of Incorporation does not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

     The Company's Certificate of Incorporation provides that newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors will be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum and not by the stockholders unless authorized by the Board of Directors at a special meeting of the stockholders. An affirmative vote of the holders of at least 80% voting stock, voting together as a single class, is required to amend this provision.

     The Certificate of Incorporation allows the Company to issue up to 50,000,000 shares of undesignated Preferred Stock with rights senior to those of the Common Stock and that otherwise could adversely affect the interests of holders of Common Stock, of which 6,360,000 shares were issued and outstanding, as of September 30, 1998. The issuance of additional shares of Preferred Stock could further decrease the amount of earnings or assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock, as well as having the anti-takeover effect discussed above.

     The Company's Certificate of Incorporation allows the Bylaws of the Company to be altered or repealed and new Bylaws to be adopted either: (i) at any annual or special meeting of stockholders, by the affirmative vote of a majority of the voting stock, provided that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of any Bylaws must be contained in the notice of such special meeting; or (ii) by the vote of a majority of the total number of directors which the Board of Directors of the Company would have if there were no vacancies. An affirmative vote of at least 80% of the voting stock, voting together as a single class, is required to amend this provision.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions could have the effect of discouraging others from making tender offers for the Company's shares and may inhibit fluctuations in the market price of the Company's shares that could otherwise result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Anti-Takeover Provisions".

DELAWARE TAKEOVER STATUTE

     The Company is subject to Section 203 of the GCL ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

GERMAN TAKE-OVER CODE

     In connection with its listing on the Neue Markt of the Frankfurt Stock Exchange, the Company is required to comply with the German Take-Over Code. The German Take-Over Code regulates merger and acquisitions by public companies, and requires that companies making an offer to a target company: notify the German regulatory authorities and the public of the offer, provide certain disclosures to the target company's stockholders, treat stockholders equally in an offer, and comply with certain other regulatory requirements. In addition, the rights of the Company's shareholders under the German Take-Over Code differ in certain respects from rights afforded to shareholders under the United States federal and state laws governing tender offers and takeovers. German regulatory authorities are given broad authority to interpret the German Take-Over Code and to review and regulate specific merger and acquisitions. Compliance with the German Take-Over Code could have the effect of delaying, deferring or preventing a tender offer or takeover, notwithstanding that such tender offer or takeover might result in stockholders receiving a premium over the market price for their shares.

                          TRANSFER AGENT AND REGISTRAR

     Interwest Transfer Company is the transfer agent and registrar for the Company's capital stock.

BOOK-ENTRY-ONLY ISSUANCE OF COMMON STOCK TRADING ON GERMAN STOCK EXCHANGES

     In general, the shares of Common Stock offered hereby will trade on the Neue Markt of the Frankfurt Stock Exchange (when approved for listing) and on the Freiverkehr of the Berlin Stock Exchange and the Munich Stock Exchange (each, a "German Exchange") only through book entry transfers of interests therein held through Deutsche Boerse Clearing AG ("DBC"). Any investor who has an actual certificate representing shares of Common Stock who desires to sell such shares of Common Stock on a German Exchange will be required to deposit such Certificate with The Depository Trust Company ("DTC") for credit to DBC's account as described below, which transfer will be reflected on DBC's books and records. Certificates representing shares of Common Stock held through DBC will not be issued unless such shares are withdrawn from DBC in which case the shares will not be eligible to trade on a German Exchange unless redeposited as described above. DBC will hold shares of Common Stock through its account with DTC. DTC, or its nominee, will be the registered owner of all shares of Common Stock that are held by investors through DBC.

     Beneficial owners of Common Stock held through DBC will receive confirmations and statements of their holdings from DBC (through their brokers or other financial institutions that are DBC participants). DBC will register all transfers of such Common Stock between DBC participants on its books and records through its book-entry system. Shares of Common Stock held by DTC will be registered in the name of DTC's nominee, Cede & Co.

     Any dividend or other payments on Common Stock held through DBC will be made by the Company to Cede & Co., as nominee of DTC. DTC, upon receipt of such payments, will credit DBC's account at DTC for the amount of such payments. Payments by DBC to the beneficial owners of Common Stock will be governed by standing instructions and DBC's customary practices, subject to any statutory or regulatory requirements as may be in effect from time to time. The dividends will be converted into Deutsche marks, if requested, and distributed by DBC.

                                    TAXATION

CERTAIN TAX CONSEQUENCES UNDER GERMAN LAWS

     The following discussion is a summary of the material anticipated tax consequences of an investment in the Common Stock under German tax laws. The discussion does not deal with all possible tax consequences relating to an investment in the Common Stock. In particular, the discussion does not address the tax consequences under state, local, and other (e.g. non-German) tax laws, nor does it address special circumstances of any individual investor. With the exception of certain illustrative data, the discussion is limited to the taxation of dividends, capital gains, income, gifts and inheritance under German law, and does not address all aspects of such German taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. In particular, this discussion does not comprehensively treat the tax considerations that will be relevant to prospective investors who reside outside Germany. Accordingly, each prospective investor should consult its tax advisor regarding the tax consequences of an investment in the Common Stock. The discussion is based on the tax laws of the Federal Republic of Germany as in effect on the date of this Prospectus, which are subject to change, possibly with retroactive effect, in particular with respect to proposed or anticipated changes which may result from action by the recently elected German government.

     Thus, the following summary is for illustrative purposes only and not to be relied upon. In addition, the Company has undertaken no obligation to update this discussion for changes in facts or laws occurring subsequent to the date hereof. Further, any variation or differences from the facts or representations recited herein, for any reason, might affect the following discussion, perhaps in an adverse manner, and render such discussion inapplicable.

     Taxation of Dividends. Dividends on the Common Stock that are (i) paid to holders who are German residents (for tax purposes, the term "resident" includes a natural person having a residence or his or her habitual abode in Germany) or who are corporations that maintain their statutory seat or principal place of management in Germany (a "German Holder"), or (ii) attributable to a permanent establishment maintained by, or a fixed base regularly available to a holder otherwise not deemed to be a German resident (a "Foreign Holder"), are subject to German income taxes or corporate income taxes, respectively, at regular German tax rates. Such dividend payments also are subject to a surcharge equal to 5.5% of the otherwise applicable German income or corporate income tax liability (Solidaritaetszuschlag und Kirchensteuer).

     German Holders who are natural persons may claim a tax allowance for income derived from capital investments of $3,430 ($6,860 in the case of married couples filing joint returns).

     German Holders who are natural persons may deduct from dividend income the expenses associated with the acquisition, safeguarding, or maintaining of the Common Stock (the "Werbungskosten"), including fees for custodian and re-financing costs. Without supporting documents, Werbungskosten in the amount of $58 ($135 in the case of married couples filing joint returns) are deductible for tax purposes from such dividend income.

     In general, Germany imposes a withholding tax of 15% of the gross amount of dividends paid. The double taxation treaty between the United States and Germany reduces this withholding tax to 5% of the gross amount of the dividends if the beneficial owner is a company that holds directly at least 10% of the voting shares of the company paying the dividends. The withholding tax can be credited against the part of the German income tax attributable to such dividend income. If, however, the German income tax attributable to such dividends is lower than the withholding tax because of a deduction of Werbungskosten (including, but not limited to refinancing costs) from such dividends, withholding taxes can only be credited against German income taxes up to an amount of German income tax attributable to such dividend income. Instead of taking a credit for the withholding tax, the German Holder can apply for a deduction of the withholding tax from his taxable income.

     Dividend income is tax-exempt if a German Holder that is a corporation owns at least 10% of the voting share capital. If, however, the tax-exempt dividend derived by a corporate German Holder is distributed to a German Holder who is a natural person, the distribution is taxable.

     Capital Gains. Capital gains from the sale of the Common Stock are not subject to taxes in Germany, unless (i) in the case of a Foreign Holder, the gains are attributable to a permanent establishment maintained by, or a fixed base regularly available to, such holder in Germany, (ii) in the case of a German Holder, such holder is a corporate entity that is a German resident or the Common Stock was held by the holder as a business asset, (iii) the holder is a German Holder who is a natural person that holds or has held at any time during a period of five years before the disposal directly or indirectly more than 25% of the share capital in his private property, or (iv) a speculative capital gain (i.e. if the time period between the acquisition and the disposal of the Common Stock do not exceed six months and the Common Stock do not qualify as a business asset) is given by a German Holder who is a natural person who holds the Common Stock.

     Inheritance and Gift Tax. Under German law, a German gift or inheritance tax is imposed on transfers of Common Stock by gift or at death if the donor or transferor, or the heir, donee, or other beneficiaries, are German residents within the meaning of Section 2 of the German Inheritance Tax Act.

     Other German Taxes. There do not appear to be German transfer, stamp, or other similar taxes that apply on the sale or transfer of shares of Common Stock.

     Possible Change to Tax Laws. The newly elected German government has announced various proposals to amend the tax laws, effective January 1, 1999 and, at this point, the Company cannot predict which amendments may effect the foregoing sections.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES
HOLDERS

     The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a non-U.S. holder. As used herein, the term "non-U.S. holder" is defined as any person or entity that is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, final, temporary, and proposed treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to non-U.S. holders who hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular non-U.S. holders in light of their personal circumstances, nor does it discuss certain tax provisions which may apply to individuals who relinquish their U.S. citizenship or residence.

     An individual may, subject to certain exemptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes, all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal income taxes as if they were U.S. citizens.

     Each prospective purchaser of Common Stock should consult with a tax advisor with respect to current and possible future tax consequences of acquiring, holding, and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any U.S. state, municipality, or other taxing jurisdiction.

     Dividends. If dividends are paid on shares of Common Stock to a non-U.S. holder, they will be subject to withholding of United States federal income taxes at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, if (a) dividends are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, and (b) an Internal Revenue Service ("IRS") Form 4224 or successor form is filed with the payor, then the dividends are not subject to withholding tax, but instead are subject to United States federal income taxes on a net basis at the applicable graduated individual or corporate rate. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

     Dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of the tax treaty rate. However, recently finalized treasury regulations pertaining to United States federal withholding tax, scheduled to take effect for payments made after December 31, 2000 (the "Final Withholding Tax Regulations"), provide that a non-U.S. holder must comply with certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures), directly or through an intermediary to obtain the benefits of a reduced rate under an income tax treaty. In addition, the Final Withholding Tax Regulations will require a non-U.S. holder who provides an IRS form 4224 or successor form (as discussed above) also to provide its U.S. taxpayer identification number.

     A non-U.S. holder of Common Stock eligible for a reduced rate of United States withholding taxes pursuant to an income tax treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

     Gain on Disposition of Common Stock. A non-U.S. holder generally will not be subject to United States federal income taxes with respect to any gain recognized on the sale or other disposition of Common Stock unless (a) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder, (b) in the case of a non-U.S. holder who is an individual and holds Common Stock as a capital asset, such holder is present in United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (c) the Company is or has been a U.S. Real Property Holding Corporation" (a "USRPHC") for United States federal income tax purposes, as discussed below.

     An individual non-U.S. holder who falls within clause (a) above will, unless an applicable treaty provides otherwise, be taxed on his or her net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder who falls under clause (b) above will be subject to a flat 30% tax on the gain derived from the sale which may be offset by certain United States capital losses.

     A non-U.S. holder that is a foreign corporation falling under clause (a) above will be taxed on its gain under regular graduated United States federal income tax rates and may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

     A corporation is a USRPHC if the fair market value of the U.S. real property interests held by the corporation is 50% or more of the aggregate fair market value of its U.S. and foreign real property interests and any other assets used or held for use by the corporation in a trade or business. Based on its current and anticipated assets, the Company believes that it currently is not and is not likely to become a USRPHC. However, since the determination of USRPHC status is based upon the composition of the assets of the Company from time to time, and because there are uncertainties in the application of certain relevant rules, there can be no assurance that the Company will not become a USRPHC. If the Company were to become a USRPHC, then gains on the sale or other disposition of Common Stock by a non-U.S. holder generally would be subject to U.S. federal income taxes unless both (a) the Common Stock was "regularly traded" on an established securities market within the meaning of the applicable treasury regulations, and (b) the non-U.S. holder actually or constructively owned 5% or less of the Common Stock. Non-U.S. holders should consult their tax advisors concerning any U.S. tax consequences that may arise if the Company were to become a USRPHC.

     Federal Estate Tax. Common Stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal and state tax purposes, unless an applicable estate tax treaty provides otherwise.

     Information Reporting and Back Up Withholding Tax. Under treasury regulations, the Company must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the amount of any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

     A back-up withholding tax is imposed at the rate of 31% on certain payments to persons that fail to furnish certain identifying information to the payor. Back-up withholding generally will not apply to dividends paid to a non-U.S. holder at an address outside the United States (unless the payor has knowledge that the payee is a U.S. person). However, in the case of dividends paid after December 31, 2000, the Final Withholding Tax Regulations provide that a non-U.S. holder generally will be subject to withholding tax at a 31% rate unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary. Back-up withholding and information reporting generally will also apply to dividends paid on Common Stock at addresses inside the United States to non-U.S. holders that fail to provide certain identifying information in the manner required. The Final Withholding Tax Regulations provide certain presumptions under which a non-U.S. holder would be subject to back-up withholding and information reporting unless the Company receives certification from the holder of its non-U.S. status.

     Payment of the proceeds of the sale of Common Stock by or through a United States office of a broker is subject to both back-up withholding and information reporting unless the beneficial owner provides the payor with its name and address and certifies under penalties of perjury that it is a non-U.S. holder, or otherwise establishes an exemption. In general, back-up withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States (or, for periods after December 31, 2000, a foreign partnership that at any time during its fiscal year either (a) is engaged in the conduct of a trade or business in the United States, or (b) has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership), such payments will be subject to information reporting, but no back-up withholding, unless (aa) such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or (bb) the beneficial owner otherwise establishes an exemption.

     A holder generally will be allowed a refund or a credit against such holder's U.S. federal income tax liability for any amounts withheld under the back-up withholding rules, provided the required information is furnished in a timely manner to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriter, the Company has retained the Underwriter as its exclusive agent to conduct an offering of 1,500,000 shares of Common Stock on a best efforts, all-or-none basis. In the event of oversubscriptions, up to an additional 300,000 shares may be sold during the Offering Period at the price set forth in this Prospectus.

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to various conditions. The Underwriter is not obligated to purchase any shares of the Common Stock.

     The Company is informed that the Underwriter proposes to offer the Shares directly to the public, but only to non-U.S. persons. Purchasers of the Shares will be required to represent that they are not U.S. persons and are not purchasing on behalf of U.S. persons. The Underwriter has informed the Company that it will endeavor to place the Shares with purchasers who, based on the Underwriters knowledge and past experience, are likely to retain the shares for a reasonable period of time. In view of the foregoing, the Company believes that a substantial portion of the Shares will not be resold to U.S. persons or others in the immediate future. However, the Company does not know of any formal or informal arrangements with retail or institutional investors with regard to resales, holding periods or purchaser agreements. If significant resales into the U.S. market were to take place, the shares resold would be freely tradeable in accordance with the federal securities laws. The Company intends to register the common stock under the Exchange Act and will thereafter be required to file reports and other information with the Commission. Such filings will be available to the public.

     The public offering price and Underwriting Discount are set forth on the cover page of this Prospectus. The Underwriting Agreement permits the Underwriter to allow to certain dealers, such concessions out of the Underwriting Discount as the Underwriter may determine. The Company is informed that the Underwriter does not presently plan to place the Shares through dealers. However, appropriate arrangements between the Underwriter and dealers may be developed during the Offering Period.

     The Offering will be conducted for a period of 45 days and may be extended for an additional 30 days by mutual agreement of the Company and the Underwriter. If, during the Offering Period, subscriptions are received for all of the Shares, then the Company and the Underwriter may conduct a closing to accept such subscriptions. At the closing, all funds received, less the Underwriter's commissions, will be delivered to the Company, and certificates representing the Shares purchased will be delivered to, or for the account of, the subscribers thereof. If subscriptions are not received for all shares during the Offering Period, no closing will occur and all funds will be returned to the subscribers without any deduction therefrom and with interest thereon, within seven days after termination of the Offering Period. Until such time as funds have been released from escrow and the Shares have been delivered to, or for the account of, the subscribers therefore, subscribers will not be deemed to be holder of the Shares. In the event of oversubscriptions, completed subscriptions will be accepted on a first come, first served basis.

     Payments for Shares shall be made either by check or by wire transfer. All checks for subscriptions of the shares of Common Stock are to be made payable to "Berliner Effektenbank AG".

     Pending the closing, all funds received by the Underwriter will be deposited in an escrow account for the benefit of the subscribers of the Shares, no later than noon on the next business day following receipt by the Underwriter.

     Holger Timm, a Director of the Company, is a controlling shareholder and the Head of the Managing Board, President, and Chief Executive Officer of Berliner Freiverkehr (Aktien) AG, a financial institution which owns approximately 40% of the Underwriter.

     The Company and its directors and executive officers have agreed not to sell Common Stock, directly or indirectly, or announce such action, or take other measures economically equivalent to a sale for a period of six months from the day of admission of the Common Stock to the Neue Markt of the Frankfurt Stock Exchange.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

                            THE GERMAN EQUITY MARKET

     There are eight stock exchanges in Germany of which the most significant, in terms of the number of shares traded, is the Frankfurt Stock Exchange. That exchange accounted for approximately 78% of the number of shares traded in Germany in 1997. The Berlin Stock Exchange and the Munich Stock Exchange are much smaller. Each of the three exchanges has established a market segment designed for small to mid-sized companies. These segments are known as the Neue Markt in Frankfurt, and the Over-the-Counter markets in Berlin and Munich. German trading in shares of the Company's Common Stock is now principally conducted in the Berlin Stock Exchange Over-the-Counter market and, to a lesser extent on the Munich Stock Exchange Over-the-Counter market. It is anticipated that the Neue Markt will become the principal market for the shares of the Company's common stock following the Offering and the closing of the Offering will not take place until the Company's listing application on the Neue Markt has been granted.

     Trading on German Stock Exchanges in regulated by, among others, the Federal Supervisory Office for Securities Trading (Bundesaufsichtsamt fur den Wertpapierhandel).

THE NEUE MARKT

     The Neue Markt was launched in March 1997. It is designed for innovative, small to mid-size companies in high growth industries or in traditional industries that have an international orientation and that are willing to provide active investor relations. Issuers are requested to provide investors on an ongoing basis with information such as annual and quarterly reports (including cash flow statements) and a corporate action timetable. This information is required to be submitted in English and German as well as in electronic form, thus enabling the stock exchange to disseminate corporate information via the Internet. The listing application process includes a pre-application and a formal application stage. In the pre-application stage, the Neue Markt determines on the basis of summary information whether an applicant meets the criteria for listing. Following preliminary approval, a formal application may be filed. The Company has received such preliminary approval and will promptly file a formal listing application that includes this Prospectus. The Company is informed that the review process will take approximately three to four weeks and knows of no reason for delay or rejection of its formal application. Trading on the Neue Markt is expected to commence immediately following approval of the formal application or upon the closing of the Offering period whichever is later.

     Trading of shares listed on the Neue Markt takes place on the floor of the stock exchange, but is computer-aided. Markets in listed securities are generally of the auction type, but listed securities also change hands in inter-bank dealer markets off the Frankfurt Stock Exchange. Price formation is determined by open bid by state-appointed specialists (amtliche Makler) who are themselves exchange members, but who do not, as a rule, deal with the public. Prices of currently traded securities are displayed continuously during trading hours. At the half-way point of each trading day, a single standard quotation is determined for all shares.

     The members' association of the Frankfurt Stock Exchange publishes a daily list of prices which contains the standard prices of all traded securities, as well as their highest and lowest quotations during the past year.

     Shares traded on the Neue Markt are also traded on a computer-aided system called Xetra. Trading takes place on every business day between 8:30 a.m. and 5:00 p.m., Frankfurt time. Trading within the Xetra system is done by banks and securities dealers who have been admitted to trading on at least one of Germany's stock exchanges. Xetra is integrated into the Frankfurt Stock Exchange and is subject to its rules and regulations.

     Transactions on the Frankfurt Stock Exchange (including transactions within the Xetra system) are settled on the second business day following trading. Transactions off the Frankfurt Stock Exchange (for large volumes or if one of the parties is foreign) are generally also settled on the second business day following trading, unless the parties have agreed upon a different date. Following a recent amendment to the conditions of German banks for securities trading (Sonderbedingungen fur Wertpapiergeschafte), customers' orders to buy or sell listed securities must be executed on a stock exchange, unless the customer instructs otherwise. Trading can be suspended by the Frankfurt Stock Exchange if orderly stock exchange trading is temporarily endangered or if a suspension is in the public interest.

     A specific feature of the Neue Markt of the Frankfurt Stock Exchange is the introduction of the obligatory "Sponsor," i.e., an entity admitted for trading at the Frankfurt Stock Exchange which provides additional liquidity by quoting prices for the buying and selling of shares on request. Each issuer on the Neue Markt of the Frankfurt Stock Exchange has to nominate at least two Sponsors which will not only ensure that there is sufficient liquidity for its shares, but also serve as consultants on all stock market related matters for the issuer. Neue Markt equity listings are admitted to electronic trading through Xetra.

THE BERLIN STOCK EXCHANGE OVER-THE-COUNTER MARKET

     The Over-the-Counter market of the Berlin Stock Exchange ("Berlin OTC Market") is designed for small and young innovative technology oriented companies in areas of business which present above average growth prospects. It specializes in non-German companies. In the year ended December 31, 1997, the total value of shares traded on the Berlin OTC Market was approximately $15 billion. A total of 117 credit institutions and brokerage firms are admitted to trading on the Berlin OTC Market which had a total of 300 new listings in 1997.

     Trading on the Berlin OTC Market is partly computerized on the Boss Cube system which matches bid and offers but does not set prices automatically. Brokers are assigned by Berlin Over-the-Counter Trade Association to keep an order book for each listed issue. Brokers keeping the order books are required to buy or sell continuously during trading hours and publish the trades on the exchange's electronic reporting system. The spread between bids and offers may not exceed 3%. All prices determined in the Berlin OTC Market are published daily in a supplement to the official price list of the Berlin Stock Exchange as well as in German national newspapers, on videotext pages of German television stations and on international financial news services.

     The Rules and Regulations of the Berlin OTC Market provide that the guidelines for establishing prices on the official market of the Berlin Stock Exchange apply to trading on the Berlin OTC Market. The trade supervisory authority at the Berlin Stock Exchange supervises compliance with these rules with a view to establishing orderly and fair markets in the listed securities.

THE MUNICH STOCK EXCHANGE OVER-THE-COUNTER MARKET

     The Over-the-Counter market of the Munich Stock Exchange ("Munich OTC Market") also specializes in trading non-German securities. In the year ended December 31, 1997 the total value of securities traded on the Munich OTC Market was approximately $9.5 billion (including warrants and debt securities). At the end of 1997, a total of 105 credit institutions and brokerage firms were admitted to trading on the Munich OTC Market and 965 stocks were listed for trading.

     Trading on the Munich OTC Market utilizes the Boss Cube system which computerizes the matching of bids and offers but does not set prices automatically. Brokers are assigned to keep an order book for each issue. Such brokers are required to buy and sell continuously during trading hours and to maintain fair and orderly markets in the securities assigned to them. Trades are published on the Munich Stock Exchange electronic reporting system. They also appear on the financial pages of various newspapers and in international news services.

                              CERTAIN TRANSACTIONS

DIRECTOR LOAN

     In May 1997, Mr. Timm advanced DM 1.5 million, on an interest free basis, to Cybernet AG with repayment due on July 31, 1997. On October 7, 1997, Cybernet AG repaid the loan.

     The firm of Besner Kreifels Weber, of which Hubert Besner, a Director of the Company, is a partner, acts as regular counsel to the Company, for which it has received fees in the approximate amount of $85,000 during 1998.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 18,762,138 shares of common stock. In addition, 300,000 shares of common stock will be issued in connection with the Vianet Acquisition. All shares sold in the Offering (other than shares which may be acquired by an affiliate) will be fully tradeable in the public market under the Securities Act. Part of the acquisition price of Cybernet AG, Eclipse, Artwise, Vianet and Open:Net has or will be paid in shares of common stock and Preferred Stock of the Company. The total number of such shares is 5,618,445 shares of common stock, 1,200,000 shares of Series A Preferred and 5,160,000 shares of Series B Preferred. In each case, the shares are subject to a pooling agreement restricting the owners of those shares from selling the shares prior to some specified dates. On the following dates, the following number of shares will be salable pursuant to each of the pooling agreements, subject to the provisions of Rule 144 under the Securities Act:

                                                                    SERIES A    SERIES B
                                                     COMMON STOCK   PREFERRED   PREFERRED
                                                     ------------   ---------   ---------
January 1, 1999(1).................................   1,306,537      300,000    1,290,000
February 10, 1999..................................      14,706
August 10, 1999....................................      14,706
September 1999.....................................       6,750
January 1, 2000....................................   1,313,287      300,000    1,290,000
February 10, 2000..................................      14,706
August 10, 2000....................................      14,706
January 1, 2001....................................   2,626,574      600,000    2,580,000

---------------
(1) These shares are included in an additional lock-up agreement extending the release date -- see Underwriter.

     In addition, 60,000 shares of common stock issued in the Vianet Acquisition will be released on each of the first five anniversaries of the closing of the Vianet Acquisition. The closing of the Vianet Acquisition is scheduled to occur contemporaneously with the closing of the Offering.

     The Shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, except for any Shares purchased by an affiliate of the Company, which will be subject to the limitations of Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the date such securities were acquired from the Company or an affiliate of the Company would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock and (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144, however, a person who has held shares for a minimum of two years from the later of the date such securities were acquired from the Company or an affiliate of the Company and who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the Company is free to sell such shares without regard to the volume, manner-of-sale and certain other limitations contained in Rule 144.

     In general, under Rule 701 of the Securities Act as currently in effect, any employee, officer, director, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or written employment agreement is eligible to resell such shares 90 days after the effective date of this Offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144.

     Prior to the Offering, there has been only a limited market for the common stock in the United States and no predictions can be made about the effect, if any, that market sales of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, common stock in the public market may have an adverse effect on the market price for the common stock.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby and general corporate legal matters will be passed upon for the Company by Powell, Goldstein, Frazer & Murphy LLP.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1997 and 1996, and for the two years then ended and the financial statements of Open:Net Netzwerkdienste GmbH at December 31, 1997 and for the year then ended, appearing in this Prospectus and Registration Statement, have been audited by Schitag Ernst & Young AG, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Vianet EDV Dienstleistungs GmbH at December 31, 1997 and 1996, and for the two years then ended, and at September 30, 1998 and the nine months then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young, Wirtschaftsprufungs-Und, Steuerberatungsgesellschaft MBH, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is not currently subject to the information requirements of the Exchange Act. When the Commission declares effective the Registration Statement on Form S-1, the Company will be required to file reports and other information with the Commission pursuant to the informational requirements of the Exchange Act. Such reports and other information can be inspected and copied at the Public Reference Section of the Commission and at the Commission's regional offices at the addresses given below.

     As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits, schedules and undertakings set forth elsewhere in this Registration Statement. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to this Registration Statement. The Company will issue annual and quarterly reports. Annual reports will include audited financial statements prepared in accordance with accounting principles generally accepted in the United States and a report of its independent auditors with respect to the examination of such financial statements. In addition, the Company will issue to its security holders such other unaudited quarterly or other interim reports as it deems appropriate.

     This Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CYBERNET INTERNET SERVICES INTERNATIONAL, INC.
  Report of Schitag Ernst & Young AG, Independent
     Auditors...............................................  F- 2
  Consolidated Balance Sheets December 31, 1997 and 1996....  F- 3
  Consolidated Statements of Loss and Comprehensive Loss
     years ended December 31, 1997
     and 1996...............................................  F- 4
  Consolidated Statements of Cash Flows years ended December
     31, 1997 and 1996......................................  F- 5
  Consolidated Statements of Shareholders' Equity years
     ended December 31, 1997 and 1996.......................  F- 6
  Notes to Consolidated Financial Statements................  F- 7
  Consolidated Balance Sheets December 31, 1997 and
     September 30, 1998 (unaudited).........................  F-16
  Consolidated Statements of Loss and Comprehensive Loss for
     the nine months ended September 30, 1997 and 1998
     (unaudited)............................................  F-17
  Consolidated Statements of Cash Flows for the nine months
     ended September 30, 1997 and 1998 (unaudited)..........  F-18
  Notes to Consolidated Unaudited Interim Financial
     Statements.............................................  F-19
VIANET EDV DIENSTLEISTUNGS GMBH
  Independent Public Auditors' Report.......................  F-20
  Balance Sheets September 30, 1998, December 31, 1997 and
     1996...................................................  F-21
  Statements of Operations and Retained Earnings nine months ended September 30, 1998 and years ended December 31,
     1997 and 1996..........................................  F-22
  Statements of Cash Flows nine months ended September 30,
     1998 and years ended December 31, 1997 and 1996........  F-23
  Notes to the Financial Statements.........................  F-24
  Statements of Operations for the nine months ended
     September 30, 1997 (unaudited) and 1998................  F-28
  Statements of Cash Flows for the nine months ended
     September 30, 1997 (unaudited) and 1998................  F-29
  Notes to Unaudited Financial Statements...................  F-30
OPEN:NET NETZWERKDIENSTE GMBH
  Independent Auditors Report...............................  F-31
  Balance Sheet December 31, 1997...........................  F-32
  Profit and Loss Statements year ended December 31, 1997
     and eight months ended August 31, 1998 (unaudited).....  F-33
  Notes to the Financial Statements.........................  F-34

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Cybernet Internet Services International, Inc.:

     We have audited the accompanying consolidated balance sheets of Cybernet Internet Services International, Inc. and its subsidiaries ("the Company") as of December 31, 1997 and 1996, and the related consolidated statements of loss and comprehensive loss, cash flows and changes in shareholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Schitag Ernst & Young

Deutsche Allgemeine Treuhand AG
Munich, Germany
May 6, 1998

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996         1997
                                                              ----------   -----------
ASSETS
     Cash and cash equivalents..............................  $   27,889   $ 2,238,909
     Short-term investments (Note 4)........................     453,698       817,913
     Accounts receivable -- trade, net of allowance for
      doubtful accounts of $15,161 and $33,417 at December
      31, 1996 and 1997, respectively.......................     183,513     1,130,981
     Other receivables......................................      84,675       285,432
     Prepaid expenses and other assets......................      10,607        59,906
                                                              ----------   -----------
          Total current assets..............................     760,382     4,533,141
     Property and equipment, net (Note 5)...................     630,760     2,284,793
     Product development costs, net.........................     426,996     2,818,069
     Goodwill, net..........................................          --     1,322,566
     Deferred income taxes (Note 11)........................     692,694     3,454,606
     Other assets...........................................          --         5,679
                                                              ----------   -----------
TOTAL ASSETS................................................  $2,510,832   $14,418,854
                                                              ==========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
     Overdrafts and short-term borrowings (Note 8)..........  $   71,881   $   413,625
     Trade accounts payable.................................     226,379     1,373,901
     Other accrued liabilities..............................      40,953       480,228
     Deferred purchase obligations (Note 3).................          --       980,693
     Accrued personnel costs................................      81,816       393,667
                                                              ----------   -----------
          Total current liabilities.........................     421,029     3,642,114
     Long-term debt (Note 9)................................          --        41,691
     Deferred income taxes (Note 11)........................     299,717     1,801,797
     Minority interest......................................          --        24,937
SHAREHOLDERS' EQUITY
     Common stock $.001 per value, 50,000,000 shares
      authorized, 5,160,000 and 14,681,891 shares issued and
      outstanding at December 31, 1996 and 1997,
      respectively..........................................       5,160        14,682
     Preferred stock $.001 par value, 20,000,000 shares
      authorized, 6,360,000 and 7,760,000 issued and
      outstanding at December 31, 1996 and 1997,
      respectively..........................................       6,360         7,760
     Subscription receivable................................          --      (735,000)
     Additional paid in capital.............................   2,065,899    11,102,257
     Accumulated deficit....................................    (287,196)   (1,271,036)
     Cumulative translation adjustment......................        (137)     (210,348)
                                                              ----------   -----------
     Total shareholders' equity.............................   1,790,086     8,908,315
                                                              ----------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $2,510,832   $14,418,854
                                                              ==========   ===========

          See accompanying notes to consolidated financial statements

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.
             CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              ----------   ------------
Revenue
     Internet Projects......................................  $ 217,296    $ 1,597,869
     Network Services.......................................     90,377        716,152
                                                              ---------    -----------
Total revenues..............................................    307,673      2,314,021
Cost of revenues:
     Internet Projects......................................    243,823      1,564,072
     Network Services.......................................    119,297        929,666
                                                              ---------    -----------
Total cost of revenues......................................    363,120      2,493,738
                                                              ---------    -----------
Gross loss..................................................    (55,447)      (179,717)
General and administrative expenses.........................    268,762        496,950
Marketing expenses..........................................    172,209      1,221,508
Research and development....................................    187,130        366,829
Amortization of goodwill....................................         --         18,693
                                                              ---------    -----------
                                                                628,101      2,103,980
Interest expense............................................      2,079         39,550
                                                              ---------    -----------
Loss before taxes...........................................   (685,627)    (2,323,247)
Income tax benefit..........................................    401,849      1,339,407
                                                              ---------    -----------
Net loss....................................................   (283,778)      (983,840)
Other comprehensive loss:
     Foreign currency translation adjustments...............     (5,089)      (210,211)
                                                              ---------    -----------
Comprehensive loss..........................................  $(288,867)   $(1,194,051)
                                                              =========    ===========
Basic and diluted loss per share............................  $    (.12)   $      (.12)
                                                              =========    ===========
Number of shares used to compute earnings per share.........  2,465,782      8,342,297
                                                              =========    ===========

          See accompanying notes to consolidated financial statements

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $  (283,778)  $  (983,840)
Adjustments to reconcile net income to net cash provided by
  operating activities:
Deferred tax credit.........................................     (401,849)   (1,348,932)
Depreciation and amortization...............................       47,031       200,565
Provision for losses on accounts receivable.................       15,456        33,417
Changes in operating assets and liabilities:
Trade accounts receivable...................................     (203,112)     (475,300)
Other receivables...........................................      (69,583)     (136,141)
Prepaid expenses and other current assets...................      (10,847)      (32,120)
Trade accounts payable......................................      231,490      (401,835)
Other accrued expenses and liabilities......................       40,826     1,377,685
Accrued personnel costs.....................................       83,663       247,539
                                                              -----------   -----------
     Total adjustments......................................       72,437       579,828
                                                              -----------   -----------
     Net cash used in operating activities..................     (550,703)   (1,518,962)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments..........................     (463,941)     (349,002)
Purchase of property and equipment..........................     (552,104)   (1,707,843)
Product development costs...................................     (576,567)   (2,377,782)
Acquisition of businesses, net of cash acquired.............           --      (269,316)
                                                              -----------   -----------
     Net cash used in investing activities..................   (1,592,612)   (4,703,943)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issue of common stock, net....................    2,051,997     8,070,402
Proceeds from borrowings....................................       73,505       700,000
Repayments of borrowings....................................           --      (126,266)
                                                              -----------   -----------
     Net cash provided by financing activities..............    2,125,502     8,644,136
                                                              -----------   -----------
Net (decrease) increase in cash and cash equivalents........      (17,813)    2,421,231
Cash and cash equivalents at beginning of year..............       49,143        27,889
Translation adjustments.....................................       (3,441)     (210,211)
                                                              -----------   -----------
Cash and cash equivalents at end of year....................  $    27,889   $ 2,238,909
                                                              ===========   ===========
Supplemental disclosure of noncash investing and financing
  activities:
Acquisitions (Note 3):
  Fair value of assets acquired.............................           --   $ 2,230,146
  Less:
     Cash acquired..........................................           --        63,255
     Cash paid..............................................           --       451,866
     Stock issued...........................................           --     1,051,322
                                                              -----------   -----------
Liabilities assumed.........................................           --   $   663,703
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                           COMMON STOCK        PREFERRED STOCK                    ADDITIONAL                  ACCUMULATED OTHER
                       --------------------   ------------------   SUBSCRIPTION     PAID-IN     ACCUMULATED     COMPREHENSIVE
                         SHARES     AMOUNTS    SHARES     AMOUNT    RECEIVABLE      CAPITAL       DEFICIT           LOSS
                       ----------   -------   ---------   ------   ------------   -----------   -----------   -----------------
Balance
 January 1, 1996.....     161,250   $  161    6,360,000   $6,360           --     $    57,995   $    (3,418)      $   4,952
Issuance of shares
 for cash............   4,998,750    4,999                                          2,007,904
Net loss.............          --       --                                                         (283,778)
Currency translation
 adjustment..........          --                                                                                    (5,089)
                       ----------   -------   ---------   ------    ---------     -----------   -----------       ---------
Balance December 31,
 1996................   5,160,000   $5,160    6,360,000   $6,360           --     $ 2,065,899   $  (287,196)      $    (137)
Issuance of shares in
 reverse
 acquisition.........   9,521,891    9,522                                            232,331
Issuance of shares
 for cash............                         1,400,000   1,400      (735,000)      8,804,027
Currency translation
 adjustment..........                                                                                              (210,211)
Net loss.............                                                                              (983,840)
                       ----------   -------   ---------   ------    ---------     -----------   -----------       ---------
Balance December 31,
 1997................  14,681,891   $14,682   7,760,000   $7,760    $(735,000)    $11,102,257   $(1,271,036)      $(210,348)
                       ==========   =======   =========   ======    =========     ===========   ===========       =========

                           TOTAL
                       STOCKHOLDERS'
                          EQUITY
                       -------------
Balance
 January 1, 1996.....   $   66,050
Issuance of shares
 for cash............    2,012,903
Net loss.............     (283,778)
Currency translation
 adjustment..........       (5,089)
                        ----------
Balance December 31,
 1996................   $1,790,086
Issuance of shares in
 reverse
 acquisition.........      241,853
Issuance of shares
 for cash............    8,070,427
Currency translation
 adjustment..........     (210,211)
Net loss.............     (983,840)
                        ----------
Balance December 31,
 1997................   $8,908,315
                        ==========

          See accompanying notes to consolidated financial statements

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     Cybernet Internet Services International, Inc. ("the Company") (formerly known as New Century Technologies Corporation) was incorporated under the laws of the State of Utah on September 27, 1983. Effective September 16, 1997 the Company acquired Cybernet Internet Dienstleistungen AG ("Cybernet AG"), a German stock corporation which offers a variety of Internet related telecommunication and systems integration services to corporate customers. Cybernet AG was founded in December 1995, and commenced significant operations in 1996. The acquisition has been accounted for as a reverse acquisition whereby the Company is considered to be the acquiree even though legally it is the acquiror. Accordingly, the accompanying financial statements present the historical financial statements of Cybernet AG from January 1, 1996, through the acquisition date of September 16, 1997 and the consolidated financial statements of the Company and Cybernet AG since that date. Since the fair value of the net assets of the Company were equal to their net book value on September 16, 1997, the assets and liabilities of the Company remained at their historical cost following the acquisition.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

     The consolidated financial statements include the accounts of all majority-owned subsidiaries of the Company. All significant intercompany investments, accounts, and transactions have been eliminated.

     Foreign Currency

     The assets and liabilities for the Company's international subsidiaries are translated into U.S. dollars using current exchange rates at the balance sheet dates. Statement of operations items are translated at average exchange rates prevailing during the period. The resulting translation adjustments are recorded in the foreign currency translation adjustment account in equity. Foreign currency transaction gains or losses are included in net earnings (loss).

     Revenue Recognition

     The Company offers Internet telecommunication and systems integration products and network access services. Telecommunication and system integration products consist of the development of customized business solutions, installation of hardware and software and production support. Ongoing Network Services consist of monthly user fees for network access and related services.

     Revenues from telecommunication and systems integration products are recognized upon completion of the related project and customer acceptance. Revenues from ongoing network access services are recognized when provided to customers.

     Property and Equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset, which ranges from 4 years (computer equipment and software) to 10 years (leasehold improvements and furniture and fixtures).

     Product Development Costs

     The Company capitalizes costs incurred related to the development of products that will be sold to customers. Costs capitalized include direct labor and related overhead and third party costs related to establishing network systems. All costs in the development process are classified as research and development and expensed as incurred until technological feasibility has been established. Once technological feasibility has

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) been established, which is defined as completion of a working model, such costs are capitalized until the individual products are commercially available. Amortization, which began in 1997, is calculated using the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future revenues for that product or (b) the straight-line method over four years. The carrying value of product development costs is regularly reviewed by the Company and a loss recognized when the net realizable value falls below the unamortized cost. No such losses have been recognized to date. Accumulated amortization amounted to $75,494 at December 31, 1997.

     Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Short Term Investments

     In accordance with Statement of Financial Accounting standard ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities" available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholder's equity.

     Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in other income. The Company has classified all debt and equity securities as available-for-sale.

     Income Taxes

     The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when the Company cannot make the determination that it is more likely than not that some portion or all of the related tax asset will be realized.

     Fair Value of Financial Instruments

     The carrying value of financial instruments such as cash, accounts receivable, short term investments and accounts payable approximate their fair value based on the short-term maturities of these instruments. The carrying value of bank debt approximates fair value based on quoted market prices for the same or similar issues as well as the current rates offered to the Company.

     Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Goodwill

     Amortization is provided for on goodwill, which represents the excess of purchase price over fair value of net assets acquired, on a straight-line basis over 10 years. Accumulated amortization at December 31, 1997

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amounted to $18,693. The Company assesses the recoverability of goodwill by determining whether the amortization of the related balance over its remaining life can be recovered through reasonably expected undiscounted future cash flows. Management evaluates the amortization period to determine whether later events and circumstances warrant revised estimates of the amortization period.

3.  BUSINESS ACQUISITIONS

     On September 16, 1997, the Company acquired all of the outstanding shares of the common stock of Cybernet AG in exchange for the issuance of 5,160,000 shares of common stock of the Company, 1,200,000 shares of Series A preferred stock of the Company and 5,160,000 shares of Series B preferred stock of the Company, such shares representing the outstanding shares of the Company at that date. Generally accepted accounting principles require that the Company be considered the acquired company for financial statement purposes (a reverse acquisition) even though the entity will continue to be called Cybernet Internet Services International, Inc. Therefore, the acquisition has been recorded as a recapitalization of Cybernet AG. The effects of the reverse acquisition have been reflected for all share amounts in the accompanying financial statements. The Company had no operations at the time of the reverse acquisition.

     Effective September 16, 1997, the Company acquired 100% of the outstanding shares of Artwise GmbH ("Artwise"), for a total consideration of DM 1,710,040 ($954,263). DM 475,000 ($265,067) of the purchase price was paid in cash with the remainder settled in exchange for the issuance of 72,620 shares of the common stock of the Company in February, 1998. The shares issued in February 1998, which were recorded as additional goodwill, were partially contingent upon the achievement of certain financial goals by Artwise for the year ended December 31, 1997. The acquisition has been accounted for using the purchase method of accounting and accordingly the accompanying financial statements reflect Artwise's results of operations for the period September 16, 1997 through December 31, 1997. Goodwill recorded in connection with the acquisition of Artwise, of DM 1,507,493 ($841,188), is being amortized over 10 years.

     Effective December 11, 1997, the Company acquired 66% of the outstanding shares of Eclipse s.r.l. ("Eclipse"), for a total consideration of DM 982,763 ($548,386). DM 334,764 ($186,799) of the purchase price was paid in cash with the remainder to be settled in exchange for the issuance of 27,000 shares of the common stock of the Company in 1998. The acquisition has been accounted for using the purchase method of accounting. Eclipse's results of operations for the period December 4, 1997 through December 31, 1997 are not included in the accompanying financial statements due to immateriality. Goodwill recorded in connection with the acquisition of Eclipse, of DM 909,418 ($507,459), is being amortized over 10 years.

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1996 and 1997 assume the Artwise and Eclipse acquisitions occurred as of January 1, 1996:

                                                            YEARS ENDED DECEMBER 31,
                                                          ----------------------------
                                                             1996             1997
                                                          ----------       -----------
Revenue.................................................  $2,143,488       $ 4,223,813
Net loss................................................  $ (362,974)      $(1,071,948)
Basic and diluted loss per share........................  $     (.15)      $      (.13)

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

4.  SHORT-TERM INVESTMENTS

     Short term investments at cost consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1996           1997
                                                              --------       --------
BHF Bank Accugeld Fund......................................  $453,698       $     --
BHF Bank US Dollar Plus Fund................................        --        802,759
Commerzbank Geld Market Fund................................        --         15,154
                                                              --------       --------
                                                              $453,698       $817,913
                                                              ========       ========

     At December 31, 1996 and 1997 the estimated fair value of short-term investments approximated cost.

5.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                1996            1997
                                                              --------       ----------
Computer equipment and software.............................  $444,695       $1,942,485
Leasehold improvements......................................    30,452           75,796
Furniture and fixtures......................................   201,606          478,504
                                                              --------       ----------
                                                               676,753        2,496,785
Less accumulated depreciation and amortization..............   (45,993)        (211,992)
                                                              --------       ----------
Net property and equipment..................................  $630,760       $2,284,793
                                                              ========       ==========

6.  LEASES

     The Company leases facilities and equipment under long-term operating leases. Future minimum payments under non-cancellable operating leasing with initial terms of one year or more are as follows:

Year ending December 31
     1998...................................................  $396,804
     1999...................................................  $421,492
     2000...................................................  $421,492
     2001...................................................  $181,947
     2002...................................................  $ 52,737
Thereafter..................................................  $     --

     The Company's rental expense under operating leases in the years ended December 31, 1996 and 1997 totaled approximately $56,508 and $176,687 respectively.

7.  COMMITMENTS

     The Company has entered into long term data and voice communications agreements with several vendors through December 31, 1999. The agreements enable the Company and its customers to access data networks necessary for the use of its products and services. The minimum payments under the agreements aggregate $1,890,195 and $991,205 for the years ending December 31, 1998 and 1999, respectively. Amounts paid under these agreements in the years ended December 31, 1996, and 1997, amounted to approximately $117,630 and $1,593,145, respectively.

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

8.  OVERDRAFTS AND SHORT-TERM BORROWINGS

     Overdrafts represent temporary overdrafts of bank balances. The overdrafts are not subject to formal agreements with the banks and generally are not subject to interest.

     As of December 31, 1997, the Company had established short-term unsecured overdraft facilities under which the Company and its subsidiaries could borrow up to DM 330,000. The facilities are denominated in Deutsche Mark as to DM 200,000 and Italian Lire as to DM 130,000. The interest rate fluctuates based on current lending rates and was 8.5% and 8.25% at December 31, 1996 and 1997, respectively. As of December 31, 1997, $46,006 of the overdraft facility was used.

9.  LONG-TERM DEBT

     Long-term debt consists of an unsecured promissory note due in varying amounts of principal and interest through 2001. The interest rate on the note is variable. At December 31, 1997 the interest rate was 5.15%.

10.  STOCKHOLDERS' EQUITY

     Common Stock

     The Company is authorized to issue 50,000,000 shares of Common Stock. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The Common Stock is not redeemable and has no conversion or preemptive rights.

     Preferred Stock

     The Company is authorized to issue 20,000,000 shares of Preferred Stock with relative rights, preferences and limitations determined at the time of issuance. As of December 31, 1997, the Company has issued Series A, B and C Preferred Stock.

     Series A Preferred Stock

     The holders of the Series A Preferred Stock are entitled to receive dividends at a rate equal to $0.01 per share per annum before any dividends are paid or set apart for payment upon any other series of Preferred Stock of the Company, other than Series B or Series C Preferred Stock, or on the Common Stock of the Company. Commencing with the fiscal year beginning on January 1, 1998, the dividend on the Series A Preferred Stock will be paid for each fiscal year within five months of the end of each fiscal year, subject to the availability of surplus or net profits therefor. The dividends on the Series A Preferred Stock are not cumulative. The holders of the Series A Preferred Stock are not entitled to vote.

     The shares of Series A Preferred Stock may be redeemed by the Company at any time after January 1, 2000, at a redemption price of one share of the Common Stock of the Company for each share of Series A Preferred Stock plus any unpaid dividends earned thereon; provided that all and not less than all of the shares of Series A Preferred Stock are so redeemed and provided further that if the Company has not redeemed the Series A Preferred Stock by December 31, 2001, a holder of Series A Preferred Shares may at any time commencing January 1, 2002, require the Company to purchase all of the shares of the Series A Preferred Stock held by him for a purchase price of $3.00 per share plus any dividends earned but unpaid on such shares.

     A holder of Series A Preferred Stock may convert each share held by him into one share of the Common Stock of the Company; provided, however, that (1) no conversion may occur prior to January 1, 1999; (2) no more than 25% of the Series A Preferred Shares held by the holder may be converted prior to January 1, 2000; (3) no more than an additional 25% of the Series A Preferred Shares held by the holder may be converted prior to January 1, 2001; (4) the remainder of the Series A Preferred Shares held by the holder may be

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

10.  STOCKHOLDERS' EQUITY (CONTINUED)
converted commencing January 1, 2001; and (5) any conversion may not be for less than all of the Series A Preferred Shares held by the converting shareholder eligible for conversion at the time of the notice.

     Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series A Preferred Stock will be entitled to be paid the sum of $3.00 per share plus an amount equal to any unpaid accrued dividends before any amount is paid to the holder of any other series of Preferred Stock, other than the Series B Preferred Stock or the Series C Preferred Stock, or to the Common Stock of the Company. After payment of these amounts to the holders of the Series A Preferred Stock, the remaining assets of the Company will be distributed to the holders of the Common Stock.

     Series B Preferred Stock

     The holders of the Series B Preferred Stock are entitled to receive dividends at a rate equal to $0.01 per share per annum before any dividends are paid or set apart for payment upon any other series of Preferred Stock of the Company other than the Series C Preferred Stock or on the Common Stock of the Company. Commencing with the fiscal year beginning on January 1, 1998, the dividend on the Series B Preferred Stock will be paid for each fiscal year within five months of the end of each fiscal year, subject to the availability of surplus or net profits therefor. The dividends on the Series B Preferred Stock will not be cumulative. The holders of the Series B Preferred Stock are entitled to one vote per share.

     The shares of Series B Preferred Stock may be redeemed by the Company at any time after January 1, 2000, at a redemption price of one share of the Common Stock of the Company for each share of Series B Preferred Stock plus any unpaid dividends earned thereon through the date of redemption; provided that all and not less than all of the shares of Series B Preferred Stock are so redeemed.

     A holder of Series B Preferred Stock may convert each share held by him into one share of the Common Stock of the Company provided, however, that (1) no conversion may occur prior to January 1, 1999; (2) no more than 25% of the Series B Preferred Shares held by the holder may be converted prior to January 1, 2000; (3) no more than an additional 25% of the Series B Preferred Shares held by the holder may be converted prior to January 1, 2001; (4) the remainder of the Series B Preferred Shares held by the holder may be converted commencing January 1, 2001; and (5) any conversion may not be for less than all of the Series B Preferred Shares held by the converting shareholder eligible for conversion at the time of the notice.

     Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series B Preferred Stock will be entitled to be paid the sum of $3.00 per share plus an amount equal to any unpaid accrued dividends before any amount is paid to the holder of any other series of Preferred Stock other than the Series C Preferred Stock or to the Common Stock of the Company. After payment of these amounts to the holders of the Series B Preferred Stock, the remaining assets of the Company will be distributed to the holders of the Common Stock.

     Series C Preferred Stock

     The holders of the Series C Preferred Stock are entitled to receive dividends at a rate equal to $ .56 per annum, and no more, before any dividends are paid or set apart for payment upon any other series of Preferred Stock or on the Common Stock of the Company. Dividends will begin to accrue on January 1, 1998. Commencing with the fiscal year beginning on January 1, 1998, the dividend on the Series C Preferred Stock will be paid for each fiscal year within five months of the end of each fiscal year, subject to the availability of surplus or net profits therefor. The dividends of the Series C Preferred Stock are cumulative.

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

10.  STOCKHOLDERS' EQUITY (CONTINUED)
     The holders of the Series C Preferred Stock are not entitled to receive notice of or to vote on any matter that is the subject of a vote of the stockholders of the Company, except as otherwise required by the laws of the State of Delaware.

     The shares of Series C Preferred Stock may be redeemed by the Company at any time at a redemption price of 100% of the $7.00 purchase price paid to the Company for such shares plus any unpaid accrued dividends thereon so long as prior to the date of redemption the Company has offered to exchange each share of Series C Preferred Stock for (a) one share of the Company's Common Stock, plus (b) one warrant ("Warrant") to purchase the number of shares of Common Stock equal in the aggregate to one-half the number of shares of Common Stock received in the exchange, which Warrant will be exercisable at any time through the first anniversary of the date of issuance of the Warrant at a purchase price equal to $8.00 per share and a registration statement is in effect registering the issuance of the Common Stock and Warrants.

     A holder of Series C Preferred Stock may convert each share held by him into one share of the Common Stock of the Company anytime after July 31, 1998; provided, however, that any conversion be of all the Series C Preferred Shares held by the shareholder.

     Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series C Preferred Stock will be entitled to be paid the sum of $7.00 per share before any amount is paid to the holder of any other series of Preferred Stock or to the Common Stock of the Company. After payment of these amounts to the holders of the Series C Preferred Stock the remaining assets of the Company will be distributed to the holders of the Common Stock.

11.  PROVISION FOR INCOME TAXES

     The Company's principal operations are currently located in Germany. Pretax
(loss) for the years ended December 31, 1996 and 1997 was generated in the following jurisdictions:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                             1996             1997
                                                           ---------       -----------
Germany..................................................  $(685,627)      $(2,303,448)
United States............................................         --           (19,799)
                                                           ---------       -----------
                                                           $(685,627)      $(2,323,247)
                                                           =========       ===========

     The components of the provision for income taxes, all of which relates to Germany, are as follows:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                             1996             1997
                                                           ---------       -----------
Current..................................................  $      --       $     9,525
Deferred.................................................   (401,849)       (1,348,932)
                                                           ---------       -----------
Income tax benefit.......................................  $(401,849)      $(1,339,407)
                                                           =========       ===========

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

11.  PROVISION FOR INCOME TAXES (CONTINUED)
     The Company has net deferred tax assets as of December 31, 1996 and 1997 as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                1996            1997
                                                              --------       ----------
Deferred tax assets
     Net operating losses...................................  $692,694       $3,454,606
                                                              --------       ----------
                                                               692,694        3,454,606
                                                              ========       ==========
Deferred tax liabilities
     Product development costs..............................   251,038        1,625,857
     Depreciation and amortization..........................    44,195          175,454
     Other..................................................     4,484              486
                                                              --------       ----------
                                                               299,717        1,801,797
                                                              ========       ==========
Net deferred tax assets.....................................  $392,977       $1,652,809
                                                              ========       ==========

     As of December 31, 1997, the Company and its subsidiaries had available combined cumulative tax loss carryforwards of approximately $6.2 million all of which relates to Germany. Under German tax laws, these loss carryforwards have an indefinite life. The tax loss carryforwards have been generated during the establishment of the Company's operations. Management believes that the Company will generate sufficient future taxable income to realize the entire deferred tax asset and that the realization of the $1,652,809 net deferred tax asset is more likely than not. However, if the Company is unable to generate sufficient taxable income in the future through operating results a valuation allowance will be required to be established through a charge to income.

     A reconciliation of income taxes determined using the United States statutory federal income tax rate of 35% to actual income taxes provided is as follows:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                             1996             1997
                                                           ---------       -----------
Income tax benefit at statutory rate.....................  $(239,969)      $  (813,136)
Higher foreign tax rates.................................   (157,694)         (529,793)
Other....................................................     (4,186)            3,522
                                                           ---------       -----------
Income tax benefit.......................................  $(401,849)      $(1,339,407)
                                                           =========       ===========

12.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                  DECEMBER 31,
                                                            -------------------------
                                                              1996            1997
                                                            ---------       ---------
Numerator:
     Net loss -- numerator for basic and diluted loss per
       share..............................................  $(283,778)      $(983,840)
                                                            =========       =========
Denominator:
     Denominator for basic and diluted loss per
       share -- weighted average shares...................  2,465,782       8,342,297
                                                            =========       =========
Basic and diluted loss per share..........................  $    (.12)      $    (.12)
                                                            =========       =========

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

12.  EARNINGS PER SHARE (CONTINUED)
     The denominator for diluted earnings per share excludes the convertible preferred stock because treatment of the preferred stock as if converted would have an anti-dilutive effect. For additional disclosures regarding the outstanding preferred stock, see Note 10.

13.  RELATED PARTY TRANSACTION

     On May 30, 1997, a principal shareholder of Cybernet AG advanced Cybernet AG an interest free loan of DM 1.5 million ($837,895) due July 31, 1997. On October 7, 1997, Cybernet AG repaid the loan.

14.  OPERATIONS

     The Company operates in one business segment which is providing international Internet backbone and access service and network business solutions for corporate customers. Substantially all of the Company's operations are carried out by its German subsidiaries. Consequently, all of the Company's revenues and operating profit are generated in Germany and essentially all of the Company's assets are located in Germany.

15.  RECENT PRONOUNCEMENTS

     On October 27, 1997 the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-2 Software Revenue Recognition ("SOP 97-2") that supersedes prior guidance for software revenue recognition. The new rules are effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company does not believe the impact of SOP 97-2 will be significant to its accounting policies.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131"). SFAS No. 131 requires the reconciliation of total segment information presented to the corresponding amounts in the consolidated financial statements and establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for the Company's fiscal year ending December 31, 1998. The Company has not yet determined what additional disclosures, if any, may be required in connection with its adoption of SFAS No. 131.

     In March 1998, the AICPA issued SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This standard requires that computer software costs meeting the criteria for internal-use software be expensed as incurred in the preliminary project stage and capitalized thereafter. Amounts capitalized are required to be amortized on a straight line basis over the estimated useful life of the software. The standard is effective for fiscal years beginning after December 15, 1998. Earlier application is permitted. The Company has not determined the impact of this standard nor decided whether it will implement the standard before 1999.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133. "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and cannot be applied retroactively. The Company does not expect the impact of this new statement on the Company's consolidated balance sheets or results of operations to be material.

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
ASSETS
     Cash and cash equivalents..............................  $ 2,238,909     $ 3,246,992
     Short-term investments.................................      817,913       3,958,038
     Accounts receivable....................................    1,130,981       2,120,777
     Other receivables......................................      285,432         831,045
     Prepaid expenses and other assets......................       59,906          71,672
                                                              -----------     -----------
          Total current assets..............................    4,533,141      10,228,524
     Property and equipment, net............................    2,284,793       5,945,357
     Product development costs, net.........................    2,818,069       5,108,481
     Goodwill, net..........................................    1,322,566       3,386,013
     Deferred income taxes..................................    3,454,606       8,409,040
     Other assets...........................................        5,679         169,891
                                                              -----------     -----------
TOTAL ASSETS................................................  $14,418,854     $33,247,306
                                                              ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
     Overdrafts and short-term borrowings...................  $   413,625     $ 2,278,024
     Trade accounts payable.................................    1,373,901       2,519,194
     Other accrued liabilities..............................      480,228       1,530,348
     Deferred purchase obligations..........................      980,693         601,879
     Accrued personnel costs................................      393,667         207,184
     Current portion capital lease obligation...............           --         525,233
                                                              -----------     -----------
          Total current liabilities.........................    3,642,114       7,661,862
     Long-term debt.........................................       41,691         130,993
     Capital lease obligation...............................           --       1,002,648
     Deferred income taxes..................................    1,801,797       3,272,157
     Minority interest......................................       24,937         122,301
SHAREHOLDERS' EQUITY
     Common stock...........................................       14,682          16,962
     Preferred stock........................................        7,760           6,360
     Subscription receivable................................     (735,000)             --
     Additional paid in capital.............................   11,102,257      25,859,111
     Accumulated deficit....................................   (1,271,036)     (4,442,054)
     Cumulative translation adjustment......................     (210,348)       (383,034)
                                                              -----------     -----------
     Total shareholders' equity.............................    8,908,315      21,057,345
                                                              -----------     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $14,418,854     $33,247,306
                                                              ===========     ===========

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

             CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
Revenue
     Internet Projects......................................  $   698,716   $ 3,117,810
     Network Services.......................................      284,825     2,260,555
                                                              -----------   -----------
Total revenues..............................................      983,541     5,378,365
Cost of revenues:
     Internet Projects......................................      652,397     2,227,224
     Network Services.......................................      628,219     2,959,378
                                                              -----------   -----------
Total cost of revenues......................................    1,280,616     5,186,602
                                                              -----------   -----------
Gross profit (loss).........................................     (297,075)      191,763
General and administrative expenses.........................      274,330     1,299,132
Marketing expenses..........................................      735,223     3,457,440
Research and development....................................       10,875     1,318,446
Amortization................................................           --        76,648
                                                              -----------   -----------
                                                                1,020,428     6,151,666
Interest expense............................................       11,809        47,467
                                                              -----------   -----------
Loss before taxes...........................................   (1,329,312)   (6,007,370)
Income tax benefit..........................................      761,530     3,228,280
                                                              -----------   -----------
Net loss....................................................     (567,782)   (2,779,090)
Other comprehensive income (loss):
     Foreign currency translation adjustments...............     (105,625)     (172,686)
                                                              -----------   -----------
Comprehensive loss..........................................  $  (673,407)  $(2,951,776)
                                                              ===========   ===========
Basic and diluted loss per share............................  $      (.10)  $      (.18)
                                                              ===========   ===========
Number of shares used to compute earnings per share.........    5,689,000    15,547,621
                                                              ===========   ===========

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                              ----------------------------
                                                                 1997             1998
                                                              ----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES........................     425,538        (2,235,661)
CASH FLOWS FROM INVESTING ACTIVITIES:
Sale (purchase) of short-term investments...................     438,472        (3,140,125)
Purchase of property and equipment..........................  (1,759,836)       (6,722,246)
Product development costs...................................  (1,707,970)       (2,831,609)
                                                              ----------       -----------
     Net cash used in investing activities..................  (3,029,334)      (12,693,980)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net.................   6,958,477        12,628,829
Proceeds from borrowings....................................     829,927         4,913,789
Repayment of borrowings.....................................      --            (1,432,208)
                                                              ----------       -----------
     Net cash provided by financing activities..............   7,788,404        16,110,410
                                                              ----------       -----------
Net (decrease) increase in cash and cash equivalents........   5,184,608         1,180,769
Cash and cash equivalents at beginning of year..............      27,889         2,238,909
Translation adjustments.....................................    (105,624)         (172,686)
                                                              ----------       -----------
Cash and cash equivalents at end of period..................   5,106,873         3,246,992
                                                              ==========       ===========

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                      NOTES TO THE CONSOLIDATED UNAUDITED
                          INTERIM FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position and results of operations have been included. Operating results for the nine month period ended September 30, 1998 are not necessarily indicative of results to be expected for the full year ended December 31, 1998.

2. BUSINESS ACQUISITIONS

     On June 17, 1998 the Company entered into a Stock Purchase Agreement to purchase Vianet EDV Dienstleistungs GmbH, an Austrian Internet provider, for a total consideration of DM 7,500,000 and 300,000 shares of common stock of the Company. The 300,000 shares of common stock of the Company will be placed with a trustee to be released annually over a five year period in 60,000 share increments as long as the selling shareholders of Vianet EDV remain employees of the Company. In the event the selling shareholders resign or are terminated for cause the shares held by the trustee will be returned to the Company. The 300,000 shares of common stock will be treated as contingent consideration and, accordingly, will be recorded as additional goodwill when the shares are released by the trustee. The closing of the sale is expected to take place contemporaneously with the closing of the Offering.

     Effective August 15, 1998 the Company purchased Open:Net Internet Solutions GmbH, a German Internet provider, for a total consideration of DM 1,445,000 and 58,852 shares of common stock of the Company.

3. FINANCING

     In January, 1998, the Company acquired approximately $1.6 million in fixed assets financed through lease arrangements which have been accounted for as capital lease obligations.

     In May 1998 the Company offered for sale 700,000 shares of common stock at an offering price of $18 per share in an offshore private placement. The net proceeds from the sale of approximately $11.5 million was received in July, 1998.

4. OTHER

     Between May 31, 1998 and September 30, 1998, all of the 1,400,000 shares of Series C Preferred Stock were converted to the same number of shares of common stock by the holders thereof.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholder
VIANET EDV Dienstleistungs GmbH

     We have audited the accompanying balance sheets of VIANET EDV Dienstleistungs GmbH as of September 30, 1998, December 31, 1997 and 1996 and the related statements of operations and retained earnings and cash flows for the nine months ended September 30, 1998, and the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VIANET EDV Dienstleistungs GmbH as of September 30, 1998, December 31, 1997 and 1996 and the results of their operations and their cash flows for the nine months ended September 30, 1998, and the years ended December 31, 1997 and 1996 in conformity with accounting principles generally accepted in the United States of America.

Ernst & Young
Wirtschaftsprutungs-und
Steuerberatungs gesellschaft mbH

(Gerd Haberfehlner)
(Edith Schmit)
Vienna, Austria
November 24, 1998

                        VIANET EDV DIENSTLEISTUNGS GMBH

                                 BALANCE SHEETS
                              (ALL AMOUNTS IN ATS)

                                                                 DECEMBER 31,
                                                            ----------------------   SEPTEMBER 30,
                                                              1996         1997          1998
                                                            ---------   ----------   -------------
ASSETS
CURRENT ASSETS
     Cash and cash equivalents............................    655,174      100,025       317,852
     Recoverable taxes and other receivables (Note 2).....    130,747      126,087       363,853
     Trade accounts receivable (Note 3)...................  2,943,991    5,573,461     9,463,825
     Inventories (Note 4).................................    109,099       37,404        71,680
     Prepaid expenses (Note 5)............................    135,770      246,373       328,301
                                                            ---------   ----------    ----------
          Total current assets............................  3,974,781    6,083,350    10,545,511
Deposits and Other Assets.................................    170,000      241,846       468,746
Fixed Assets (Note 6)
     Leasehold improvements...............................    219,220      219,220       219,220
     Office furniture and equipment.......................  2,745,313    6,470,090     7,874,927
                                                            ---------   ----------    ----------
                                                            2,964,533    6,689,310     8,094,147
     Accumulated depreciation.............................   (669,029)  (1,952,565)   (3,200,547)
                                                            =========   ==========    ==========
                                                            2,295,504    4,736,745     4,893,600
Deferred tax asset (Note 12)..............................     18,899           --            --
                                                            ---------   ----------    ----------
TOTAL ASSETS..............................................  6,459,184   11,061,941    15,907,857
                                                            =========   ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable.....................................  3,103,262    5,911,889     6,765,513
     Overdraft (Note 7)...................................         --      634,636            --
     Accrued expenses (Note 8)............................    938,000    1,906,500     1,996,900
     Corporate tax (Note 12)..............................      7,500      139,200       529,978
     Other payables.......................................  1,069,554    1,015,162     2,068,316
     Deferred income (Note 9).............................    841,983      953,178     3,363,592
                                                            ---------   ----------    ----------
          Total current liabilities.......................  5,960,299   10,560,565    14,724,299
Deferred tax liability (Note 12)..........................         --       26,024        45,585
Accrued employee benefits (Note 10).......................     25,000       61,000        99,500
                                                            ---------   ----------    ----------
                                                               25,000       87,024       145,085
SHAREHOLDERS' EQUITY (Note 11)
     Share capital........................................    250,000      250,000       750,000
     Retained earnings....................................    223,885      164,352       228,473
                                                            ---------   ----------    ----------
                                                              473,885      414,352     1,038,473
                                                            ---------   ----------    ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY................  6,459,184   11,061,941    15,907,857
                                                            =========   ==========    ==========

                 See accompanying notes to financial statements

                        VIANET EDV DIENSTLEISTUNGS GMBH

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                              (ALL AMOUNTS IN ATS)

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------   NINE MONTHS ENDED
                                                          1996          1997       SEPTEMBER 30, 1998
                                                       -----------   -----------   ------------------
TOTAL REVENUES.......................................  16,174,241    27,390,233        28,665,709
COSTS AND EXPENSES
     Costs of products sold..........................   8,588,569    12,403,754        16,604,117
     General and administrative expenses.............   2,504,500     4,929,219         4,007,743
     Marketing expenses..............................   5,008,998     9,858,437         7,442,951
                                                       ----------    ----------        ----------
                                                       16,102,067    27,191,410        28,054,811
GROSS PROFIT.........................................      72,174       198,823           610,898
Interest income......................................      23,389        20,972             8,591
Interest expense.....................................      (3,726)      (86,212)          (55,147)
                                                       ----------    ----------        ----------
                                                           19,663       (65,240)          (46,556)
                                                       ----------    ----------        ----------
Income before income taxes...........................      91,837       133,583           564,342
Provision for income taxes (Note 12).................       3,899      (193,116)         (440,221)
                                                       ----------    ----------        ----------
NET INCOME (LOSS)....................................      95,736       (59,533)          124,121
Retained earnings, beginning.........................     128,149       223,885           164,352
                                                       ----------    ----------        ----------
Retained earnings, ending............................     223,885       164,352           288,473
                                                       ==========    ==========        ==========

                 See accompanying notes to financial statements

                        VIANET EDV DIENSTLEISTUNGS GMBH

                            STATEMENTS OF CASH FLOWS
                              (ALL AMOUNTS IN ATS)

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------   NINE MONTHS ENDED
                                                          1996          1997       SEPTEMBER 30, 1998
                                                       -----------   -----------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)....................................      95,736       (59,533)          124,121
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
     Depreciation....................................     499,165     1,283,536         1,247,982
     Deferred taxes..................................          --        44,923            19,561
     Change in accounts receivable, recoverable taxes
       and other receivables.........................    (145,264)   (2,624,810)       (4,128,131)
     Change in deposits and other assets.............          --       (71,846)         (226,900)
     Change in inventories...........................      34,781        71,695           (34,276)
     Change in prepaid expenses......................     (12,004)     (110,603)          (81,927)
     Change in accounts payable, accrued expenses and
       other current liabilities.....................   1,624,620     4,001,630         4,836,870
                                                       ----------    ----------        ----------
Net cash provided by operating activities............   2,097,034     2,534,992         1,757,300

CASH FLOWS FROM INVESTING ACTIVITIES
     Expenditures for property, plant and
       equipment.....................................  (2,059,575)   (3,724,777)       (1,404,837)
                                                       ----------    ----------        ----------
Net cash used in investing activities................  (2,059,575)   (3,724,777)       (1,404,837)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issue of share capital............          --            --           500,000
     Proceeds (repayments) from borrowings...........          --       634,636          (634,636)
                                                       ----------    ----------        ----------
Net cash provided by financing activities............          --       634,636          (134,636)
(Decrease) Increase in cash and cash equivalents.....      37,459      (555,149)          217,827
Cash and cash equivalents at beginning of year.......     617,715       655,174           100,025
                                                       ----------    ----------        ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...........     655,174       100,025           317,852
                                                       ==========    ==========        ==========

                 See accompanying notes to financial statements

                       NOTES TO THE FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 1998

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The Company maintains its financial records in accordance with the Austrian Commercial Code, which represents generally accepted accounting principles in Austria ("Austrian GAAP"). Generally, accepted accounting principles in Austria vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with U.S. GAAP.

BUSINESS

     VIANET EDV Dienstleistungs Gesellschaft mbH ("the Company"), an Austrian limited liability company, was established in 1994. The Company provides Internet services and connections.

CASH AND CASH EQUIVALENTS

     Highly-liquid investments, with an original maturity of three months or less from the date of purchase, are classified as cash equivalents. Overdraft balances are considered cash equivalents.

INVENTORIES

     Inventories are valued at the lower of cost or market, with cost determined on an actual basis.

PROPERTY, PLANT AND EQUIPMENT

     The Company records fixed assets at cost less accumulated depreciation. Depreciation, which begins when assets are placed in service, is calculated on a straight-line basis over estimated service lives.

REVENUE RECOGNITION

     The Company's revenues consist of the basic fee that is paid three months in advance and current fees which are invoiced monthly. Prepaid amounts are recorded as deferred income and released into revenue over the period of three months. Current fees are recognized as income in the month earned.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of financial instruments such as cash, accounts receivable and accounts payable approximate their fair value based on the short-term maturities of these instruments. The carrying value of bank debt approximates fair value based on quoted market prices for the same or similar issues as well as the current rates offered to the Company.

ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2. RECOVERABLE TAXES AND OTHER RECEIVABLES

     Recoverable taxes and other receivables consist of (in ATS):

                                                          DECEMBER 31,
                                                        -----------------   SEPTEMBER 30,
                                                         1996      1997         1998
                                                        -------   -------   -------------
Capital gains tax receivable..........................   41,150     8,646       --
Value added tax.......................................   26,998    38,310       --
Employee loans........................................   40,000    40,000       --
Prepayments...........................................       --        --      325,000
Other.................................................   22,599    39,131       38,853
                                                        -------   -------      -------
                                                        130,747   126,087      363,853
                                                        =======   =======      =======

NOTE 3. TRADE ACCOUNTS RECEIVABLE

     Total amount of accounts receivable is as follows (in ATS):

                                                         DECEMBER 31,
                                                    ----------------------   SEPTEMBER 30,
                                                      1996         1997          1998
                                                    ---------   ----------   -------------
Trade accounts receivable -- domestic.............  3,542,557    7,419,133    11,474,805
Provision for bad debts...........................   (598,566)  (1,845,672)   (2,010,980)
                                                    ---------   ----------    ----------
                                                    2,943,991    5,573,461     9,463,825
                                                    =========   ==========    ==========

     Provisions for bad debts were made for accounts receivable on a specific risk of collection.

NOTE 4. INVENTORY

     Merchandise refers only to hardware devices which are sold to various customers. Valuation is done at cost (purchase price). In both the financial years 1996 and 1997 as well as the nine months ended September 30, 1998, there was no need to make any provision for obsolete goods.

NOTE 5. PREPAID EXPENSES

     In the FY 1997 this position includes mainly prepaid telecommunication fees and rent expenses for a trade fair site.

NOTE 6. FIXED ASSETS

     The range of estimated useful lives for different asset categories are as follows:

Leasehold investments.......................................   10 years
Hardware equipment..........................................  4-8 years
Office equipment............................................  4-8 years
Intangible assets...........................................  4-7 years

     During the first year of usage depreciation is either calculated on a one year basis, when usage begins prior to half year-end, or with a half year rate in the case usage begins after half year-end.

NOTE 7. OVERDRAFT

     Overdrafts represent temporary overdrafts to bank balances. The Company has a total overdraft limit, which was not subject to formal agreements, of ATS 750,000. This line was used as of December 31, 1997 with ATS 634,636.

NOTE 8. ACCRUED EXPENSES

     Accruals for the following costs have been provided (in ATS):

                                                         DECEMBER 31,
                                                      -------------------   SEPTEMBER 30,
                                                       1996       1997          1998
                                                      -------   ---------   -------------
Unused holidays.....................................  111,300     177,600       194,800
Telecommunication fees..............................  469,000     435,500       100,000
Professional fees...................................  127,700     629,000       392,000
Warranties..........................................       --     210,000       210,000
Payroll taxes.......................................       --     224,400       472,100
Services not yet invoiced and other Accruals........  230,000     230,000       628,000
                                                      -------   ---------     ---------
                                                      938,000   1,906,500     1,996,900
                                                      =======   =========     =========

NOTE 9. DEFERRED INCOME

     The Company is an Internet provider and concludes contracts with various private and business customers. Amounts on invoices consist of two parts: the basic fee that has to be paid three months in advance and current fees which are invoiced after the relevant period. Prepaid amounts are deferred under deferred income.

                                                          DECEMBER 31,
                                                        -----------------   SEPTEMBER 30,
                                                         1996      1997         1998
                                                        -------   -------   -------------
Deferred revenue (in ATS).............................  841,983   953,178     3,363,592

NOTE 10. ACCRUED EMPLOYEE BENEFITS

     According to Austrian labor law employees are entitled to receive a termination payment in case of termination of the employment contract by the employer or in case of retirement. The calculation of this payment amount depends on the service time by the employee. The amount ranges from two months compensation for three months of services to 12 months compensation for services of 25 years or longer.

     The Company has recorded a provision for termination payments amounting to ATS 25,000 for FY 1996 and ATS 61,000 for FY 1997. The calculation was carried out according to Austrian Commercial Code prescribing application of a discounting method (discount rate 6%, retirement age 55/60 for women/men).

NOTE 11. SHAREHOLDERS' EQUITY

     The Company is a limited liability company (hereafter "GmbH") under Austrian law. Shareholders are generally not liable for a GmbH's obligations, except to the extent of their capital investment. Share capital of a GmbH is not in the form of shares and does not represent negotiable securities.

     As of December 31, 1997 VIANET's common stock of ATS 500,000 has been paid up to an amount of ATS 250,000. Share capital was increased by ATS 500,000 in September 1998.

     The shareholders are also the general managers of VIANET.

     Dividends may only be declared and paid from the accumulated retained earnings (after deduction of certain reserves) shown in the Company's annual Austrian statutory unconsolidated accounts. Such amounts differ from the total of retained earnings as shown in the accompanying financial statements in accordance with U.S. GAAP. As of December 31, 1997, the Company's Austrian statutory unconsolidated accounts reflected no accumulated earnings available for distribution, and accordingly, the Company's ability to pay dividends in the future will depend on the future earnings of the Company.

NOTE 12. PROVISION FOR INCOME TAXES

     The components of the provisions for income taxes are as follows (in ATS):

                                                          DECEMBER 31,
                                                        -----------------   SEPTEMBER 30,
                                                         1996      1997         1998
                                                        -------   -------   -------------
Current...............................................   15,000   148,193      420,660
Deferred..............................................  (18,899)   44,923       19,561
                                                        -------   -------      -------
Income tax (benefit)..................................   (3,899)  193,116      440,221
                                                        =======   =======      =======

     The Company has net deferred taxes as of December 31, 1997 and 1996, and September 30, 1998 (in ATS):

                                                           DECEMBER 31,
                                                         ----------------   SEPTEMBER 30,
                                                          1996     1997         1998
                                                         ------   -------   -------------
Deferred tax assets
     Net operating loss................................  55,283        --           --
     Accrued employee benefits.........................   8,500    20,740       33,830
                                                         ------   -------      -------
                                                         63,783    20,740       33,830
                                                         ======   =======      =======
Deferred tax liability
     Depreciation......................................  44,884    46,764       79,414
                                                         ======   =======      =======
Net deferred tax asset (liability).....................  18,899   (26,024)     (45,584)
                                                         ======   =======      =======

     Reconciliation of income taxes determining the Austrian statutory federal income tax rate of 34% to actual income taxes provided is as follows (in ATS):

                                                          DECEMBER 31,
                                                        -----------------   SEPTEMBER 30,
                                                         1996      1997         1998
                                                        -------   -------   -------------
Income tax at statutory rate..........................   31,225    45,418      191,876
Permanent differences.................................  (31,438)  166,409      286,384
Other.................................................   (3,686)  (18,711)     (38,039)
                                                        -------   -------      -------
                                                         (3,899)  193,116      440,221
                                                        =======   =======      =======

NOTE 13. COMMITMENTS

     The Company has operating leases. The commitment for future minimum lease payments is:

1998........................................................  ATS  1,136,203
1999........................................................  ATS    759,040
2000........................................................  ATS    258,133
2001........................................................  ATS     53,179

     Rent expense for operating leases approximated ATS 747,484,56 and ATS 535,563,42 for the years ended December 31, 1997 and 1996, respectively, and ATS 1,073,328 for the nine months ended September 30, 1998.

NOTE 14. CONTINGENCIES

     TUV Technischer Uberwachungsdienst Osterreich (TUV) filed a lawsuit against the Company on December 1, 1997. TUV claimed ATS 210,000 for technical malfunction of Cisco Routers which were installed and programmed by the Company. TUV claims that the malfunction resulted in substantially increased telephone charges. According to the company's lawyer, TUV could claim up to ATS 1,535,000. Costs have been estimated by the lawyers with ATS 600,000. Management believes that the lawsuit will be settled with cost of maximal ATS 250,000 from which an amount of ATS 210,000 is accrued in the balance sheet.

                        VIANET EDV DIENSTLEISTUNGS GMBH

                            STATEMENTS OF OPERATIONS
                              (ALL AMOUNTS IN ATS)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1998         1997
                                                              ----------   -----------
                                                                           (UNAUDITED)
TOTAL REVENUES..............................................  28,665,709   20,633,820
COSTS AND EXPENSES
     Costs of revenues......................................  16,604,117    9,280,392
     General and administrative expenses....................   4,007,743    3,958,236
     Marketing expenses.....................................   7,442,951    7,351,009
                                                              ----------   ----------
GROSS PROFIT................................................     610,898       44,183
Interest income.............................................       8,591        5,756
Interest expense............................................     (55,147)       5,473
                                                              ----------   ----------
Earnings before income taxes................................     564,342       44,466
Provision for income taxes..................................    (440,221)      18,750
                                                              ----------   ----------
NET INCOME (LOSS)...........................................     124,121       25,716
                                                              ----------   ----------

                        VIANET EDV DIENSTLEISTUNGS GMBH

                            STATEMENTS OF CASH FLOWS
                              (ALL AMOUNTS IN ATS)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1998         1997
                                                              ----------   -----------
                                                                           (UNAUDITED)
NET CASH PROVIDED BY OPERATING ACTIVITIES:..................   1,757,300    1,490,906
INVESTING ACTIVITIES
     Expenditures for property, plant and equipment.........  (1,404,837)  (1,737,127)
                                                              ----------   ----------
Net cash (used in) investing activities.....................  (1,404,837)  (1,737,127)
                                                              ----------   ----------
FINANCING ACTIVITIES
     Repayments of borrowings...............................    (634,636)          --
     Proceeds from issue of share capital...................     500,000           --
                                                              ----------   ----------
Net cash provided by financing activities...................    (134,636)          --
                                                              ----------   ----------
(Decrease) Increase in cash and cash equivalents............     217,827     (246,221)
Cash and cash equivalents at beginning of year..............     100,025      655,174
                                                              ----------   ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................     317,852      408,953
                                                              ==========   ==========

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position and results of operations have been included. Operating results for nine month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. All amounts in the accompanying unaudited condensed financial statements are presented in ATS. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1997.

     Effective for companies with fiscal years beginning after December 15, 1997, comprehensive income and its components are required to be reported in the financial statements in accordance with Statement of Financial Accounting Standard No 130, Reporting Comprehensive Income. For the periods presented, the Company has no comprehensive income.

NOTE 2. SALE OF THE COMPANY

     On June 17, 1998 the Company's shareholders entered into a Stock Purchase Agreement to sell their share capital to Cybernet Internet Services International, Inc. ("Cybernet") for a total consideration of DM 7,500,000 and 300,000 shares of common stock of Cybernet. The closing of the sale is expected to take place in November, 1998.

                          INDEPENDENT AUDITORS REPORT

To the Management and Shareholders
of OPEN:NET Netzwerkdienste GmbH, Ulm

     We have audited the accompanying balance sheet of OPEN:NET Netzwerkdienste GmbH as of December 31, 1997 and the related profit and loss statement for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OPEN:NET Netzwerkdienste GmbH at December 31, 1997 and the results of operations for the year then ended, in conformity with accounting principles generally accepted in Germany.

     Accounting principles generally accepted in Germany vary in certain significant respects from accounting principles generally accepted in the United States of America to the extent summarized on page F-35-36 of the financial statements.

/s/ Schitag Ernst & Young

Deutsche Allgemeine Treuhand AG
Wirtschaftsprufungsgesellschaft
Munich, Germany
November 10, 1998

                       OPEN:NET NETZWERKDIENSTE GMBH, ULM

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                                                                          DM           DM
                                                                                      ----------   ----------
                        ASSETS
A.                      FIXED ASSETS
I.                      INTANGIBLE ASSETS
1.                      Franchises, trademarks, patents, licenses, and similar
                        rights and licenses to such rights..........................                10,337.00
II.                     TANGIBLE ASSETS
1.                      Other equipment, furniture and fixtures.....................               130,152.10
B.                      CURRENT ASSETS..............................................
I.                      INVENTORIES
1.                      Work in process.............................................                20,000.00
II.                     RECEIVABLES AND OTHER ASSETS
1.                      Trade accounts receivable due after one year DM 0.00........  476,206.02
2.                      Other assets due after one year DM 0.00.....................   15,942.01   492,198.53
                                                                                      ----------
III.                    CHECKS, CASH ON HAND, FEDERAL BANK AND POSTAL GIRO BALANCES,
                        AND CASH IN BANKS...........................................                 3,191.45
C.                      PREPAID EXPENSES AND DEFERRED CHARGES.......................                27,600.00
                                                                                                   ----------
                                                                                                   683,429.08
                                                                                                   ==========
                        LIABILITIES AND SHAREHOLDERS' EQUITY
A.                      EQUITY
I.                      Stated Capital..............................................                50,000.00
II.                     Retained Earnings...........................................                 5,958.98
B.                      ACCRUALS
1.                      Tax accruals................................................       2,700
2.                      Other accruals..............................................   38,400.00    41,100.00
                                                                                      ----------
D.                      LIABILITIES
1.                      Liabilities due to banks due within one year: DM
                        38,211.17...................................................  182,181.78
2.                      Trade accounts payable due within one year: DM 116,257.44...  116,257.44
3.                      Other liabilities due within one year: DM 287,930.88 thereof due to shareholders DM 136,718.71 thereof for taxes
                        DM 66,352.50 thereof for social security DM 18,892.52.......  287,930.88   586,370.10
                                                                                      ----------   ----------
                                                                                                   683,429.08
                                                                                                   ==========

                       OPEN:NET NETZWERKDIENSTE GMBH, ULM

                           PROFIT AND LOSS STATEMENTS

                                                                   (UNAUDITED)
                                                                   EIGHT MONTHS
                                                                      ENDED        YEAR ENDED
                                                                    AUGUST 31     DECEMBER 31
                                                                       1998           1997
                                                                        DM             DM
                                                                   ------------   -----------
 1.  Sales.......................................................  1,748,006.37   1,776,454.36
 2.  Increase/Decrease in work in process........................    -20,000.00       4,600.00
 3.  Other operating income......................................      9,516.80      35,519.77
                                                                   ------------   ------------
                                                                   1,737,523.25   1,816,574.13
 4.  Cost of materials
     a) Cost of raw materials, supplies, production materials and
         purchased goods.........................................    613,652.18     628,704.51
 5.  Personnel expenses
     a) Wages and salaries.......................................    616,478.27     486,678.69
     b) Social security, pension and other benefit costs thereof
     for pensions     DM 1,816.50 and DM 9,909.25................     97,388.82      61,240.67
                                                                   ------------   ------------
                                                                     713,867.09     547,919.36
 6.  Depreciation and amortization
     a) on intangible assets and tangible fixed assets...........     66,434.57      72,182.42
 7.  Other operating expenses....................................    772,177.36     535,918.88
 8.  Other interest and similar income...........................          3.29         203.11
 9.  Interest and similar expenses...............................      5,836.51      15,854.63
                                                                   ------------   ------------
10.  Result from ordinary operations.............................   -434,441.17      16,197.44
11.  Taxes on income.............................................      9,020.00      10,334.75
                                                                   ------------   ------------
12.  Net income for the year.....................................   -443,461.17       5,862.69
                                                                   ------------   ------------
13.  Profit/Loss carry-forward from prior year...................      5,958.98          96.29
                                                                   ------------   ------------
14.  Retained Earnings...........................................   -437,502.19       5,958.98
                                                                   ============   ============

                       OPEN:NET NETZWERKDIENSTE GMBH, ULM

                       NOTES TO THE FINANCIAL STATEMENTS

GENERAL

     The annual financial statements of OPEN: NET Netzwerkdienste GmbH have been prepared in accordance with Section 242 and subsequent sections and Section 264 and subsequent sections of the German Commercial Code (HGB) as well as in accordance with the relevant provisions of the Limited Liability Companies Law (GmbHG). The Company is subject to the requirements for small companies.

     The financial statement classifications remained unchanged. The profit and loss statement was prepared in accordance with the total costs method and in accordance with Sec. 275 of the German Commercial Code.

     The company makes full use of the footnote disclosures exemptions for smallsized corporations set forth in Sec. 288 of the commercial trade code.

ACCOUNTING AND VALUATION METHODS

     The following accounting and valuation methods, which remained unchanged in comparison to the previous year, were used for preparing the financial statements.

     Acquired INTANGIBLE AND TANGIBLE ASSETS are capitalized at acquisition cost and, if they have a limited life, are reduced by ordinary depreciation in accordance with their useful lives. To the extent permissible under the tax law, the declining-balance method, otherwise the straight-line method is used.

     Low-value assets of a value up to DM 800.00 are fully depreciated in the year of acquisition with their immediate disposal being assumed. Depreciation on additions to tangible assets is generally recognized proportionally based on the month of acquisition. For movable assets, the simplification rule as defined in R 44 Para. 2 of the Income Tax Guideline (EStR) is used.

     RECEIVABLES AND OTHER ASSETS are stated at their nominal value. All foreseeable valuation risks are provided for via adequate specific allowances. General credit risk is provided for through a general allowance.

     OTHER ACCRUALS take into account all contingent liabilities and anticipated losses from pending transactions.

     LIABILITIES are recorded at their repayment value.

EXPLANATIONS TO THE BALANCE SHEET

FIXED ASSETS

     The roll-forward of the individual fixed asset positions including current-year depreciation is disclosed under "Roll-Forward of Fixed Assets".

FIXED ASSETS ROLLFORWARD

                                             ACQUISITION AND PRODUCTION COST
                                     ------------------------------------------------
                                      01.01.97    ADDITIONS    DISPOSALS    31.12.97
                                         DM           DM          DM           DM
                                     ----------   ----------   ---------   ----------
FIXED ASSETS
I.  INTANGIBLE ASSETS
I.  Franchises, trademarks,
    patents, licenses and similar
    rights and licenses to such
    rights.........................    5,147.36    10,374.99     0.00       15,522.35
                                     ----------   ----------     ----      ----------
II. TANGIBLE ASSETS
3.  Other equipment, furniture and
    fixtures.......................  107,558.07   121,852.43     0.00      229,410.50
                                     ==========   ==========     ====      ==========
                                     112,705.43   132,227.42     0.00      244,932.85
                                     ==========   ==========     ====      ==========

                                                ACCUMULATED DEPRECIATION              NET BOOK V
                                     ----------------------------------------------   ----------
                                     01.01.97    ADDITIONS   DISPOSALS    31.12.97     31.12.97
                                        DM          DM          DM           DM           DM
                                     ---------   ---------   ---------   ----------   ----------
FIXED ASSETS
I.  INTANGIBLE ASSETS
I.  Franchises, trademarks,
    patents, licenses and similar
    rights and licenses to such
    rights.........................   1,358.36   3,826.99      0.00        5,185.35    10,337.00
                                     ---------   ---------     ----      ----------   ----------
II. TANGIBLE ASSETS
3.  Other equipment, furniture and
    fixtures.......................  30,903.07   68,355.43     0.00       99,258.50   130,152.00
                                     =========   =========     ====      ==========   ==========
                                     32,261.43   72,182.42     0.00      104,443.85   140,489.00
                                     =========   =========     ====      ==========   ==========

                       OPEN:NET NETZWERKDIENSTE GMBH, ULM

RECEIVABLES AND OTHER ASSETS

     Other assets include corporate income tax refunds and VAT deductible in 1998.

TAX AND OTHER ACCRUALS

     Tax accruals relate to trade tax on income for 1997.

     Other accruals were set up for outstanding vacation and tax consultant fees.

LIABILITIES DUE TO BANKS

     Liabilities with remaining terms of more than 5 years amount to DM 26,760.00.

OTHER LIABILITIES

     Other Liabilities include payables due to shareholders, VAT payables, outstanding invoices and commissions.

     The payables due to shareholders amount to DM 136,718.73.

CONTINGENT LIABILITIES AND OTHER FINANCIAL OBLIGATIONS

     There are no contingent liabilities. Other financial obligations amount to DM 52,425.00.

EXPLANATIONS TO THE PROFIT AND LOSS STATEMENT

OTHER OPERATING EXPENSES

     Other expenses primarily contain expenses for premises and equipment, sales commissions and external services.

OTHER DISCLOSURES

MANAGEMENT

     General Managers during the financial year were:

        Thomas Egner

        Uwe Hagenmeier

        Martin Heimann (until January 28, 1997)

        Roland Lohmiller (until January 28, 1997)

RECOMMENDATION ON THE APPROPRIATION OF RETAINED EARNINGS

     In agreement with the shareholders management recommends the carry forward the retained earnings of DM 5,958.98 to the next financial year.

SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN GERMANY AND THE UNITED STATES OF AMERICA

     Generally accepted accounting principles in Germany ("German GAAP") vary in certain respects from generally accepted accounting principles in the United States of America ("US GAAP"). The significant

                       OPEN:NET NETZWERKDIENSTE GMBH, ULM
differences between the accounting principles applied and those which would be applied under US GAAP are summarized below:

CASH FLOW STATEMENTS

     Statements of cash flows are required to be presented under US GAAP. Cash flow statements are not required by German GAAP.

SPECIAL ACCELERATED DEPRECIATION

     Special accelerated depreciation for tax purposes has been recorded in the accounts and deducted from the book value of fixed assets. Under US GAAP, accelerated depreciation would not be recorded in the financial statements.

CAPITALIZATION OF INTEREST COST

     In application of FAS-51 and under the provisions of FAS-34 certain interest costs, if material, have to be capitalized and added to the acquisition cost of assets which require a certain time to get ready for their intended use. German GAAP does not allow for the capitalization of interest related to constructed assets.

Gunzburg, August 1998

The management
OPEN NET Netzwerkdienste GmbH

                      [This page intentionally left blank]

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Available Information.....................    3
Prospectus Summary........................    4
The Company...............................    4
The Offering..............................    5
Risk Factors..............................    7
New Underwriter...........................   18
Use of Proceeds...........................   18
Dividend Policy...........................   18
Price Range of Common Stock...............   18
Dilution..................................   19
Capitalization............................   20
Selected Consolidated Financial Data......   21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   22
Pro Forma Consolidated Financial
  Statements..............................   28
Business..................................   34
Management................................   42
Principal Stockholders....................   48
Description of Capital Stock..............   49
Anti-Takeover Provisions..................   53
Transfer Agent and Registrar..............   56
Taxation..................................   56
Underwriting..............................   60
The German Equity Market..................   62
Certain Transactions......................   63
Shares Eligible for Future Sale...........   63
Legal Matters.............................   65
Experts...................................   65
Additional Information....................   65
Index to Consolidated Financial
  Statements..............................  F-1


     UNTIL MARCH 3, 1999 (90 DAYS AFTER THE EFFECTIVE DATE) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                1,500,000 SHARES

                                [CYBERNET LOGO]

                                    CYBERNET
                                    INTERNET
                                    SERVICES
                                 INTERNATIONAL,
                                      INC.
                              -------------------

                                   PROSPECTUS
                              -------------------

                                    BERLINER
                            EFFEKTENBANK AG, BERLIN


                                DECEMBER 1, 1998


------------------------------------------------------
------------------------------------------------------

                                 ALTERNATE PAGE





                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.
                                SALES PROSPECTUS
                                      FOR
            1,500,000 SHARES OF COMMON STOCK OFFERED BY THE COMPANY
                                      AND

                       SECURITIES NO. WP-KENN-NR. 906 623

      THE SHARES OFFERED BY THE COMPANY ARE REGISTERED BY BOOK-ENTRY ONLY

             THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
                  RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION.
                        SEE "RISK FACTORS" COMMENCING ON
                             PAGE 7 AND "DILUTION."

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES
   SECURITIES AND EXCHANGE COMMISSION OR ANY U.S. STATE SECURITIES COMMISSION
      NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY
         U.S. STATES SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
              CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES.

                         ------------------------------

------------------------------------------------------
------------------------------------------------------

                                                                          UNDERWRITING   PROCEEDS TO
                                                        PRICE TO PUBLIC   DISCOUNT(2)    COMPANY(1)
------------------------------------------------------
Per Share.............................................     $27.00            $1.62         $25.38
------------------------------------------------------
Total.................................................   $40,500,000      $2,430,000     $38,070,000
------------------------------------------------------
------------------------------------------------------



(1) Before deducting estimated expenses of $750,000 payable by the Company.


(2) The Underwriting Discount is 6% of the Price to Public ($2.43 million).

                                 ALTERNATE PAGE

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    3
Prospectus Summary..........................................    4
Risk Factors................................................    7
New Underwriter.............................................   18
Use of Proceeds.............................................   18
Dividend Policy.............................................   18
Price Range of Common Stock.................................   18
Dilution....................................................   19
Capitalization..............................................   20
Selected Consolidated Financial Data........................   21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   22
Pro Forma Consolidated Financial Statements.................   28
Business....................................................   34
Management..................................................   42
Principal Stockholders......................................   48
Description of Capital Stock................................   49
Anti-Takeover Provisions....................................   53
Transfer Agent and Registrar................................   56
Taxation....................................................   56
Underwriting................................................   60
Certain Transactions........................................   63
Shares Eligible for Future Sale.............................   63
Legal Matters...............................................   65
Experts.....................................................   65
Additional Information......................................   65
Index to Financial Statements...............................  F-1

                                 ALTERNATE PAGE

                              GENERAL INFORMATION

RESPONSIBILITY FOR CONTENTS OF PROSPECTUS

     CYBERNET INTERNET SERVICES INTERNATIONAL, INC., a Delaware corporation (the "Company"), and Berliner Effektenbank AG, Berlin (the "Underwriter") assume liability for the contents of this Prospectus (as defined on page 3) pursuant to the German Sales Prospectus Act and Section 45 of the German Stock Exchange Act and hereby state that to their knowledge the information contained in this Prospectus is accurate and that no material circumstances have been omitted.

INSPECTION OF DOCUMENTS

     All documents cited in this Prospectus relating to the incorporation of the Company and the issuance of the shares (as well as the documents mentioned in this Prospectus to the extent they relate to the Company), may be inspected in the offices of the Company at Stefan-George-Ring 19-23, 81929 Munich, Germany.

SUBJECT OF PROSPECTUS

     This Prospectus relates to the Company's offering (the "Offering") of 1,500,000 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"). On the basis of this Prospectus the 16,962,138 of Common Stock outstanding will also be listed on the Neue Markt.

SALES OFFER


     1,500,000 shares of Common Stock are offered by the Underwriter, as agent for the Company, pursuant to resolutions duly adopted by the Board of Directors of the Company at a meeting held on November 16, 1998. The price is $27.00 per share, on a "best efforts, all-or-none" basis, for a period of 45 days (with a possible extension of an additional 30 days) from the effective date the registration statement of which this Prospectus forms a part (the "Registration Statement"). All funds received by the Underwriter will be deposited no later than noon on the next business day following receipt by the Underwriter in an escrow account, to be held in escrow for the subscribers of the Shares. If no closing takes place during the offering period (or any extension thereof), all funds will be promptly returned to the subscribers without any deduction therefrom and with interest thereon, within seven days after termination of the Offering Period. During the Offering Period (or any extension thereof) subscribers have no right to the return of their subscriptions. In the event that the Offering is oversubscribed, completed subscriptions will be accepted on a first come, first served basis.


USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Shares, after deduction of underwriting discounts ($2,430,000) and other estimated offering expenses ($750,000), are estimated to be approximately $37,320,000. The Company anticipates utilizing approximately $7.3 million for acquisitions, including the cash payments of $4.3 million for the Vianet Acquisition and $585,750 for the Open:Net acquisition and the remainder for additional acquisitions; $9.3 million for the purchase of telecommunications and networking equipment, including the equipment required in order to become licensed as a telecommunications carrier in Germany; $3.8 million for software acquisition and development. The remainder of $16.92 million would be available as working capital, including payment of fees required for licensing as a carrier.


CERTIFICATES OF DELIVERY

     At the closing of the Offering, the Depository Trust Company ("DTC") will electronically deposit the Shares in the account of Deutsche Boerse Clearing AG ("DBC") for the benefit of the Underwriter. Thereafter, the Underwriter will electronically transfer beneficial ownership of the Shares to the purchasers

                                 ALTERNATE PAGE

thereof (through their brokers or other financial institutions that are DBC participants). DBC will not hold certificates for shares of Common Stock, but will maintain an account with DTC to which such shares are credited. DTC, or its nominee, will be the registered owner of all shares of Common Stock that are held by purchasers through DBC. Certificates representing shares of Common Stock held through DBC will not be issued unless such shares are withdrawn from DBC, in which case the shares will not be eligible to trade on the various German stock exchanges unless such shares are redeposited with DTC for credit to DBC's account. Shareholders holding share certificates who desire to transfer their shares may effectuate the transfer by submitting to the transfer agent such certificates and the transfer agent will issue a new certificate in the name of the transferee. After December 8, 1998 the 16,962,138 shares of Common Stock presently outstanding can also be traded electronically on the Neue Markt through the Deutsche Boerse Clearing AG.

STOCK EXCHANGE ADMISSION AND PAYMENT DATE

     The Common Stock currently is quoted on the Nasdaq OTC Bulletin Board under the symbol "ZNET" and has been quoted on such market since March 10, 1997. The Common Stock is also quoted under the Securities No. 906 623 on the Freiverkehr of the Berlin and Munich Stock Exchanges. On October 30, 1998, the last reported sale price of the Common Stock on the Nasdaq OTC Bulletin Board was $20.88 per share. Application will be made to include all Common Stock for listing on the Neue Markt of the Frankfurt Stock Exchange. The first day of trading on the Neue Markt is expected to be December 9, 1998. Closing of the Offering will take place when the prerequisites for listing have been met. Trading of the new shares on the Nasdaq OTC Bulletin Board may legally commence promptly after closing.

INDEMNIFICATION

     The Company has agreed to indemnify the Underwriter against certain liabilities. See "Underwriting."

INVESTMENTS

     Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in low risk, high liquidity instruments.

BUSINESS STRATEGY AND OUTLOOK

     The Company is a leading provider of international Internet backbone and access services and network business solutions to companies in Germany, Austria and Northern Italy. In addition to backbone and access, it offers a full range of solutions and services which business customers are likely to require to establish and maintain their Internet related systems. Among the specific services and solutions offered by the Company are virtual private networks, web-hosting, co-location services, security solutions, electronic commerce solutions and services, and Intranet workflow solutions. The Company offers consulting, complete design and installation, training, technical support, operation and monitoring of systems. In addition, the Company sells on a turnkey basis customer premise equipment required to connect to the Internet, such as routers, servers and other hardware.

     The Company maintains geographically distributed, state-of-the-art Internet nodes connected to a redundant high performance backbone infrastructure. Utilizing a combination of leased and Company owned lines and equipment, it helps businesses reduce telecommunications costs by offering access to the world wide Internet through dedicated leased lines at more than 100 nodes. For smaller enterprises, it offers a system or more than 90 dial-up nodes with ISDN or analog modem ports. These nodes permit local dial-up access to a majority of the population of Germany and Austria. The Company currently provides services to approximately 6,000 customers, an increase from approximately 4,300 customers at December 31, 1997, 3,000 customers at June 30, 1997 and 1,460 customers at December 31, 1996.

                                 ALTERNATE PAGE

     The Company has grown through internal growth and acquisitions and the Company continues to seek additional acquisitions which will permit expansion of the type and quality of the services offered, of the geographical areas in which those services are offered, and increased penetration of the Company's current markets.

     The Company's business goals are:

          (1) To take advantage of the convergence of Internet Protocol ("IP") technology and telecommunications services, so as to offer businesses a portfolio of advanced telecommunications services;

          (2) To develop and manage a network of its own which links Europe's principal business centers by exploiting the Company's high level of networking expertise;

          (3) To become Europe's supplier of choice for business customers in conceiving, developing, and operating network based solutions, such as electronic commerce and corporate intranet or workflow solutions; and

          (4) To become Europe's supplier of choice for business customers in conceiving, developing and operating network based solutions, such as electronic commerce and corporate intranet or workflow solutions.

     The Company currently provides service to approximately 6,000 customers. No single customer or group of customers accounted for more than 10% of the Company's revenues in the year ended December 30, 1997 or in the nine month period ended September 30, 1998.

     To achieve these goals, the Company has adopted and intends to maintain a flexible organization structure which enables efficient marketing of its products and services; cultivation of long-term relationships with key customers; and rapid exploitation of opportunities for acquisitions or other expansion of operations into additional European business centers. The Company intends to maintain a growth rate greater than that of its market and to realize additional economics of scale.

     The Company's primary sources of short-term liquidity will be the proceeds of the Offering. The Company anticipates that these sources will be sufficient to fund the anticipated growth of the Company, to allow the Company to continue its acquisition program, and to reach profitability. If the planned Offering is unsuccessful, the Company will be required to seek alternative financing sources. During the year ended December 31, 1997, the Company used cash for operations of $1.5 million. Investing activities used cash of $4.7 million, primarily for the purchase of infrastructure, product development and acquisitions of businesses. Financing activities provided $8.6 million, primarily from the private placement of equity securities and short-term borrowing.

     For the month of October 1998, Cybernet AG had sales of $762,868 and cost of sales of $949,150. The work-in-process is in line with that of previous months of 1998.

     Following is a schedule of the Company and its subsidiaries:

                                 ALTERNATE PAGE

                                  [Flow chart]

     Cybernet Internet-Dienstleistungen AG, based in Munich, is the principal office of the group. It was founded in 1995. It offers a full range of Internet- and Internet-based telecommunication and system integration solutions. The reported sales for the first three quarters of 1998 were $5.4 million.

     Eclipse SpA, based in Trento, Italy, was founded in 1991 with the specific aim of introducing the innovative technology of electronic communication into the industrial, productive and financial world. The sales of Eclipse for the first 3 quarters of 1998 are consolidated with Cybernet AG reported sales stated above.

     OpenNet GmbH, based in Ulm, was bought by Cybernet AG in August 1998. OpenNet develops Internet services and products for corporate customers that intend to utilize world wide communication networks. The reported sales for the first eight months of 1998 were approximately $1.0 million.

     Vianet AG, based in Vienna, Austria, is a full service ISP located in Austria. The services it offers include concepts, development and organisation of user oriented solutions as well as installation of software and hardware. Vianet further offers workshops and support services. The reported sales for the first three quarters of 1998 were $2.3 million.

     The Company has additional offices in Stuttgart, Frankfurt and New Ulm.

OUTSTANDING SHARES

     Prior to the Offering, the Company has outstanding 16,962,138 shares of Common Stock of which 11,043,633 are legally free trading. Subsequent to the Offering, the Company will have outstanding 18,462,138 shares of Common Stock. Immediately following the Offering, the only Company shares outstanding will be the shares issued in anticipation of the merger and the shares issued to effectuate the merger; it is estimated that the number of freely tradeable shares will be 12,543,633 (assuming an Offering of 1,500,000 shares). All the shares of the Company are represented by certificates issued on behalf of the Company by the transfer agent of the Company.

THE COMPANY

     The purpose of the Company, as stated in its certificate of incorporation, is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law and no further purpose has been specified in the Company Certificate of Incorporation. The predecessor to the Company, Cybernet Internet Services International, Inc. ("Cybernet Utah") was organized on September 27, 1983 in Utah and was authorized to issue 50,000,000 shares of common stock, par value $.001 per share. At the time

                                 ALTERNATE PAGE

of the acquisition of Cybernet Internet Dienstleistungen AG in 1997, Cybernet Utah did not have any material business activities and had no material assets or liabilities. At the time of the acquisition, Cybernet AG was a privately held German corporation which had been founded in 1996 by Andreas Eder, Holge Timm, Thomas Shulz and Cybermind AG. From January 1, 1995 to the present, the Company made the following private placement of its common stock:

June 1997               5,160,000 shares for shares of Cybernet AG
June 23, 1997           1,400,000 shares (Series C Preferred Stock; later converted to common stock); $9,800,000
September 1, 1997       72,620 shares     $619,106
December 1997           27,000 shares     Shares of Eclipse
May 1998                700,000 shares      $12,600,000
August 1998             58,852 shares     $94,286

Effective on November 18, 1998, Cybernet Utah was merged into the Company and the Company is the surviving entity of the merger. The Company was formed in Delaware on September 18, 1998 for the sole purpose of moving Cybernet Utah's state of incorporation to Delaware. It was not formed for any other purpose than to effectuate such relocation. The Company will hold annual shareholders meetings. The fiscal year of the Company is the calendar year.

DIVIDENDS

     Each of the holders of the shares offered hereby will be eligible to receive dividends if and when declared by the Board of Directors of the Company. The Company has never paid cash dividends on its Common Stock. It intends to retain future earnings to fund growth of its business and does not anticipate paying any cash dividends on shares of Common Stock in the foreseeable future. Moreover, even if the Company determines to pay cash dividends to the holders of Common Stock it must first pay the dividends accrued to the holders of its holders of the Series A and Series B Preferred Stock, before paying dividends to the Common Stock.

PLACE OF PAYMENT

     Closing of the offering and payment for the shares will take place at the offices of Berliner Effektenbank AG, Kurfuerstendamm 119, 10711 Berlin, Germany.

PUBLIC ANNOUNCEMENTS

     Any announcement regarding shares of the Company will be published in a newspaper which is admitted by the Frankfurter Wertpapierboerse.

LEGAL PROCEEDINGS

     On December 1, 1997, TUV Technischer Uberwachungsdrenst Osterreich (TUV) filed an action against Vianet alleging a technical malfunction of certain Cisco routers installed and programmed by Vianet. The alleged malfunction is said to have resulted in substantially increased telephone charges to TUV. Trial counsel to Vianet has estimated the maximum amount which could be claimed by TUV as approximately $132,000. Other than as described above the Company is not presently, and during the past two fiscal years the Company has not been, a party to any material legal proceeding.

                                 ALTERNATE PAGE

GERMAN TAKE-OVER CODE

     In connection with its listing on the Neue Markt of the Frankfurt Stock Exchange, the Company is required to comply with the German Take-Over Code and has done so. The German Take-Over Code regulates merger and acquisitions by public companies, and requires that companies making an offer to a target company: notify the German regulatory authorities and the public of the offer, provide certain disclosures to the target company's stockholders, treat stockholders equally in an offer, and comply with certain other regulatory requirements. In addition, the rights of the Company's shareholders under the German Take-Over Code differ in certain respects from rights afforded to shareholders under the United States federal and state laws governing tender offers and take-overs. German regulatory authorities are given broad authority to interpret the German Take-Over Code and to review and regulate specific merger and acquisitions. Compliance with the German Take-Over Code could have the effect of delaying, deferring or preventing a tender offer or takeover, notwithstanding that such tender offer or takeover might result in stockholders receiving a premium over the market price for their shares.

EMPLOYEES

     During the years 1996 and 1997, the Company had, respectively, 9.5 and
48.25 employees per month on the average during the year. At August 15, 1998, the Company had a total of approximately 125 employees: 48 of whom were in sales and marketing; 53 in research and development and engineering; and 24 in administration. There are no collective bargaining agreements in effect. The Company believes that relations with its employees are satisfactory.

MANAGEMENT COMPENSATION

     The aggregate amount paid to the Company's executive officers by the Company and its subsidiaries, in 1997, was $238,000. For a description of the salaries currently being paid to the executive officers of the Company, see "Management" in the Prospectus.

COMPANY'S AUDITORS

     The Company's independent auditors are:

       Schitag Ernst & Young
        Deutsche Allgemeine Treuhand AG
        Elisenstrasse 3a
        80335 Munich, Germany

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated.


Securities and Exchange Commission registration fee.........  $ 20,650
Printing and engraving expenses.............................   350,000
Legal fees of Registrant....................................   250,000
Accountants' fees and expenses..............................   100,000
Miscellaneous...............................................    50,000
                                                              --------
          Total.............................................  $770,650



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Delaware General Corporation Law, Section 145, provides that a corporation shall have the power to indemnify a director, officer, employee or agent of the corporation, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract. The Company's Articles of Incorporation provide for indemnification of directors, officers, employees or agents of the Company and limit the liability of the directors of a corporation. The Company does maintain directors and officer's insurance coverage.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the years ended December 31, 1995, 1996 and 1997, and the eight months ended August 30, 1998, the Company sold shares of Common Stock, Class A Preferred, Class B Preferred and Class C Preferred, as follows:

  Securities Sold
                                       Purchasers                Consideration   Exemption
  Date               Number of Shares
                     Class of Stock
  June 1997          5,160,000 Series  Cybermind                 Shares of       Section 4(2)
                     B Preferred                                 Cybernet AG
  June 1997          1,200,000 Series  600,000 Cybermind         Shares of       Section 4(2)
                     A Preferred       262,500 Andreas Eder      Cybernet AG
                                       18,750 Roland Manger
                                       75,000 Thomas Schulz
                                       56,250 Rudolf Strobl
                                       187,500 Holger Timm
  June 1997          5,160,000 Common  2,257,500 Andreas Eder    Shares of       Section 4(2)
                     Stock             161,250 Roland Manger     Cybernet AG
                                       645,000 Thomas Schulz
                                       483,750 Rudolf Strobl
                                       1,612,500 Holger Timm
  June 23, 1997      1,400,000(1)      Private Placement         $9,800,000      Regulation S
                     Series C          Investors
                     Preferred
  September 1, 1997  72,620 Common     Stefan Heiligensetzer     $619,106        Section 4(2)
                     Stock             Lothar Bernecker          Purchase of
                                       Frank Marchewicz          Artwise
                                       Gerhard Schoenenberger
                                       Rolf Strehle
  December 1997      27,000 Common     Eiderdown Trading Ltd     Payment in      Section 4(2)
                     Stock                                       connection
                                                                 with the
                                                                 Eclipse
                                                                 acquisition
  August 1998        58,852 Common     Open:Net Sellers          Shares of       Section 4(2)
                     Stock             Thomas Egner              Open:Net
                                       Uwe Hagenmeier            valued at
                                       Markus Kress              $94,286
                                       Oliver Schaeffer
  May 1998           700,000 Common    Private Placement         $12,600,000     Regulation S
                     Stock             Investors
  Closing of the     300,000 Common    Vianet Sellers:           Shares of       Section 4(2)
  Vianet             Stock             Tristan Libischer         Vianet
  Acquisition                          Alexander Wiesmueller

(1) Between May 31, 1998 and September 30, 1998, all of the 1,400,000 shares of Series C Preferred Stock were converted to the same number of shares of Common Stock by the holders thereof.

ITEM 16(A).  EXHIBITS


             1.1*       Amended Underwriting Agreement
             2.1*       Agreement and Plan of Merger between the Registrant and
                        Cybernet Internet Services International, Inc., a Utah
                        corporation, dated October 9, 1998
             3.1*       Certificate of Incorporation
             3.2*       Bylaws
             5.1**      Opinion of Powell, Goldstein, Frazer & Murphy, LLP
            10.1*       Sale and Assignment of Business Shares of Artwise GmbH
                        Software Solutions
            10.2*       Sale and Assignment of Shares in Open:Net Internet Solutions
                        GmbH
            10.3*       Sale of Eclipse srl
            10.4*       Stock Purchase Agreement; Vianet
            10.5*       Stock Purchase Agreement; Cybernet AG
            10.6*       Pooling Agreement (Cybernet AG Acquisition)
            10.7*       Pooling Agreement (Artwise Acquisition)
            10.7.1*     Schedule of Additional Artwise Pooling Agreements
            10.8*       Consulting Agreement (Eclipse Acquisition)
            10.9*       Employment Agreement (Andreas Eder)
            10.10*      Employment Agreement (Alessandro Giacalone)
            10.11*      Employment Agreement (Christian Moosmann)
            10.12*      Employment Agreement (Rudolf Strobl)
            10.13*      Lease Munich
            10.14*      Form of Miller Leasing Agreement
            10.15*      Info AG Agreement
            10.16*      Ebone Agreement
            10.17*      Feratel Agreement
            10.18*      Stock Option Plan
            10.19*      Director Stock Option Plan
            21.1*       Subsidiaries
            23.1**      Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1)
            23.2**      Consent of Schitag Ernst & Young AG
            23.3**      Consent of Ernst & Young Wirtschaftsprufungs-und
                        Steuerberatungsgesellschaft m.b.H
           24*          Power of Attorney


---------------

*   Previously filed


** Attached hereto


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

     The undersigned Registrant hereby undertakes that it will:


          (1) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.



          (2) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Amendment No. 6 to Form S-1 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, on December 1, 1998.


                                   CYBERNET INTERNET SERVICES
                                   INTERNATIONAL, INC.

                                   By: /s/ ROBERT FRATARCANGELO
                                      ------------------------------------------
                                      Robert Fratarcangelo

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                  TITLE                     DATE
                   ---------                                  -----                     ----

            /s/ ROBERT FRATARCANGELO                  Chairman of the Board       December 1, 1998
------------------------------------------------       of Directors, Chief
                 Andreas Eder*                          Executive Officer

            /s/ ROBERT FRATARCANGELO                         Director             December 1, 1998
------------------------------------------------
               Tristan Libischer*

                                                             Director                  , 1998
------------------------------------------------
                  Holger Timm

            /s/ ROBERT FRATARCANGELO                         Director             December 1, 1998
------------------------------------------------
                 Hubert Besner*

            /s/ ROBERT FRATARCANGELO                         Director             December 1, 1998
------------------------------------------------
              G.W. Norman Wareham*

            /s/ ROBERT FRATARCANGELO                         Director             December 1, 1998
------------------------------------------------
              Robert Fratarcangelo

            /s/ ROBERT FRATARCANGELO                   Principal Accounting       December 1, 1998
------------------------------------------------      and Financial Officer
              Christian Moosmann*


* Powers of Attorney authorizing Robert Fratarcangelo to sign this Amendment to the Registration Statement on behalf of the persons listed above, designated by asterisks, in the capacities set forth opposite their respective names, are on file with the Securities and Exchange Commission.